   As filed with the Securities and Exchange Commission on December 19, 1997
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                             ----------------------
                          MIDWEST BANC HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                 DELAWARE                                            6712                                36-3252484
       (State or Other Jurisdiction                       (Primary Standard Industrial                (I.R.S. Employer
     of Incorporation or Organization)                     Classification Code Number)              Identification Number)

                             501 WEST NORTH AVENUE
                         MELROSE PARK, ILLINOIS  60160
                                 (708) 865-1053
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                               ROBERT L. WOODS
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         MIDWEST BANC HOLDINGS, INC.
                            501 WEST NORTH AVENUE
                        MELROSE PARK, ILLINOIS  60160
                                (708) 865-1053
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)

                         Copies of communications to:

   DOUGLAS M. HAMBLETON, ESQ.                    MATTHEW C. BOBA, ESQ.
      STEVEN J. GRAY, ESQ.                        STATHY DARCY, ESQ.
VEDDER, PRICE, KAUFMAN & KAMMHOLZ                 CHAPMAN AND CUTLER
222 NORTH LASALLE STREET, SUITE 2600              111 WEST MONROE STREET
  CHICAGO, ILLINOIS 60601-1003                 CHICAGO, ILLINOIS  60603-4080
        (312) 609-7500                               (312) 845-3000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             -------------------

                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
            Title of Each                                       Proposed Maximum      Proposed Maximum
         Class of Securities                  Amount             Offering Price           Aggregate             Amount of
          to Be Registered               to Be Registered        Per Share (1)       Offering Price (1)     Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
       Common Stock, par value
           $0.01 per share               1,265,000 Shares            $14.00              $17,710,000             $5,225
====================================================================================================================================

(1)   Calculated pursuant to Rule 457.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                SUBJECT TO COMPLETION, DATED DECEMBER 19, 1997

                               1,100,000 SHARES

[LOGO]                    MIDWEST BANC HOLDINGS, INC.

                                 COMMON STOCK

        All of the shares of Common Stock, par value $0.01 per share (the "Common Stock"), offered hereby (the "Offering") are being issued and sold by Midwest Banc Holdings, Inc. (the "Company").

        While the Company's Common Stock has traded occasionally in the over-the-counter "OTC" market, and bid prices are quoted on the OTC Bulletin Board, prior to this Offering there has not been an active trading market for the Company's shares. It is currently estimated that the initial public offering price per share will be between $12.00 and $14.00. See "Market for Common Stock and Dividends." For information relating to the determination of the initial public offering price of the Common Stock, see "Underwriting." The Company has applied to have its Common Stock approved for quotation on The Nasdaq National Market(SM) under the symbol "MBHI."

        INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                             --------------------

       THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS
        OR DEPOSITS AND ARE NOT INSURED BY THE BANK INSURANCE FUND, THE
            SAVINGS ASSOCIATION INSURANCE FUND, THE FEDERAL DEPOSIT
                       INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

                             --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================================================
                                                                                  UNDERWRITING              PROCEEDS TO
                                                       PRICE TO PUBLIC            DISCOUNT (1)              COMPANY (2)
------------------------------------------------------------------------------------------------------------------------------------
                        Per Share . . . . . . .             $                        $                         $
                        Total (3) . . . . . . .             $                        $                         $
====================================================================================================================================

(1) See "Underwriting" for information concerning indemnification arrangements with the Underwriters.
(2) Before deducting expenses of the Offering, estimated at $400,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 165,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as shown above. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $__________, $___________ and $__________, respectively.

  The shares of Common Stock being offered hereby are being offered severally by the Underwriters named herein subject to receipt and acceptance by them and subject to the right to reject any order in whole or in part. See "Underwriting." It is anticipated that delivery of the certificates for the shares of Common Stock will be made against payment therefor on or about _________________, 1998.

                             --------------------

                         HOWE BARNES INVESTMENTS, INC.

    , 1998

                          MIDWEST BANC HOLDINGS, INC.





                    [Map of northern & central Illinois area
                             depicting locations of
                          Company's banking centers.]





        CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK.
SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK PRIOR TO THE PRICING OF THE OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."

        IN CONNECTION WITH THE OFFERING, CERTAIN PERSONS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET(SM) IN ACCORDANCE WITH RULE 103 UNDER REGULATION M.

        The Company intends to furnish its stockholders with an annual report containing audited financial statements for each fiscal year and an opinion thereon expressed by independent accountants and with quarterly reports containing unaudited summary information for the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

        The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors," and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) gives effect to the two-for-one stock split effected on December 17, 1997 and (ii) assumes no exercise of the Underwriters' over-allotment option.


                                  THE COMPANY

        Midwest Banc Holdings, Inc. (the "Company") is a community-based bank holding company headquartered in Melrose Park, Illinois. The Company provides a wide range of banking services, personal and corporate trust services, residential mortgage services and limited securities brokerage services. The Company's principal operating subsidiaries are four Illinois community banks:
Midwest Bank and Trust Company, Midwest Bank, Midwest Bank of McHenry County and The National Bank of Monmouth (collectively, the "Banks"). In addition, the Company has three consolidated nonbank subsidiaries that provide trust, mortgage and data processing services.

        The Banks are community-oriented, full-service commercial banks, providing a wide range of banking services to individuals, small-to-medium-sized businesses, government and public entities and not-for-profit organizations. The Banks operate out of 13 locations with nine banking centers in the greater Chicago metropolitan area and four banking centers in Western Illinois. Midwest One Mortgage Services, Inc., a subsidiary of Midwest Bank, is a residential mortgage brokerage business offering mortgage services throughout the Chicago metropolitan area. Midwest Trust Services, Inc., a subsidiary of Midwest Bank and Trust Company, provides trust services for individuals and corporations. First Midwest Data Corp., a subsidiary of the Company, provides data processing services to the Company and the Banks except The National Bank of Monmouth.

        The Company functions as a network of autonomous banks with centralized planning and staff support functions. Each Bank has full responsibility for day-to-day banking operations, while supported by accounting, auditing, financial and strategic planning, marketing, human resources, loan review and regulatory compliance services located at the holding company level. The Company focuses on establishing and maintaining long-term relationships with customers and is committed to meeting the financial services needs of the communities it serves. In particular, the Company has emphasized in the past and intends to continue to emphasize its relationships with individual customers and small-to-medium-sized businesses. The Company actively evaluates the credit needs of its markets, including low- and moderate-income areas, and offers products that are responsive to the needs of its customer base. The markets served by the Company provide a mix of real estate, commercial and consumer lending opportunities, as well as a stable core deposit base.

        As of September 30, 1997, the Company had consolidated total assets of $878.8 million, total loans of $485.2 million, total deposits of $776.1 million and stockholders' equity of $51.0 million. The Company achieved a return on average equity of 19.36% and a return on average assets of 1.01% for the year ended December 31, 1996. As of September 30, 1997, Midwest Trust Services, Inc. maintained trust assets with an aggregate market value of $120.5 million. Midwest One Mortgage Services, Inc. originated mortgage loans totaling $30.2 million for the nine months ended September 30, 1997 and $28.6 million for the year ended December 31, 1996.

        The Company has achieved significant profitable growth within its markets since 1992. For the four-year period ended December 31, 1996, the average annual rate of increase for total assets, total deposits and net income was 27.6%, 26.7% and 36.8%, respectively. The Company considers its recent growth a result of its strategy to become a low-cost provider of premium rate deposits and competitively priced loan products within its core markets.

        The Company believes that its continued success is dependent on its ability to provide to its customers value-added retail and commercial banking programs and other financial services. The growth strategy of the Company is to increase its core banking business, further develop its mortgage, trust and securities brokerage activities, and expand into other financial services. Key aspects of the Company's strategy include the following:

   - Maintain high levels of customer service through a decentralized operating structure.
   - Increase market share within existing markets and expand into new markets through branch openings and selected acquisitions.
   -  Cross-sell value-added products and services.
   -  Maintain a leadership position in product development and marketing.
   -  Increase the revenue base of nonbank financial service subsidiaries.
   -  Increase the loan-to-deposit ratios of the Banks.
   - Expand usage of supplemental funding sources for incremental growth, liquidity and interest rate risk management.

Management believes that its strategy will support the continued profitable growth of the Company and allow it to maintain consistent high performance and leadership positions in its markets.

     The Company, formerly known as First Midwest Corporation of Delaware, adopted its present name effective December 17, 1997. The Company's offices are located at 501 West North Avenue, Melrose Park, Illinois 60160, and its telephone number is (708) 865-1053.

                                  THE OFFERING



 Common Stock offered  . . . . . . . . . . .    1,100,000 shares
 Common Stock to be outstanding after the
    Offering (1)   . . . . . . . . . . . . .    11,115,898 shares
 Use of Proceeds . . . . . . . . . . . . . .    The Company will use approximately $5.0 million of the net proceeds from the Offering for capital contributions to the
                                                Banks to fund anticipated growth and expansion and will
                                                apply the remaining net proceeds from the Offering to reduce short-term borrowings under the Company's revolving line of credit.  See "Use of Proceeds" and "Capitalization."

 Proposed Nasdaq symbol  . . . . . . . . . .    MBHI

-----------------
(1) Under the Company's 1996 Stock Option Plan, 500,000 shares of Common Stock have been reserved for issuance. As of December 17, 1997, options to purchase 111,000 shares of Common Stock were outstanding under the plan, of which options for 15,500 shares were exercisable.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                     --------------------  ---------------------------------------------------
                                                       1997       1996       1996       1995       1994       1993      1992
                                                     --------   --------   --------   --------   --------   --------  --------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
               STATEMENT OF INCOME DATA:
               Total interest income  . . . . . . .  $  49,663  $  42,110  $  57,298  $  47,603  $  36,406  $ 31,400  $  27,186
               Total interest expense   . . . . . .     25,813     21,135     28,918     22,619     14,557    12,890     11,804
                                                     ---------  ---------  ---------  ---------  ---------  --------  ---------
               Net interest income  . . . . . . . .     23,850     20,975     28,380     24,984     21,849    18,510     15,382
               Provision for loan losses  . . . . .      1,829      1,097      1,718      1,542      1,966     1,680      1,406
               Other income (loss)  . . . . . . . .      3,715      3,136      4,325      3,427       (253)    4,383      2,717
               Other expenses   . . . . . . . . . .     15,395     14,086     19,082     17,686     17,219    15,217     12,233
                                                     ---------  ---------  ---------  ---------  ---------  --------  ---------
               Income before income tax expense. .      10,341      8,928     11,905      9,183      2,411     5,996      4,460
               Income tax expense .  . . . . . . .       4,063      3,378      4,597      3,151        509     1,989      1,503
                                                     ---------  ---------  ---------  ---------  ---------  --------  ---------
               Net income  . . . . . . . . . . . .   $   6,278  $   5,550  $   7,308  $   6,032  $   1,902  $  4,007  $   2,957
                                                     =========  =========  =========  =========  =========  ========  =========
               PER SHARE DATA: (1)
               Net income  . . . . . . . . . . . .   $    0.63  $    0.56  $    0.73  $    0.60  $    0.19  $   0.38  $    0.28
               Cash dividends declared   . . . . .        0.04       0.03       0.05       0.05       0.05      0.05       0.05
               Book value at end of period   . . .        5.09       4.00       4.29       3.83       2.55      3.20       2.90
               Tangible book value at end of
                  period . . . . . . . . . . . . .        4.84       3.73       4.03       3.55       2.26      2.89       2.78

               SELECTED FINANCIAL RATIOS: (2)
               Return on average assets  . . . . .        1.01%      1.03%      1.01%      1.02%      0.38%     0.89%      0.83%
               Return on average equity  . . . . .       18.79      20.01      19.36      18.65       6.24     12.33      10.05
               Dividend payout ratio   . . . . . .        6.35       5.36       6.85       8.33      26.32     13.16      17.86
               Average equity to average assets. .        5.40       5.14       5.20       5.49       6.05      7.21       8.28
               Net interest margin (tax
                  equivalent)  . . . . . . . . . .        4.15       4.24       4.27       4.67       4.83      4.74       4.30
               Allowance for loan losses to
                  total loans at the end of
                  period   . . . . . . . . . . . .        1.28       1.29       1.27       1.28       1.31      1.23       1.09
               Nonperforming loans to total
                  loans at the end of period (3)..        0.74       1.18       1.03       0.60       1.08      1.08       1.06
               Net loans charged off
                  (recoveries) to average total
                  loans  . . . . . . . . . . . . .        0.22       0.16       0.26       0.28       0.46      0.50       0.56
               Tier 1 risk-based capital . . . . .        9.34       9.14       9.57       7.64       9.27      8.94      10.81
               Total risk-based capital  . . . . .       10.52      10.32      10.76       8.66      10.44      9.92      11.71


                                                       SEPTEMBER 30,                        DECEMBER 31,
                                                    -------------------  ----------------------------------------------------
                                                      1997       1996       1996       1995       1994      1993       1992
                                                    --------   --------   --------   --------   --------  --------   --------
               BALANCE SHEET DATA:
               Total assets   . . . . . . . . . .   $878,755   $757,353   $786,070   $660,315   $533,157  $468,395   $373,461
               Total earning assets   . . . . . .    830,445    707,256    737,338    611,597    480,171   427,393    334,521
               Total loans  . . . . . . . . . . .    485,235    394,193    420,655    359,639    304,242   268,360    221,016
               Allowance for loan losses  . . . .      6,191      5,094      5,342      4,603      3,979     3,309      2,414
               Total deposits   . . . . . . . . .    776,103    675,350    701,205    590,671    482,892   408,395    338,758
               Borrowings   . . . . . . . . . . .     38,921     24,528     27,495     16,077     13,490    10,843      1,776
               Shareholders' equity   . . . . . .     50,991     40,025     42,962     38,387     26,605    33,552     30,508
               Tangible book value  . . . . . . .     48,507     37,353     40,344     35,554     23,557    30,329     29,286

---------------
(1) All per share amounts have been adjusted to reflect two-for-one stock splits effective on December 17, 1997, in April 1996 and in April 1992.
(2) Selected financial ratios for the nine months ended September 30, 1997 and 1996 are annualized.
(3) Includes total nonaccrual, impaired and all other loans 90 days past due.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     Statements contained in this Prospectus that relate to the Company's beliefs or expectations as to future events relating to, among other things, the success of the Company's growth strategy, the sufficiency of the Company's allowance for loan losses, changes in economic conditions including interest rates, management's ability to manage interest rate and credit risks and the impact of future regulations, are not statements of historical fact and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable within the bounds of its knowledge of its business and operations, it can give no assurance that the assumptions will prove to have been correct. Reference to sections in this Prospectus which contain forward-looking statements and important factors that could cause actual results to differ materially and adversely from the Company's expectations and beliefs are set out under "Risk Factors" and "Management's Discussion and Analysis of Results of Operations and Financial Condition." These factors should be carefully considered by potential investors.

                                  RISK FACTORS

        Prospective purchasers of the Common Stock should carefully consider the following risk factors, as well as the other information contained in this Prospectus, in evaluating the Company and its business and in deciding whether to purchase any of the Common Stock offered hereby.

MANAGEMENT OF GROWTH

        The Company's past and expected growth involves a variety of risks including maintaining loan quality in the context of significant portfolio growth, maintaining adequate management personnel and systems to oversee such growth, maintaining adequate internal audit, loan review and compliance functions, and implementing additional policies, procedures and operating systems required to support such growth. Failure of the Company to successfully address these issues could have a material adverse effect on the Company's results of operations and financial condition.

        The Company's growth strategy also includes increasing revenues generated from trust, mortgage and securities brokerage services, as well as the introduction of other financial services. There can be no assurance that the Company will be successful in developing, introducing or managing new product or service offerings in the trust, mortgage, securities brokerage or other financial service areas or that the Banks' customers will be receptive to such offerings.

ALLOWANCE FOR LOAN LOSSES

        The Company's allowance for loan losses is maintained at levels considered adequate by management to absorb anticipated losses in its loan portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, beyond the control of the Company. Such losses may exceed current estimates. Although management believes that the Company's allowance for loan losses is adequate to absorb identifiable losses on existing loans, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition."

INTEREST RATE EFFECTS

        The Banks' primary source of income is the spread between interest earned on loans and investments and the interest paid on deposits and borrowings. From time to time, it is expected that the Banks will experience "gaps" in the interest rate sensitivities of their assets and liabilities, meaning that either their interest bearing assets will be more sensitive to changes in market interest rates than their interest-earning liabilities, or vice versa. Under either circumstance, if market interest rates move contrary to the Banks' position, the "gap" will work against the Banks and their earnings may be negatively affected.

ECONOMIC CONDITIONS

        Economic conditions beyond the Company's control may have a significant impact on the Company's operations, including changes in net interest income. Examples of such conditions include: (i) the strength of credit demand by customers; (ii) the introduction and growth of new investment instruments and transaction accounts by nonbank financial competitors; and (iii) changes in the general levels of interest rates, including changes resulting from the monetary activities of the Board of Governors of the Federal Reserve System (the "Federal Reserve").

        Economic growth in the Company's market areas is dependent upon the local economy. Adverse changes in the economy of the Chicago metropolitan area and other market areas would likely reduce the Company's growth rate and could otherwise have a negative effect on its business, including the demand for new loans, the ability of customers to repay loans and the value of the collateral pledged as security therefor.

COMPETITION

        The Company and the Banks face strong direct competition for deposits, loans and other financial services from other commercial banks, thrifts, credit unions, stockbrokers and finance divisions of auto and farm equipment companies. Some of the competitors are local, while others are statewide or nationwide. Several major multibank holding companies currently operate in the Chicago metropolitan market. These financial institutions are generally much larger than the Company and have greater access to capital and other resources. Some of the financial institutions and financial services organizations with which the Company competes are not subject to the same degree of regulation as that imposed on bank holding companies, and federally insured, state-chartered banks and national banks. As a result, such nonbank competitors have advantages over the Company in providing certain services. See "Business--Competition."

        The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Company's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Company's operations. Many of the Company's competitors have substantially greater resources to invest in technological improvements. There can be no assurance that the Company will be able to effectively implement such products and services or be successful in marketing such products and services to its customers.

NO ASSURANCE OF EXPANSION OR ACQUISITIONS

        The Company may expand its markets by establishing new banks or additional branches. To the extent the Company undertakes expansion in this manner, the Company is likely to experience the effects of higher operating expenses relative to operating income, which may limit increases in short-term profitability. The Company's ability to expand by establishing new banks or branch offices is dependent on its ability to identify advantageous office locations and generate new deposits and loans from those locations that will create an acceptable level of net income for the Company. Though successful in the past, there can be no assurance the Company will be able to successfully establish additional banks or branches on a profitable basis in the future.

        The Company's expansion strategy also may involve acquiring existing institutions. Acquisition candidates may not be available on terms favorable to the Company in the future. The Company must compete with a variety of institutions and individuals for suitable acquisition candidates. Competition from other institutions could affect the Company's ability to make acquisitions, increase the price that the Company pays for certain acquisitions and increase the Company's resources devoted to analyzing possible acquisitions.
Furthermore, acquisitions of financial institutions are subject to regulatory approval. There can be no assurance that potential acquisitions that meet the Company's investment criteria will be available on terms acceptable to the Company or that sufficient financing for or the required regulatory approval of any proposed acquisitions will be obtained, nor can there be any assurance that the Company will be able to successfully operate and manage any business it does acquire so as to establish, maintain or increase profitability. At present, the Company is not a party to any understanding, letter of intent or binding agreement with respect to the acquisition of the stock or assets of an existing entity. See "Supervision and Regulation."

RELIANCE ON KEY PERSONNEL

        The Company's success has been and will be greatly influenced by its continuing ability to retain the services of its existing senior management and, as it expands, to attract and retain qualified additional senior and middle management. The unexpected loss of the services of any of the key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on the Company's business and financial results. Currently, the Company or the Banks are beneficiaries under key-man life insurance policies on four key members of management each in the amount of $1.0 million. See "Management."

DILUTION

        Purchasers of shares of Common Stock offered hereby will suffer an immediate and substantial dilution in net tangible book value per share of Common Stock. The net tangible book value of the Company at September 30, 1997 was approximately $48.5 million or $4.84 per share of Common Stock. Based upon an assumed initial public offering price of $13.00 per share, the dilution per share to new stockholders would be $7.48. See "Dilution."

GOVERNMENT REGULATION

        The Company and the Banks are subject to extensive federal and state legislation, regulation and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have significant impact on the financial services industry. Some of the legislative and regulatory changes may benefit the Company and the Banks; others, however, may increase their costs of doing business and assist competitors of the Company and the Banks. There can be no assurance that state or federal regulators will not, in the future, impose further restriction or limits on the Company's activities. See "Supervision and Regulation."

YEAR 2000 COMPLIANCE

        A critical issue has emerged in the banking industry and for the economy overall regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. Many existing application software products in the marketplace were designed only to accommodate a two digit date position which represents the year (e.g., '95' is stored on the system and represents the year 1995). As a result, the year 1999 (i.e., '99') could be the maximum date value these systems will be able to accurately process. Management is in the process of working with its software vendors to assure that the Company is prepared for the year 2000. Management does not anticipate that the Company will incur material operating expenses or be required to invest heavily in computer system improvements to be year 2000 compliant. Nevertheless, the inability of the Company to successfully address year 2000 issues could result in interruptions in the Company's business and have a material adverse effect on the Company's results of operations.

RESTRICTIONS ON DIVIDENDS

        The Company has previously paid regular quarterly dividends. Although the Company anticipates paying dividends on a quarterly basis in the future, there can be no assurance that the Company will be able to do so. The Company's source of funds for dividend payment is the income earned by the Banks, a portion of which is paid to the Company in the form of monthly or quarterly dividends. The Banks are subject to certain restrictions on the amount of dividends they may pay without regulatory approval. The Company is also subject to restrictions on the payment of dividends under its agreements with its principal lender.

SUBSTANTIAL CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND OTHER AFFILIATED STOCKHOLDERS

        After the Offering, the directors of the Company (the "Directors"), the executive officers of the Company and certain members of their families will beneficially own approximately 41.8% of the outstanding shares of Common Stock (41.2% if the Underwriters' over-allotment option is exercised in full) and are likely to continue to exercise substantial control over the Company's affairs. As a result, management of the Company will, if acting together, be able to control most matters requiring approval by the stockholders of the Company, including the election of directors. The voting control of management would also have the effect of delaying or preventing a change in control of the Company that was not approved by management. See "Principal Stockholders" and "Description of Capital Stock."

LIMITED PUBLIC MARKET FOR COMMON STOCK

        Prior to the Offering, there has been a limited public market for the Common Stock in the over-the-counter market. See "Market for Common Stock and Dividends." While the Company has applied for inclusion in The Nasdaq National Market(SM), there can be no assurance that following the Offering an active public market for the Common Stock will develop or be sustained. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. See "Underwriting." Additionally, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. Market fluctuations may adversely affect the market price of the Common Stock. A variety of events, including regulatory developments, quarterly variations in operating results, news announcements, trading volume, general market trends and other factors could result in fluctuations in the price of the Common Stock, and there can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

CERTAIN ANTI-TAKEOVER PROVISIONS

        Certain provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Company's By-Laws (the "By-Laws"), and the Delaware General Corporation Law ("DGCL") may have the effect of impeding the acquisition or control of the Company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by the Board of Directors of the Company (the "Board of Directors"). Certain provisions will also render the removal of the current Board of Directors or management of the Company more difficult. Among other provisions, the Company's Certificate of Incorporation and By-Laws include provisions authorizing "blank check" preferred stock, limiting the ability to fill vacancies to the Board of Directors, requiring advance notice with respect to stockholder proposals and director nominations, eliminating the power of stockholders to act by written consent and requiring the vote of the holders of 66 2/3% of the outstanding shares to amend certain anti-takeover provisions in the Certificate of Incorporation. The Board of Directors has also adopted, subject to approval of stockholders at the Company's next annual or special meeting of stockholders, provisions to be included in the By-Laws to implement a classified Board of Directors with staggered terms. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

        Following completion of the Offering, the Company will have 11,115,898 shares of Common Stock issued and outstanding (11,280,898 if the Underwriters' over-allotment option is exercised in full), assuming no exercise of any outstanding options to purchase shares of Common Stock. The 1,100,000 shares offered hereby (1,265,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares which are purchased by affiliates of the Company. The Directors and executive officers of the Company, who own an aggregate of 4,637,858 shares, have agreed not to offer, sell, or contract to sell any Common Stock for a period of 180 days after the date of the Company's issuance of the Common Stock sold in the Offering without the prior written consent of the Representatives. See "Underwriting." Upon expiration of this 180-day period however, all of these shares (representing 41.8% of the total number of shares which will be outstanding following completion of the Offering) could be resold by these and other persons who are affiliates of the Company, subject to certain requirements of Rule 144 under the Securities Act, including a limit on the number of shares that may be sold in any three-month period equal to the greater of (a) 1% of the shares outstanding (approximately 111,200 shares following completion of the offering or approximately 112,800 if the over-allotment option is exercised in full) or (b) the average weekly trading volume of shares of Common Stock for the four-week period prior to the time of such resale. Sales of a significant number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market
price of the Common Stock.   See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

        The net proceeds to the Company from the sale of 1,100,000 shares of Common Stock in the Offering, assuming an initial offering price of $13.00 per share and after deducting the underwriting discount and estimated offering expenses, are estimated to be $12,899,000 ($14,893,850 if the over-allotment option is exercised in full).

        The Company will use approximately $5.0 million of the net proceeds from the Offering for capital contributions to the Banks to fund anticipated continued growth and expansion and will apply the balance of the net proceeds from the Offering to reduce borrowings under the Company's revolving line of credit. The Company's revolving line of credit provides for a maximum outstanding amount of $18.0 million and is due on May 1, 1998. Interest accrues under the revolving line of credit, at the option of the Company, at the 30-, 60-or 90-day London Inter-Bank Offered Rate plus 100 basis points or the prime rate. As of November 30, 1997, the Company had borrowings of approximately $12.9
million outstanding under the line of credit.   See "Business--Strategy."  The
timing of the expenditure of such net proceeds will depend on the funding requirements of the Company and the availability of other capital resources. Pending application of the net proceeds as described above, the Company intends to invest such proceeds in marketable securities. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity."

                     MARKET FOR COMMON STOCK AND DIVIDENDS

LIMITED PRIOR TRADING MARKET

        The Company's Common Stock trades occasionally in the over-the-counter market and the bid price is quoted on the OTC Bulletin Board. Accordingly, although a limited market for the Company's Common Stock exists, quotations of the bid and ask prices may not be indicative of the fair value of the Common Stock.

        It is expected that the Common Stock will trade in the over-the-counter market and the Company has applied for inclusion in The Nasdaq National Market System(SM) under the symbol "MBHI." There can be no assurance, however, that an active or liquid trading market will develop in the Common Stock.

        On December 12, 1997, the last reported bid and ask prices for the Common Stock as quoted by Howe Barnes Investments, Inc. were $12.50 and $13.00, respectively. The table below sets forth the high and low bid prices quoted for the Common Stock during the periods indicated. Such over-the-counter market quotations reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

                                                                             HIGH              LOW
                                                                             ----              ---
               1995
                   First Quarter . . . . . . . . . . . . . . . . . .        $  6.31          $  6.25
                   Second Quarter  . . . . . . . . . . . . . . . . .           6.50             6.31
                   Third Quarter . . . . . . . . . . . . . . . . . .           6.63             6.50
                   Fourth Quarter  . . . . . . . . . . . . . . . . .           6.75             6.63

               1996
                   First Quarter . . . . . . . . . . . . . . . . . .        $  7.00          $  6.75
                   Second Quarter  . . . . . . . . . . . . . . . . .           7.31             7.00
                   Third Quarter . . . . . . . . . . . . . . . . . .           7.50             7.31
                   Fourth Quarter  . . . . . . . . . . . . . . . . .           8.50             7.50

               1997
                   First Quarter . . . . . . . . . . . . . . . . . .        $  9.00          $  8.50
                   Second Quarter  . . . . . . . . . . . . . . . . .           9.50             9.00
                   Third Quarter . . . . . . . . . . . . . . . . . .          11.00             9.50
                   Fourth Quarter (through December 12, 1997)  . . .          13.13            11.00



As of the close of business on November 30, 1997, the Company had approximately 438 holders of record of its Common Stock.

DIVIDENDS

        The Company has paid quarterly cash dividends on the Common Stock since 1984. Since January 1, 1996, the Company has declared per share cash dividends with respect to its Common Stock as follows:

               1996
                 First Quarter  . . . . . . . . . . . . . . . .             $0.010
                 Second Quarter   . . . . . . . . . . . . . . .              0.010
                 Third Quarter  . . . . . . . . . . . . . . . .              0.010
                 Fourth Quarter   . . . . . . . . . . . . . . .              0.025
               1997
                 First Quarter  . . . . . . . . . . . . . . . .             $0.010
                 Second Quarter   . . . . . . . . . . . . . . .              0.010
                 Third Quarter  . . . . . . . . . . . . . . . .              0.010
                 Fourth Quarter   . . . . . . . . . . . . . . .              0.025

         Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from time to time and paid out of funds legally available therefor. Because the Company's consolidated net income consists largely of net income of the Banks, the Company's ability to pay dividends depends, in part, upon its receipt of dividends from the Banks. The Banks' ability to pay dividends is regulated by banking statutes. See "Supervision and Regulation--Dividend Limitations." The declaration of dividends by the Company is discretionary and will depend on the Company's earnings and financial condition, regulatory limitations, tax considerations, and other factors including limitations imposed by the terms of the Company's revolving lines of credit. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity." While the Board of Directors expects to continue to declare dividends quarterly, there can be no assurance that dividends will be paid in the future.

                                 CAPITALIZATION

         The following table sets forth the indebtedness and capitalization of the Company as of September 30, 1997, and as adjusted to reflect the issuance and sale by the Company of 1,100,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds as set forth under "Use of Proceeds."

                                                                                    SEPTEMBER 30, 1997
                                                                            ----------------------------------
                                                                                 ACTUAL         AS ADJUSTED
                                                                            ---------------- -----------------
                                                                                      (IN THOUSANDS)
  SHORT-TERM BORROWINGS:
    Federal funds purchased and securities sold under agreements to
       repurchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $  7,270         $   7,270
    FHLB advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10,000            10,000
    Lines of credit  . . . . . . . . . . . . . . . . . . . . . . . . . . .          16,696             8,797
                                                                                  --------         ---------
       Total short-term borrowings . . . . . . . . . . . . . . . . . . . .        $ 33,966         $  26,067
                                                                                  ========         =========

  LONG-TERM BORROWINGS . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 12,225         $  12,225

  STOCKHOLDERS' EQUITY:
    Common stock, par value $0.01 per share, 17,000,000 shares authorized; 11,000,000 shares issued; 10,015,898 shares
       outstanding; 11,115,898 shares outstanding as adjusted  . . . . . .        $    110         $     121
    Capital surplus (1)  . . . . . . . . . . . . . . . . . . . . . . . . .          13,834            26,722
    Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . .          40,909            40,909
    Unrealized gain on securities  . . . . . . . . . . . . . . . . . . . .             675               675
    Treasury stock, at cost  . . . . . . . . . . . . . . . . . . . . . . .          (4,537)           (4,537)
                                                                                  --------         ---------
       Total stockholders' equity  . . . . . . . . . . . . . . . . . . . .          50,991            63,890
                                                                                  --------         ---------
         Total capitalization  . . . . . . . . . . . . . . . . . . . . . .        $ 63,216         $  76,115
                                                                                  ========         =========

--------------
(1) Under the Company's 1996 Stock Option Plan, 500,000 shares of Common Stock have been reserved for issuance. As of December 17, 1997, options to purchase 111,000 shares of Common Stock were outstanding under the plan, of which options for 15,500 shares were exercisable.

                                    DILUTION

        The net tangible book value of the Company as of September 30, 1997 was $48.5 million or $4.84 per share of Common Stock. "Net tangible book value" is defined as the total stockholders' equity of the Company less intangible assets. "Net tangible book value per share" is determined by dividing the net tangible book value of the Company by the number of outstanding shares of Common Stock.

        After giving effect to the sale of the Common Stock offered hereby at an assumed initial public offering price of $13.00 per share (after deducting the underwriting discount and estimated offering expenses), the Company's pro forma net tangible book value as of September 30, 1997 would have been $61.4 million or $5.52 per share of Common Stock. This represents an immediate increase in net tangible book value of $0.68 per share to the existing stockholders, and an immediate dilution of $7.48 per share to investors who purchase shares of Common Stock in the Offering. "Dilution" is the difference between the offering price per share and the pro forma net tangible book value per share as adjusted for the Offering.

        The following table illustrates this per share dilution as of September 30, 1997, which is determined by subtracting the net tangible book value per share after the Offering from the price paid by a new investor.

  Initial public offering price per share (1)  . . . . . . . . . .                              $ 13.00
     Net tangible book value per share as of September 30, 1997  .         $  4.84
     Increase in net tangible book value per share attributable
       to payments by new investors (2)  . . . . . . . . . . . . .            0.68
                                                                            ------

  Pro forma net tangible book value per share after Offering . . .                                 5.52
                                                                                                -------

  Dilution of net tangible book value per share to new investors
     (3) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                              $  7.48
                                                                                                =======

--------------
(1) Before deducting the underwriting discount and estimated offering expenses.
(2) After deducting the underwriting discount and estimated offering expenses.
(3) After giving effect to the exercise of outstanding options to purchase 111,000 shares of Common Stock, the pro forma net tangible book value per share after the Offering would be $5.57 and the dilution of net tangible book value per share to new investors would be $7.43.

        The following table summarizes as of September 30, 1997, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by: (i) the Directors, executive officers, and affiliated persons of the Company who acquired such shares since December 31, 1992 and (ii) investors in the Offering assuming an initial public offering price of $13.00 per share (before deducting the underwriting discount and estimated offering expenses):

                                                             NUMBER OF SHARES         TOTAL          AVERAGE PRICE
                                                                 PURCHASED        CONSIDERATION        PER SHARE
                                                           --------------------   -------------     ---------------
 Directors, executive officers and affiliated persons  . . .      115,318       $     930,780         $  8.07

 New investors . . . . . . . . . . . . . . . . . . . . . . .    1,100,000          14,300,000           13.00

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected consolidated financial data of the Company. The selected statement of income and balance sheet data, insofar as they relate to the five years in the five-year period ended December 31, 1996, have been derived from the Company's consolidated financial statements, which for each such year have been audited by Crowe, Chizek and Company LLP, independent certified public accountants. The selected financial data for the nine-month periods ended September 30, 1997 and 1996 are derived from the Company's unaudited interim financial statements. Such unaudited interim financial statements include all adjustments (consisting only of normal, recurring accruals) that the Company considers necessary for a fair presentation of financial position and results of operation as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for a full year. The following information should also be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Company's audited Consolidated Financial Statements and Notes thereto, included elsewhere herein.

                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                 ---------------------- -----------------------------------------------------
                                                    1997       1996       1996      1995        1994       1993       1992
                                                 ---------  ---------  ---------  ---------   ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
               STATEMENT OF INCOME DATA:
               Total interest income  . . . . .  $  49,663  $  42,110  $  57,298  $  47,603   $  36,406  $  31,400  $  27,186
               Total interest expense   . . . .     25,813     21,135     28,918     22,619      14,557     12,890     11,804
                                                 ---------  ---------  ---------  ---------   ---------  ---------  ---------
               Net interest income  . . . . . .     23,850     20,975     28,380     24,984      21,849     18,510     15,382
               Provision for loan losses  . . .      1,829      1,097      1,718      1,542       1,966      1,680      1,406
               Other income (loss)  . . . . . .      3,715      3,136      4,325      3,427        (253)     4,383      2,717
               Other expenses   . . . . . . . .     15,395     14,086     19,082     17,686      17,219     15,217     12,233
                                                ----------  ---------  ---------  ---------   ---------  ---------  ---------
               Income before income tax
                    expense . . . . . . . . . .     10,341      8,928     11,905      9,183       2,411      5,996      4,460
               Income tax expense   . . . . . .      4,063      3,378      4,597      3,151         509      1,989      1,503
                                                ----------  ---------  ---------  ---------   ---------  ---------  ---------
               Net income   . . . . . . . . . . $    6,278  $   5,550  $   7,308  $   6,032  $    1,902  $   4,007  $   2,957
                                                ==========  =========  =========  =========   =========  =========  =========

               PER SHARE DATA: (1)
               Net income   . . . . . . . . . . $     0.63  $    0.56  $    0.73  $    0.60   $    0.19  $    0.38  $    0.28
               Cash dividends declared  . . . .       0.04       0.03       0.05       0.05        0.05       0.05       0.05
               Book value at end of period  . .       5.09       4.00       4.29       3.83        2.55       3.20       2.90
               Tangible book value at end of
                    period  . . . . . . . . . .       4.84       3.73       4.03       3.55        2.26       2.89       2.78

               SELECTED FINANCIAL RATIOS: (2)
               Return on average assets   . . .       1.01%      1.03%      1.01%      1.02%       0.38%      0.89%      0.83%
               Return on average equity   . . .      18.79      20.01      19.36      18.65        6.24      12.33      10.05
               Dividend payout ratio  . . . . .       6.35       5.36       6.85       8.33       26.32      13.16      17.86
               Average equity to average
                    assets  . . . . . . . . . .       5.40       5.14       5.20       5.49        6.05       7.21       8.28
               Net interest margin (tax
                    equivalent) . . . . . . . .       4.15       4.24       4.27       4.67        4.83       4.74       4.30
               Allowance for loan losses to
                    total loans at the end of
                    period  . . . . . . . . . .       1.28       1.29       1.27       1.28        1.31       1.23       1.09
               Nonperforming loans to total
                    loans at the end of period
                    (3) . . . . . . . . . . . .       0.74       1.18       1.03       0.60        1.08       1.08       1.06
               Net loans charged off
                    (recoveries) to average
                    total loans . . . . . . . .       0.22       0.16       0.26       0.28        0.46       0.50       0.56
               Tier 1 risk-based capital  . . .       9.34       9.14       9.57       7.64        9.27       8.94      10.81
               Total risk-based capital   . . .      10.52      10.32      10.76       8.66       10.44       9.92      11.71

                                                      SEPTEMBER 30,                          DECEMBER 31,
                                                 ---------------------- -------------------------------------------------------
                                                     1997       1996       1996       1995       1994        1993       1992
                                                 ----------- ---------- ---------- ----------  ----------  --------- ----------
               BALANCE SHEET DATA:
               Total assets   . . . . . . . . .   $878,755   $757,353   $786,070   $660,315    $533,157   $468,395   $373,461
               Total earning assets   . . . . .    830,445    707,256    737,338    611,597     480,171    427,393    334,521
               Total loans  . . . . . . . . . .    485,235    394,193    420,655    359,639     304,242    268,360    221,016
               Allowance for loan losses  . . .      6,191      5,094      5,342      4,603       3,979      3,309      2,414
               Total deposits   . . . . . . . .    776,103    675,350    701,205    590,671     482,892    408,395    338,758
               Borrowings   . . . . . . . . . .     38,921     24,528     27,495     16,077      13,490     10,843      1,776
               Shareholders' equity   . . . . .     50,991     40,025     42,962     38,387      26,605     33,552     30,508
               Tangible book value    . . . . .     48,507     37,353     40,344     35,554      23,557     30,329     29,286

--------------
(1) All per share amounts have been adjusted to reflect two-for-one stock splits effective on December 17, 1997, in April 1996 and in April 1992.
(2) Selected financial ratios for the nine months ended September 30, 1997 and 1996 are annualized.
(3) Includes total nonaccrual, impaired and all other loans 90 days past due.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The following discussion and analysis is intended as a review of significant factors affecting the financial condition and results of operations of the Company for the periods indicated. The discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the Selected Consolidated Financial Data presented herein. In addition to historical information, the following Management's Discussion and Analysis of Results of Operations and Financial Condition contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

        The Company's principal business is conducted by the Banks and consists of full service community-based financial services. The profitability of the Company's operations depends primarily on its net interest income, provision for loan losses, other income and other expenses. Net interest income is the difference between the income the Company receives on its loan and investment portfolios and its cost of funds, which consists of interest paid on deposits and borrowings. The provision for loan losses reflects the cost of credit risk in the Company's loan portfolio. Other income consists of service charges on deposit accounts, securities gains, gains on sale of loans and fees and commissions. Other expenses include salaries and employee benefits as well as occupancy and equipment expenses, and other noninterest expenses.

        Net interest income is dependent on the amounts and yields of interest-earning assets as compared to the amounts of and rates on interest-bearing liabilities. Net interest income is sensitive to changes in market rates of interest and the Company's asset/liability management procedures in coping with such changes. The provision for loan losses is dependent on increases in the loan portfolio and management's assessment of the collectibility of the loan portfolio under current economic conditions. Other expenses are heavily influenced by the growth of operations, with additional employees necessary to staff and open new banking centers and marketing expenses necessary to promote them. Growth in the number of account relationships directly affects such expenses as data processing costs, supplies, postage and other miscellaneous expenses.

        The Company has achieved significant profitable growth within its markets since 1992. In each of the last four years, the Company has generated high double-digit growth rates in earning assets and total deposits. The Company has also sustained record levels of net income for each of the last four years, with the exception of 1994. In 1994, net income was negatively impacted by losses realized by the Company upon the mark-to-market adjustment of certain securities in the Company's trading account. Growth rates for the nine months ended September 30, 1997 and the year ended December 31, 1996, and the average annual rate for the four-year period 1992-1996, are included below for total assets, earning assets, total deposits and net income:


                           NINE MONTHS ENDED       YEAR ENDED        AVERAGE ANNUAL RATE
                          SEPTEMBER 30, 1997    DECEMBER 31, 1996          1992-1996
                          ------------------    -----------------    -------------------

Total assets  . . . . .          16.0%                19.0%                 27.6%
Earning assets  . . . .          16.2%                20.2%                 29.4%
Total deposits  . . . .          14.9%                18.7%                 26.7%
Net income  . . . . . .          13.1%                21.2%                 36.8%

   The increase in total assets, earning assets and total deposits over the four-year period 1992-1996 was due primarily to growth both in existing markets and in new markets as a result of the opening of new banking centers and, to a lesser extent, bank acquisitions. The Company believes that its recent growth is a result of its strategy to become a low-cost provider of premium rate deposits and competitively priced loan products within its core markets.

CONSOLIDATED RESULTS OF OPERATIONS

        During the first nine months of 1997, total assets increased $92.7 million or 11.8% to $878.8 million as of September 30, 1997 from $786.1 million as of December 31, 1996. Net income for the nine months ended September 30, 1997 was $6.3 million or 13.1% higher than the net income of $5.6 million for the nine months ended September 30, 1996. The annualized return on average assets for the nine months ended September 30, 1997 was 1.01% with an annualized return on average equity of 18.79%. These annualized returns were slightly lower than the annualized return on average assets of 1.03% and the annualized return on average equity of 20.01% for the nine months ended September 30, 1996.

        Total assets increased $125.8 million or 19.0% to $786.1 million as of December 31, 1996 from $660.3 million as of December 31, 1995. Net income increased $1.3 million or 21.2% to $7.3 million for the year ended December 31, 1996 compared to the year ended December 31, 1995. The return on average assets was 1.01% and the return on average equity was 19.36% during 1996. Net income was $6.0 million for the year ended December 31, 1995, with a return on average assets of 1.02% and a return on average equity of 18.65% during the period.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

        Net Interest Income. Net interest income on a tax-equivalent basis increased $2.9 million or 13.7% to $24.3 million for the nine months ended September 30, 1997 from $21.3 million for the nine months ended September 30, 1996. Interest income on total earning assets increased $7.6 million for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. Interest income on loans increased $5.4 million for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 due to a $78.8 million increase in average loans outstanding and a decrease in average loan rates from 9.62% to 9.54%. Interest expense on interest-bearing liabilities increased $4.7 million for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996, as a result of a $4.3 million increase in interest expense on deposits and a $338,000 increase in interest expense on other borrowings. The increase in interest expense was due primarily to a combination of a $95.7 million increase in average deposits and an increase in the average rate paid on deposits to 4.93% from 4.74%. The net interest margin on a tax equivalent basis decreased slightly to 4.15% for the nine months ended September 30, 1997 from 4.24% for the comparable nine-month period in 1996.

        Other Income. The Company's total other income for the nine months ended September 30, 1997 increased $579,000 or 18.5% to $3.7 million from $3.1 million for the nine months ended September 30, 1996. Other income as a percentage of average assets was 0.60% annualized for the nine months ended September 30, 1997 compared to 0.58% annualized for the nine months ended September 1996. The $579,000 increase in total other income for the nine months ended September 30, 1997 over the nine months ended September 30, 1996 is primarily due to a $265,000 increase in service charges on deposit accounts due to increased volume and pricing, a $243,000 increase in gains from securities transactions offset by a decrease of $46,000 in net trading account profits, and an $85,000 increase in mortgage origination fees.

        Other Expenses. The Company's total other expenses increased $1.3 million or 9.2% to $15.4 million for the nine months ended September 30, 1997 from $14.1 million for the nine months ended September 30, 1996. Other expenses were 2.49% and 2.61% of average assets for the nine months ended September 30, 1997 and 1996, respectively. Net overhead expenses (other expenses minus other income) were 1.89% and 2.03% of average assets for the nine months ended September 30, 1997 and 1996, respectively. The increase in total other expenses for the nine months ended September 30, 1997 is primarily due to the following factors. Salaries increased $757,000 for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996 due to additional staffing to support new banking centers in Northwest Chicago, Downers Grove and Galesburg. Other expenses also rose $552,000 as a result of increases in legal costs related to loan collection and workout activities, occupancy and equipment expense due to depreciation for new banking centers, telephone costs to support new banking centers, employee training expenses and general increases in other categories.

        Federal and State Income Tax. The Company's consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans. The provision for income taxes at an assumed rate of 38.7% was $4.1 million for the nine months ended September 30, 1997 compared to $3.4 million for the nine months ended September 30, 1996. The increase in the provision for the nine months ended September 30, 1997 was due to changes in income.

1996 COMPARED TO 1995

        Net Interest Income. Net interest income on a tax-equivalent basis increased $3.5 million or 13.6% to $28.9 million in 1996 from $25.4 million in 1995. Interest income on total earning assets increased $9.8 million in 1996 from 1995. Interest income on loans increased $3.8 million in 1996 from 1995 due to a $52.3 million increase in average loans outstanding while average loan rates decreased from 9.98% to 9.60%. The most significant portion of the increase in interest income was due to an $83.8 million increase in securities and an improvement in average yields to 7.19% in 1996 from 7.10% in 1995. Interest expense on interest-bearing liabilities increased $6.3 million in 1996 from 1995 as a result of a $5.9 million increase in interest expense on deposits and a $414,000 increase in interest expense on other borrowings. The increase in interest expense on deposits was due to a combination of a $116.4 million increase in average deposits and an increase in the average rate paid to 4.70% from 4.61%. The increase in the average rate on deposits was due to the increasing market rates experienced over the period plus premium rate certificate of deposit promotions to introduce the Company's new banking centers in Northwest Chicago, Downers Grove and Galesburg. The $414,000 increase in interest expense on other borrowings from 1995 to 1996 is attributable to an increase of $8.1 million for a combination of fed funds purchased, Federal Home Loan Bank (FHLB) advances and bank borrowings to fund loan and investment portfolio growth. The average rate on other borrowings was 6.29% in 1996 compared to 6.65% in 1995. Net interest margin decreased 0.40% to 4.27% in 1996 from 4.67% in 1995 as a result of the above factors.

        Other Income. The Company's total other income increased $898,000 or 26.2% to $4.3 million in 1996 from $3.4 million in 1995. Other income as a percentage of average assets was 0.60% for the year ended 1996 compared to 0.58% for the year ended 1995. The $898,000 increase in 1996 from 1995 is primarily attributable to a $303,000 increase in service charges on deposit accounts, a $927,000 increase in gains on securities transactions, a $373,000 decrease in net trading account profits, a $101,000 increase in trust service fees and a $108,000 decrease in mortgage origination fees.

        Other Expenses. The Company's total other expenses increased $1.4 million to $19.1 million in 1996 from $17.7 million in 1995. Other expenses as a percentage of average assets were 2.63% for the year ended 1996 compared to 3.00% for the year ended 1995. Net overhead expenses were 2.03% and 2.42% as a percentage of average assets in 1996 and 1995, respectively. The increase of $1.4 million in total other expenses in 1996 from 1995 was attributable to increases in salaries and employee benefits, occupancy costs, and marketing and promotion expenses related to new banking centers, offset in part by a $541,000 decrease in FDIC insurance premiums.

        Federal and State Income Tax. The Company recorded income tax expense of $4.6 million in 1996, compared to $3.2 million in 1995, reflecting changes in income and payments for state taxes resulting from the settlement of a dispute without penalty with the Illinois Department of Revenue concerning income on certain securities.

1995 COMPARED TO 1994

        Net Interest Income. Net interest income on a tax-equivalent basis in 1995 increased $3.2 million or 14.4% in 1995 from $22.2 million in 1994. Interest income on total earning assets increased $11.3 million in 1995 from 1994. Interest income on loans increased $7.3 million in 1995 from 1994 primarily due to a combination of a $44.4 million increase in loans and an increase in the average yield to 9.98% from 8.99%. Interest income on investment securities increased $3.7 million in 1995 from 1994 with an increase in average yield to 7.10% from 6.40%. Interest expense on interest-bearing deposits increased $7.7 million in 1995 from 1994 due to growth of $77.2 million in deposits and an increase in the average rate paid to 4.61% from 3.51%. Interest on securities sold under agreements to repurchase and funds purchased increased $74,000 due to an increase in average rates to 5.86% in 1995 from 4.05% in 1994, offset in part by a $2.3 million decrease in the average balance. Interest expense on short-term bank borrowings increased

$287,000 in 1995 from 1994 attributable to an increase of $3.9 million in the average balance of those borrowings. Net interest margin decreased 0.16% to 4.67% in 1995 from 4.83% in 1994 as a result of the above factors.

        Other Income.   The Company's total other income increased $3.7 million
to $3.2 million in 1995 from a negative $253,000 in 1994. Other income as a percentage of average assets was 0.58% for the year ended 1995 compared to (0.05)% for the year ended 1994. The $3.7 million increase in 1995 compared to 1994 is primarily attributable to a $132,000 increase in losses on securities transactions, a $3.4 million increase in net trading account profits and a $382,000 increase in mortgage origination fees. Other income in 1994 was negatively impacted by losses realized by the Company upon the mark-to-market adjustment of certain securities held in the Company's trading account.

        Other Expenses.   The Company's total other expenses increased $467,000
to $17.6 million in 1995 from $17.2 million in 1994. Other expenses as a percentage of average assets were 3.00% for the year ended 1995 compared to 3.42% for the year ended 1994. Net overhead expenses were 2.42% and 3.47% as a
percent of average assets in 1995 and 1994, respectively.   The $467,000
increase in total other expenses in 1995 compared to 1994 was attributable to increased staffing and occupancy costs due to banking center expansion and the establishment of two new subsidiaries (Midwest One Mortgage Services, Inc. and Midwest Trust Services, Inc.), offset in part by a reduction in FDIC insurance fees.

        Federal and State Income Tax. The Company recorded income tax expenses of $3.2 million in 1995 compared to $509,000 in 1994 due to increased income.

INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

        The following table sets forth the average balances, net interest income and expense and average yields and rates for the Company's interest-earning assets and interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 34% tax rate.

                                                        FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                         ---------------------------------------------------------------------
                                                        1997                               1996
                                         ---------------------------------  ----------------------------------
                                          AVERAGE                 AVERAGE     AVERAGE                AVERAGE
                                          BALANCE     INTEREST   RATE (2)     BALANCE    INTEREST   RATE (2)
                                         ---------- ----------- ----------  ----------  ---------- -----------
                                                                (DOLLARS IN THOUSANDS)
  INTEREST-EARNING ASSETS:
  Federal funds sold . . . . . . . . .  $    3,950   $    163     5.50%   $    2,754   $     111      5.37%
  Securities:
    Taxable  . . . . . . . . . . . . .     302,098     16,387     7.23       274,997      14,379      6.97
    Exempt from federal income
       taxes (1) . . . . . . . . . . .      21,147      1,164     7.34        19,704       1,055      7.14
                                        ----------   --------             ----------   ---------
       Total securities  . . . . . . .     323,245     17,551     7.24       294,701      15,434      6.98
                                        ----------   --------             ----------   ---------
 Loans:
    Commercial loans   . . . . . . . .     126,452      8,858     9.34       109,939       7,764      9.42
    Commercial real estate loans   . .     201,927     14,947     9.87       145,372      10,852      9.95
    Agricultural loans   . . . . . . .      18,681      1,256     8.96        17,987       1,242      9.21
    Consumer real estate loans   . . .      85,600      5,738     8.94        78,458       5,414      9.20
    Consumer installment loans   . . .      19,303      1,546    10.68        21,449       1,652     10.27
                                        ----------   --------             ----------   ---------
       Total loans . . . . . . . . . .     451,963     32,345     9.54       373,205      26,924      9.62
                                        ----------   --------             ----------   ---------
         Total interest-earning
            assets . . . . . . . . . .  $  779,158   $ 50,059     8.57      $670,660   $  42,469      8.44
                                        ==========   ========               ========   =========

  INTEREST-BEARING LIABILITIES:
  Deposits:
    Interest-bearing demand deposits .    $ 68,334   $  1,521     2.97    $   62,673   $   1,254      2.67

    Money market demand
       accounts/savings accounts . . .     182,378      5,225     3.82       182,274       5,144      3.76
    Time deposits of less than
       $100,000  . . . . . . . . . . .     317,995     13,932     5.84       253,932      11,034      5.79
    Time deposits of $100,000 or more       46,464      1,967     5.64        32,705       1,381      5.63
    Public funds   . . . . . . . . . .      29,317      1,194     5.43        17,239         686      5.31
                                        ----------   --------             ----------   ---------
       Total deposits  . . . . . . . .     644,488     23,839     4.93       548,823      19,499      4.74
                                        ----------   --------             ----------   ---------
  Borrowings:
    Federal funds and repurchase
       agreements  . . . . . . . . . .       9,617        408     5.66        18,236         753      5.51
    FHLB advances  . . . . . . . . . .      16,861        731     5.78         1,134          59      6.94
    Notes and mortgages  . . . . . . .      15,977        835     6.97        16,321         824      6.73
                                        ----------   --------             ----------   ---------
       Total borrowings  . . . . . . .      42,455      1,974     6.20        35,691       1,636      6.11
                                        ----------   --------             ----------   ---------
         Total interest-bearing
            liabilities  . . . . . . .    $686,943    $25,813     5.01    $  584,514   $  21,135      4.82
                                          ========    =======             ==========   =========

  Net interest income (tax
     equivalent) . . . . . . . . . . .                $24,246                          $  21,334
                                                      =======                          =========

  Net interest margin  . . . . . . . .                            4.15%                               4.24%


------------------
(1)   Adjusted for 34% tax rate.
(2)   Annualized.

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------------------------------
                                              1996                         1995                           1994
                                ------------------------------- --------------------------  ---------------------------

                                    AVERAGE            AVERAGE   AVERAGE            AVERAGE  AVERAGE            AVERAGE
                                    BALANCE  INTEREST   RATE     BALANCE INTEREST   RATE     BALANCE   INTEREST   RATE
                                  ---------  --------  -------- -------- --------  -------  --------   --------  ------
                                                            (DOLLARS IN THOUSANDS)
 INTEREST-EARNING ASSETS:
 Federal funds sold . . . . . .   $  3,242  $   177    5.46%    $  6,747  $   400   5.93%    $  3,279  $    140    4.27%
 Securities:
    Taxable . . . . . . . . . .    271,878   19,575    7.20      189,555   13,535   7.14      158,891     9,998    6.29
    Exempt from federal
      income taxes (1)  . . . .     20,078    1,423    7.09       18,642    1,238   6.64       13,223     1,036    7.84
                                  --------  -------             --------  -------            --------  --------
      Total securities  . . . .    291,956   20,998    7.19      208,197   14,773   7.10      172,114    11,034    6.41
                                  --------  -------             --------  -------            --------  --------
 Loans:
    Commercial loans  . . . . .    109,907   10,331    9.40       97,608    9,985  10.23       79,583     6,715    8.44
    Commercial real estate
      loans . . . . . . . . . .    152,714   15,183    9.94      132,131   13,402  10.14      119,189    11,130    9.34
    Agricultural loans  . . . .     18,695    1,712    9.16       14,578    1,388   9.52       14,824     1,368    9.23
    Consumer real estate loans .    78,602    7,189    9.15       67,383    6,337   9.40       53,459     4,707    8.80
    Consumer installment loans .    21,345    2,192   10.27       17,332    1,739  10.03       17,603     1,663    9.45
                                  --------  -------             --------  -------            --------  --------
      Total loans  . . . . . .     381,263   36,607    9.60      329,032   32,851   9.98      284,658    25,583    8.99
                                  --------  -------             --------  -------            --------  --------
         Total interest-earning
           assets  . . . . . .    $676,461  $57,782    8.54     $543,976  $48,024   8.83     $460,051  $ 36,757    7.99
                                  ========  =======             ========  =======            ========  ========
 INTEREST-BEARING
    LIABILITIES:
 Deposits:
    Interest-bearing demand
      deposits  . . . . . . . .   $ 63,169  $ 1,720    2.72     $ 53,699  $ 1,428   2.66     $ 48,106  $  1,065    2.21
    Money-market demand
      accounts/savings accounts..  183,005    6,910    3.78      164,284    6,433   3.92      163,077     4,655    2.85
    Time deposits of less than
      $100,000  . . . . . . . .    269,538   15,162    5.63      195,848   10,736   5.48      129,152     5,932    4.59
    Time deposits of $100,000
      or more . . . . . . . . .     35,454    2,009    5.67       28,095    1,649   5.87       23,328     1,032    4.42
    Public funds  . . . . . . .     18,663      995    5.33       11,530      665   5.77       12,630       526    4.16
                                  --------  -------             --------  -------            --------  --------
      Total deposits  . . . . .    569,829   26,796    4.70      453,456   20,911   4.61      376,293    13,210    3.51
                                  --------  -------             --------  -------            --------  --------
 Borrowings:
    Federal funds and
      repurchase agreements . .     14,912      820    5.50        9,931      571   5.75       12,262       497    4.05
    FHLB advances . . . . . . .      3,378      211    6.25           --       --   0.00           --        --    0.00
    Notes and mortgages . . . .     15,439    1,091    7.07       15,741    1,137   7.22       11,827       850    7.19
                                  --------  -------             --------  -------            --------  --------
      Total borrowings  . . . .     33,729    2,122    6.29       25,672    1,708   6.65       24,089     1,347    5.60
                                  --------  -------             --------  -------            --------  --------
         Total interest-bearing
           liabilities   . . .    $603,558  $28,918    4.79     $479,128  $22,619   4.72     $400,382  $ 14,557    3.64
                                  ========  =======             ========  =======            ========  ========

 Net interest income (tax
    equivalent) . . . . . . .               $28,864                       $25,405                      $ 22,200
                                            =======                       =======                      ========

 Net interest margin  . . . .                          4.27%                        4.67%                          4.83%

--------------------
(1) Adjusted for 34% tax rate.

CHANGES IN INTEREST INCOME AND EXPENSE

        The changes in net interest income from period to period are reflective of changes in the rate environment, changes in the composition of assets and liabilities as to type and maturity (and the inherent rate differences related thereto), and volume changes. The Company's emphasis on conservative underwriting and quality commercial loans--resulting in higher levels of investments in securities which generally bear lower interest rates than loans--has also had an impact on net interest income. Later sections of this discussion and analysis address the changes in maturity composition of loans and investments, and in the asset and liability repricing gaps associated with interest rate risk, all of which contribute to changes in net interest margin.

        The following table sets forth an analysis of volume and rate changes in interest income and interest expense of the Company's average interest-earning assets and average interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 34% tax rate. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the initial interest rate constant) and the changes related to average interest rates (changes in average rate holding the initial outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                                                      FOR THE NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                        1997 COMPARED TO 1996
                                                                                   --------------------------------
                                                                                            CHANGE DUE TO
                                                                                            -------------
                                                                                       NET      VOLUME      RATE
                                                                                   ----------  --------- ----------
                                                                                              (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Federal funds sold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     52   $     49   $       3
Securities taxable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,008      1,455         553
Securities exempt from federal income taxes   . . . . . . . . . . . . . . . . . .       109         79          30
Commercial loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,094      1,157         (63)
Commercial real estate loans  . . . . . . . . . . . . . . . . . . . . . . . . . .     4,095      4,187         (92)
Agricultural loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14         47         (33)
Consumer real estate loan . . . . . . . . . . . . . . . . . . . . . . . . . . . .       324        482        (158)
Consumer installment loans  . . . . . . . . . . . . . . . . . . . . . . . . . . .      (106)      (170)         64
                                                                                   --------   --------   ---------
         Total interest-earning assets  . . . . . . . . . . . . . . . . . . . . .  $  7,590   $  7,286   $     304
                                                                                   ========   ========   =========

INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits  . . . . . . . . . . . . . . . . . . . . . . . .  $    267   $    119   $     148
Money market demand accounts/savings accounts   . . . . . . . . . . . . . . . . .        81          3          78
Time deposits of less than $100,000   . . . . . . . . . . . . . . . . . . . . . .     2,898      2,806          92
Time deposits of $100,000 or more   . . . . . . . . . . . . . . . . . . . . . . .       586        582           4
Public funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       508        492          16
Federal funds and repurchase agreements   . . . . . . . . . . . . . . . . . . . .      (345)      (365)         20
FHLB advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       672        683         (11)
Notes and mortgages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11        (18)         29
                                                                                   --------   --------   ---------
         Total interest-bearing liabilities . . . . . . . . . . . . . . . . . . .  $  4,678   $  4,302   $     376
                                                                                   ========   ========   =========

Net interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  2,912   $  2,984   $     (72)
                                                                                   ========   ========   =========

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                               -------------------------------------------------------------
                                                   1996 COMPARED TO 1995           1995 COMPARED TO 1994
                                               ------------------------------ ------------------------------
                                                       CHANGE DUE TO                   CHANGE DUE TO
                                                       -------------                   -------------
                                                  NET      VOLUME     RATE       NET      VOLUME     RATE
                                               --------- ---------- --------- --------- ---------- ---------
                                                                      (IN THOUSANDS)
 INTEREST-EARNING ASSETS:
 Federal funds sold . . . . . . . . . . . . .   $  (223)  $   (194)  $   (29)  $   260    $   190  $     70
 Securities taxable . . . . . . . . . . . . .     6,040      5,926       114     3,537      2,083     1,454
 Securities exempt from federal income
    taxes . . . . . . . . . . . . . . . . . .       185         99        86       202        377      (175)
 Commercial loans . . . . . . . . . . . . . .       346      1,196      (850)    3,270      1,688     1,582
 Commercial real estate loans . . . . . . . .     1,781      2,051      (270)    2,272      1,267     1,005
 Agricultural loans . . . . . . . . . . . . .       324        379       (55)       20        (23)       43
 Consumer real estate loans . . . . . . . . .       852      1,030      (178)    1,630      1,292       338
 Consumer installment loans . . . . . . . . .       453        411        42        76        (26)      102
                                                 ------   --------   -------   -------    -------  --------
    Total interest-earning assets . . . . . .    $9,758   $ 10,898   $(1,140)  $11,267    $ 6,848  $  4,419
                                                 ======   ========   =======   =======    =======  ========

 INTEREST-BEARING LIABILITIES:
 Interest-bearing demand deposits . . . . . .   $   292   $    257   $    35   $   363    $   133  $    230
 Money market demand accounts/savings
    accounts  . . . . . . . . . . . . . . . .       477        713      (236)    1,778         35     1,743
 Time deposits of less than
    $100,000  . . . . . . . . . . . . . . . .     4,426      4,138       288     4,804      3,495     1,309
 Time deposits of $100,000 or
    more  . . . . . . . . . . . . . . . . . .       360        419       (59)      617        237       380
 Public funds . . . . . . . . . . . . . . . .       330        384       (54)      139        (49)      188
 Federal funds and repurchase
    agreements  . . . . . . . . . . . . . . .       249        275       (26)       74       (107)      181
 FHLB advances  . . . . . . . . . . . . . . .       211        211        --        --         --        --
 Notes and mortgages  . . . . . . . . . . . .       (46)       (22)      (24)      287        283         4
                                                 ------   --------   -------   -------    -------  --------
    Total interest-bearing liabilities  . . .    $6,299   $  6,375   $   (76)  $ 8,062    $ 4,027  $  4,035
                                                 ======   ========   =======   =======    =======  ========

 Net interest . . . . . . . . . . . . . . . .    $3,459   $  4,523   $(1,064)  $ 3,205    $ 2,821  $    384
                                                 ======   ========   =======   =======    =======  ========

OTHER INCOME AND EXPENSES

         The following table sets forth the Company's other income for the indicated periods.

                                                                 FOR THE NINE MONTHS
                                                                        ENDED                 FOR THE YEARS ENDED
                                                                    SEPTEMBER 30,                 DECEMBER 31,
                                                               ----------------------- ---------------------------------
                                                                   1997        1996       1996        1995       1994
                                                               -----------  ---------- ----------  ---------- ----------
                                                                                     (IN THOUSANDS)
         Other Income:
          Service charges on deposit accounts  . . . . . . .     $2,045      $1,780     $2,440      $2,137    $ 1,960
          Gains (losses) on security
           transactions  . . . . . . . . . . . . . . . . . .        239          (4)       181        (746)      (614)
          Net trading account profits  . . . . . . . . . . .        114         160        174         547     (2,877)
          Mortgage loan origination fees . . . . . . . . . .        403         318        363         471         89
          Trust income . . . . . . . . . . . . . . . . . . .        425         414        525         424        487
          Other income . . . . . . . . . . . . . . . . . . .        489         468        642         594        702
                                                                 ------      ------     ------      ------    -------
           Total other income  . . . . . . . . . . . . . . .     $3,715      $3,136     $4,325      $3,427    $  (253)
                                                                 ======      ======     ======      ======    =======

 The following table sets forth the Company's other expenses for the indicated periods.

                                                                    FOR THE NINE MONTHS
                                                                           ENDED                FOR THE YEARS ENDED
                                                                       SEPTEMBER 30,               DECEMBER 31,
                                                                ---------------------- ---------------------------------
                                                                  1997          1996     1996        1995        1994
                                                                ----------  ---------- ---------- ----------  ----------
                                                                                      (IN THOUSANDS)
Other Expenses:
  Salaries and employee benefits  . . . . . . . . . . . . . .    $ 9,082    $  8,325    $11,180   $  9,961    $  9,349
  Occupancy and equipment expense . . . . . . . . . . . . . .      2,379       2,232      3,151      2,957       2,747
  Professional services . . . . . . . . . . . . . . . . . . .        841         652        866        316         547
  Marketing . . . . . . . . . . . . . . . . . . . . . . . . .        530         535        639        580         524
  Office supplies . . . . . . . . . . . . . . . . . . . . . .        382         453        474        408         386
  FDIC insurance  . . . . . . . . . . . . . . . . . . . . . .         63           6          8        549         941
  Postage and freight . . . . . . . . . . . . . . . . . . . .        429         400        515        451         411
  Other expenses  . . . . . . . . . . . . . . . . . . . . . .      1,689       1,483      2,249      2,464       2,314
                                                                 -------    --------    -------   --------    --------
    Total other expenses  . . . . . . . . . . . . . . . . . .    $15,395    $ 14,086    $19,082   $ 17,686    $ 17,219
                                                                 =======    ========    =======   ========    ========

FINANCIAL CONDITION

Loans

        The Company's loan portfolio largely reflects the profile of the communities in which it operates. The following table sets forth the composition of the Company's loan portfolio as of the indicated dates.

                                                                                  DECEMBER 31,
                                           SEPTEMBER 30,  --------------------------------------------------------------
                                              1997          1996         1995          1994         1993          1992
                                           --------       ---------    ---------    ---------     --------     ---------
                                                                               (IN THOUSANDS)
Commercial . . . . . . . . . . . . . . .   $135,122       $118,471     $107,590     $  84,421     $ 78,296     $  64,673
Commercial real estate   . . . . . . . .    221,400        180,499      144,346       127,117       96,405        81,383
Agricultural . . . . . . . . . . . . . .     21,247         20,079       15,875        15,404       13,061         1,050
Consumer real estate . . . . . . . . . .     89,828         81,006       73,336        61,013       66,007        61,563
Consumer installment . . . . . . . . . .     18,899         21,567       20,051        17,441       15,405        12,792
                                           --------       ---------    ---------    ---------     --------     ---------
  Total loans, gross . . . . . . . . . .    486,496        421,622      361,198       305,396      269,174       221,461
Unearned discount  . . . . . . . . . . .     (1,261)          (967)      (1,559)       (1,154)        (814)         (445)
                                           --------       ---------    ---------    ---------     --------     ---------
  Total loans  . . . . . . . . . . . . .    485,235        420,655      359,639       304,242      268,360       221,016
Allowance for loan losses  . . . . . . .     (6,191)        (5,342)      (4,603)       (3,979)      (3,309)       (2,414)
                                           --------       --------     --------     ---------     --------     ---------
  Net loans  . . . . . . . . . . . . . .   $479,044       $415,313     $355,036     $ 300,263     $265,051     $ 218,602
                                           ========       ========     ========     =========     ========     =========

Loans held for sale:
  Consumer real estate . . . . . . . . .   $  4,179       $  1,555     $  1,137   $       290           --            --

        Total loans increased $64.6 million to $485.2 million as of September 30, 1997 from $420.7 million as of December 31, 1996. Total loans increased $61.0 million to $420.7 million as of December 31, 1996 from $359.6 million as of December 31, 1995. Total loans increased $55.4 million to $359.6 million as of December 31, 1995 from $304.2 million as of December 31, 1994. The increase in total loans in each year was principally due to increased commercial, commercial real estate loans and consumer real estate loans.

        Commercial loans increased $16.7 million to $135.1 million as of September 30, 1997 from $118.5 million as of December 31, 1996. Commercial loans increased $10.9 million to $118.5 million as of December 31, 1996 from $107.6 million as of December 31, 1995. Commercial loans increased $23.2 million to $107.6 million as of December 31, 1995 from $84.4 million in 1994. The increases during these periods reflect increased demand due to a stronger economy, increased working capital and equipment requirements by existing borrowers and new customer relationships.

        Commercial real estate loans increased $40.9 million to $221.4 million as of September 30, 1997 from $180.5 million as of December 31, 1996.
Commercial real estate loans increased $36.2 million as of December 31, 1996 from $144.3 million as of December 31, 1995. As of December 31, 1995, commercial real estate loans increased $17.2 million from December 31, 1994. This increase in commercial real estate loans reflects the stronger economy, the overall improvement in the commercial real estate market, increased commitments with existing borrowers and the initial market penetration and market share growth of new banking centers.

        Agricultural loans increased $1.1 million to $21.2 million as of September 30, 1997 from $20.1 million as of December 31, 1996. Agricultural loans increased $4.2 million as of December 31, 1996 from $15.9 million as of December 31, 1995. As of December 31, 1995, agricultural loans increased by $471,000 to $15.9 million from $15.4 million as of December 31, 1994. These increases in agricultural loans reflect increased market share in West Central Illinois.

        Consumer real estate loans increased $8.8 million to $89.8 million as of September 30, 1997 from $81.0 million as of December 31, 1996. Consumer real estate loans increased $7.7 million to $81.0 million as of December 31, 1996 from $73.3 million as of December 31, 1995. The Company originates medium-term fixed-rate and adjustable rate residential loans for its own portfolio. Most long-term fixed-rate residential loan requests are referred to Midwest One Mortgage Services, Inc. for sale into the secondary market, with servicing rights released. A small percentage of long-term fixed-rate consumer real estate loans are held by the Banks. See "Business--Products and Services." The increase in consumer real estate loans has been limited since 1994, and represented a decreasing percentage of total loans. Consumer real estate loans were 19.2%, 20.3%, and 20.0% of total loans as of December 31, 1996, 1995 and 1994, respectively. As of September 30, 1997, consumer real estate loans represented 18.5% of total loans.

        Consumer installment loans decreased $2.7 million to $18.9 million as of September 30, 1997 from $21.6 million as of December 31, 1996. Consumer loans increased $1.5 million and $2.6 million in 1996 and 1995 respectively. The decrease in 1997 was due to the runoff of other installment loans, including indirect auto loans by The National Bank of Monmouth. Management discontinued indirect auto loan programs beginning in 1993, and the Company presently only considers auto loans originated by a dealer if the borrower is a customer of one of the Banks. As of September 30, 1997 and December 31, 1996, the Company's consumer loan portfolio included $18.9 million and $13.5 million, respectively, of indirect auto loans.

        Although the risk of nonpayment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower's management and the impact of local economic factors. Risks associated with real estate loans include concentrations of loans in a loan type such as commercial or residential and fluctuating land values. Consumer loans also have risks associated with concentrations of loans in a single type of loan. Consumer loans additionally face the risk of a borrower's unemployment as a result of deteriorating economic conditions.

        The Company attempts to balance the types of loans in its portfolio with the objective of reducing risk. While the Company has a sizable portion of its loan portfolio secured by real estate in one form or another, a significant portion of those loans have fixed or adjustable or floating interest rates. The Company believes that its philosophy in extending credit is conservative in nature, with a presumption that most credit should have both a primary and a secondary source of repayment, and that the primary source should generally be supported by operating cash flows, while the secondary source should generally be disposition of collateral. The Company engages in very little unsecured lending, and generally requires personal guarantees of principals for business obligations. The Company practices a system of concurrence in the approval of commercial credit whereby the documented concurrence of an officer's credit committee (or approval by the board or a board committee, where applicable) is obtained in addition to that of the recommending officer. This system is intended to assure that commercial credit is subjected to the independent objective on at least two different levels.

Loan Maturities


        The following table sets forth the remaining maturities, based upon contractual dates, for selected loan categories as of September 30, 1997.

                                       ONE YEAR          1-5 YEARS              OVER 5 YEARS
                                                  ----------------------- ------------------------
                                       OR LESS       FIXED      VARIABLE     FIXED      VARIABLE      TOTAL
                                       ----------- ----------- -----------  ----------- ----------- -----------
                                                                         (IN THOUSANDS)
  Commercial . . . . . . . . . . . .  $  95,522    $  10,998   $  25,270    $  1,518     $  1,814  $  135,122
  Commercial real estate . . . . . .    104,680       69,506      35,849       4,613        6,752     221,400
  Agricultural . . . . . . . . . . .      9,093        1,646       3,431       2,930        4,147      21,247
  Consumer real estate . . . . . . .     23,145       32,480      15,049      12,459        6,695      89,828
  Consumer installment . . . . . . .      6,709       11,183          --       1,007           --      18,899
                                      ---------    ---------   ---------    --------     --------  ----------
    Total loans, gross   . . . . . .    239,149      125,813      79,599      22,527       19,408     486,496
  Unearned discount  . . . . . . . .     (1,261)          --          --          --           --      (1,261)
                                      ---------    ---------   ---------    --------     --------  ----------
    Total loans  . . . . . . . . . .  $ 237,888    $ 125,813   $  79,599    $ 22,527     $ 19,408  $  485,235
                                      =========    =========   =========    ========     ========  ==========

Nonperforming Loans

        The Company discontinues the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. On a case-by-case basis, the Company discontinues the accrual of interest on a loan once it becomes 90 days past due. All accrued and uncollected interest is charged against income at the time a loan is placed on nonaccrual status. Nonaccrual loans are returned to an accrual status when, in the opinion of management, the financial position of the borrower indicates that there is no longer any reasonable doubt as to the timely payment of principal and interest. There are no potential problem loans as to which management has serious doubts as to collectibility that are not included in the following table.

        The following table sets forth information on the Company's nonperforming loans and other assets as of the indicated dates.

                                      SEPTEMBER 30,                     DECEMBER 31,
                                                   ---------------------------------------------------------
                                         1997        1996        1995         1994         1993       1992
                                       --------    --------    --------     --------     --------   --------
                                                                     (DOLLARS IN THOUSANDS)
  Nonaccrual and impaired loans
     not accruing  . . . . . . . .    $   1,668    $   2,375   $   1,138    $  2,441     $  2,071  $    1,262
  Impaired and other loans 90
     days past due and
     accruing  . . . . . . . . . .        1,925        1,972       1,015         835          827       1,079
                                      ---------    ---------   ---------    --------     --------  ----------
     Total nonperforming loans . .        3,593        4,347       2,153       3,276        2,898       2,341
  Other real estate  . . . . . . .          774          925         937         807        1,395         620
                                      ---------    ---------  ----------    --------     --------  ----------
     Total nonperforming assets  .    $   4,367    $   5,272      $3,090    $  4,083     $  4,293  $    2,961
                                      =========    =========    ========    ========     ========  ==========

  Total nonperforming loans to
     total loans . . . . . . . . .         0.74%        1.03%       0.60%       1.08%        1.08%       1.06%

  Total nonperforming assets to
     total loans and other real
     estate  . . . . . . . . . . .         0.90         1.25        0.86        1.34         1.59        1.34

  Total nonperforming assets to
     total assets  . . . . . . . .         0.50         0.67        0.47        0.77         0.92        0.79

        For the nine months ended September 30, 1997, gross interest income that would have been recorded if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period was approximately $156,000. During the nine months ended September 30, 1997, the Company recognized interest income on such nonaccrual loans of $152,000.

        Nonperforming assets have decreased as a percentage of total assets
during the past five years.   Nonperforming assets were 0.50% of total assets as
of September 30, 1997 compared to 0.67% of total assets as of December 31, 1996 and 0.79% as of December 31, 1992. Despite the significant growth in loans during the period, management believes that the improvement in the level of nonperforming assets is due to the Company's conservative lending philosophy and increased collection efforts, along with improved economic conditions.

Analysis of Allowance for Loan Losses

        An allowance for loan losses has been established to provide for those loans that may not be repaid in their entirety. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for potential loan losses. The allowance is increased by provisions charged to earnings and is reduced by charge-offs, net of recoveries. The provision for loan losses is based on past loan loss experience and management's evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be uncollectible. The allowance for loan losses is composed of specific allocations for impaired loans and an unallocated portion for all other loans.

        The following table sets forth loans charged off and recovered by type of loan and an analysis of the allowance for loan losses for the indicated periods.

                                FOR THE NINE
                                MONTHS ENDED
                                 SEPTEMBER                      FOR THE YEARS ENDED DECEMBER 31,
                                    30,      -----------------------------------------------------------------
                                   1997          1996         1995         1994          1993         1992
                                ------------ ------------ ------------ ------------- ------------ ------------
                                                            (DOLLARS IN THOUSANDS)
Average total loans  . . . . .    $  451,963   $  381,263   $  329,032   $  284,658   $  262,318   $  212,827
                                  ==========   ==========   ==========   ==========   ==========   ==========
Total loans at end of period      $  485,235   $  420,655   $  359,639   $  304,242   $  268,360   $  221,016
                                  ==========   ==========   ==========   ==========   ==========   ==========
Total nonperforming and
   impaired loans  . . . . . .    $    3,593   $    4,347   $    2,153   $    3,276    $   2,898   $    2,341
                                  ==========   ==========   ==========   ==========    =========   ==========
Allowance at beginning of
   year  . . . . . . . . . . .         5,342        4,603        3,979        3,309        2,414        2,193
Allowance for acquired bank  .            --           --           --           --          521           --
Charge-offs:
   Commercial loans  . . . . .           961          950          633        1,235        1,299        1,374
   Consumer real estate
      loans  . . . . . . . . .            19           19           15           71          229           77
   Commercial real
      estate   . . . . . . . .            --          169          271           40           --          119
   Agricultural loans  . . . .            --           --           11           --           19           --
   Consumer installment
      loans  . . . . . . . . .           149          160          145          215          179          212
                                  ----------   ----------   ----------   ----------    ---------   ----------
      Total charge-offs  . . .         1,129        1,298        1,075        1,561        1,726        1,782
                                  ----------   ----------   ----------   ----------    ---------   ----------
Recoveries:
   Commercial loans  . . . . .            89           95           64          188           27          557
   Consumer real estate
      loans  . . . . . . . . .            --           33           31            6           18           --
   Commercial real estate
      loans  . . . . . . . . .            10          107            8           20           --           --
   Agricultural loans    . . .            --           32           11           --          306           --
   Consumer installment
      loans  . . . . . . . . .            50           52           43           51           69           40
                                  ----------   ----------   ----------   ----------    ---------   ----------
      Total recoveries   . . .           149          319          157          265          420          597
                                  ----------   ----------   ----------   ----------    ---------   ----------
Net charge-offs
   (recoveries)  . . . . . . .           980          979          918        1,296        1,306        1,185
                                  ----------   ----------   ----------   ----------    ---------   ----------
Provision for loan
   losses  . . . . . . . . . .         1,829        1,718        1,542        1,966        1,680        1,406
                                  ----------   ----------   ----------   ----------    ---------   ----------
Allowance at ending of the
   period  . . . . . . . . . .    $    6,191   $    5,342   $    4,603   $    3,979    $   3,309   $    2,414
                                  ==========   ==========   ==========   ==========    =========   ==========
Net charge-off (recoveries)
   to average total loans  . .          0.22%        0.26%        0.28%        0.46%        0.50%        0.56%
Allowance to total loans at
   end of period . . . . . . .          1.28%        1.27%        1.28%        1.31%        1.23%        1.09%
Allowance to nonperforming
   loans   . . . . . . . . . .          1.72x        1.23x        2.14x        1.21x        1.14x        1.03x


        The allowance for loan losses was $6.2 million as of September 30, 1997, $5.3 million at December 31, 1996, $4.6 million as of December 31, 1995 and $4.0 million as of December 31, 1994. Net recoveries on loans previously charged off were $149,000 for the nine months ended September 30, 1997 and $319,000 for the year ended December 31, 1996. These recoveries were due primarily to payments from customers' bankruptcy proceedings or payment plans on charged off loans, which were negotiated subsequently with customers. Net charge-offs increased $1,000 to $980,000 or 0.22% of average loans for the nine months ending September 30, 1997 compared to the year ended December 31, 1996. Net charge-offs increased $61,000 to $979,000 or 0.26% of average loans in 1996 from $918,000 or 0.28% of average loans in 1995. Management considers the allowance for loan losses to be adequate to meet potential losses in the loan portfolio as of September 30, 1997. See "--Nonperforming Loans."

Allocation of Allowance for Loan Loss

        The following table sets forth the Company's allocation of the allowance for loan losses by types of loans as of the indicated dates.

                                        SEPTEMBER 30,                                                 DECEMBER 31,
                                    -------------------- ----------------------------------------------------------------------
                                            1997                 1996                 1995                 1994
                                    -------------------- -------------------- -------------------- -------------------- -------
                                                  LOAN                 LOAN                 LOAN                 LOAN
                                                CATEGORY             CATEGORY             CATEGORY             CATEGORY
                                                TO GROSS             TO GROSS             TO GROSS             TO GROSS
                                      AMOUNT     LOANS     AMOUNT      LOANS     AMOUNT     LOANS     AMOUNT     LOANS    AMOUNT
                                    ---------- --------- ---------- ---------- -------------------- -------------------- -------
                                                                      (DOLLARS IN THOUSANDS)
Allocated:
Commercial loans . . . . . . . .     $4,164     27.77%    $3,339     28.10%    $2,896     29.79%   $1,843      27.64%   $1,424
Commercial real estate
    loans. . . . . . . . . . . .        199     45.51        247     42.81        226     39.96       702      41.62       618
Agriculture loans. . . . . . . .         35      4.37         35      4.76         35      4.40        35       5.04        35
Consumer real estate loans . . .        104     18.46         67     19.21         55     20.30       110      19.98        88
Consumer installment loans . . .        242      3.89        319      5.12        241      5.55       294       5.72       274
Unallocated  . . . . . . . . . .      1,547        --      1,335        --      1,150        --       995         --       870
                                     ------    ------     ------    ------     ------    ------    ------     ------    ------
Total allowance for loan
    losses . . . . . . . . . . .     $6,191    100.00%    $5,342    100.00%    $4,603    100.00%   $3,979     100.00%   $3,309
                                     ======    ======     ======    ======     ======    ======    ======     ======    ======



                                                        DECEMBER 31,
                                            ----------------------------------
                                                1993             1992
                                            ------------ ---------------------
                                                LOAN                  LOAN
                                              CATEGORY              CATEGORY
                                              TO GROSS              TO GROSS
                                                LOANS     AMOUNT      LOANS
                                            -----------  --------  -----------

Allocated:
Commercial loans . . . . . . . .                 29.09%   $1,424      29.20%
Commercial real estate
    loans. . . . . . . . . . . .                 35.82       283      36.75
Agriculture loans. . . . . . . .                  4.85        10       0.47
Consumer real estate loans . . .                 24.52        76      27.80
Consumer installment loans . . .                  5.72       262       5.78
Unallocated  . . . . . . . . . .                    --       359         --
                                             ---------  --------  ---------
Total allowance for loan
    losses . . . . . . . . . . .                100.00%   $2,414     100.00%
                                             =========  ========  =========

        A significant portion of the Company's allowance for loan losses has been allocated to commercial loans, which is consistent with the Company's experience.

Securities

        The Company manages its investment portfolio to provide both a source of liquidity and earnings. Each of the Banks has its own asset liability committee which develops current investment policies based upon its operating needs and market circumstances. The investment policy is reviewed by senior financial management of the Company in terms of its objectives, investment guidelines and consistency with overall Company performance and risk management goals. Each of the Banks' investment policy is formally reviewed and approved annually by its board of directors. The asset and liability committees of each Bank are responsible for monthly reporting, and monitoring compliance with the investment policy. Monthly reports are provided to each Bank's board of directors and the Board of Directors of the Company.

        Existing investment policies at each of the Banks set limits on amounts, maximum term and average life for each class and grade of investment security. Investment policies do not require ratings for U. S. Treasury bonds or notes; agency issues or agency guaranteed mortgage-backed securities. In addition, ratings are not required for municipal investments of limited maturities within the Company's existing market areas. Derivative investment products are permitted as part of the investment trading policy approved by each of the Banks' board of directors, and generally represent less than 1.00% of the Company's total assets at any point in time.

        The investment portfolio represented approximately 38.1% of the Company's assets as of September 30, 1997. During the past three years, the investment portfolio ranged between 30-50% of each of the Bank's assets, depending upon liquidity requirements, deposit growth and loan demand in each market.

        The total fair value of the securities portfolio was $334.9 million as of September 30, 1997 or 100.4% of stated book value. The fair value of the securities portfolio was $307.2 million and $245.9 million as of December 31, 1996 and December 31, 1995 respectively.

        Effective December 31, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 requires that all debt and equity securities be classified either as held-to-maturity, available-for-sale or trading. Held-to-maturity securities are classified as such only when the Company has the ability and management has the positive intent to hold those securities to maturity. Held-to-maturity securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities and trading securities are carried at market value. Net unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity, net of tax. Unrealized gains and losses on trading securities are included in earnings. The Company has classified a minimal amount of securities as trading. Gains or losses on the sale of investment securities are determined based on the amortized cost of the specific securities sold.

        The following tables set forth the composition of the Company's investment portfolio by major category as of the indicated dates. The investment securities portfolio as of September 30, 1997, December 31, 1996, December 31, 1995 and December 31, 1994 have been categorized as either available-for-sale or held-to-maturity in accordance with SFAS No. 115.

                                                                       SEPTEMBER 30, 1997
                                   --------------------------------------------------------------------------------------
                                       HELD-TO-MATURITY         AVAILABLE FOR SALE                 TOTAL
                                   -----------------------     ---------------------   ----------------------------------
                                                 ESTIMATED                 ESTIMATED                ESTIMATED
                                    AMORTIZED      FAIR        AMORTIZED     FAIR       AMORTIZED     FAIR         % OF
                                      COST        VALUE          COST        VALUE        COST        VALUE     PORTFOLIO
                                   -----------  ----------     ----------  ----------   ----------  ---------   ----------
                                                                      (DOLLARS IN THOUSANDS)
     U.S. Treasury . . . . . . .    $       --   $      --      $   1,499    $  1,490     $  1,499   $  1,490      0.45%
     U.S. government agencies  . .          --          --          5,000       4,748        5,000      4,748      1.50
     Obligations of state and
       political subdivisions  . .      15,447      15,679          7,424       7,460       22,871     23,139      6.86
     Mortgage-backed securities:
       Pass-through securities . .          --          --        289,988     291,422      289,988    291,422     86.94
       Collateralized mortgage
          obligations  . . . . . .          --          --          7,623       7,492        7,623      7,492      2.29
     Federal Reserve stock and
       other securities  . . . . .          --          --          6,550       6,575        6,550      6,575      1.96
                                    ----------   ---------      ---------    --------     --------   --------    ------
     Total . . . . . . . . . . . .  $   15,447   $  15,679      $ 318,084    $319,187     $333,531   $334,866    100.00%
                                    ==========   =========      =========    ========     ========   ========    ======

                                                                       DECEMBER 31, 1996
                                   --------------------------------------------------------------------------------------
                                       HELD-TO-MATURITY         AVAILABLE FOR SALE                 TOTAL
                                   -----------------------     ---------------------   ----------------------------------
                                                 ESTIMATED                 ESTIMATED                ESTIMATED
                                    AMORTIZED      FAIR        AMORTIZED     FAIR       AMORTIZED     FAIR         % OF
                                      COST        VALUE          COST        VALUE        COST        VALUE     PORTFOLIO
                                   -----------  ----------     ----------  ----------   ----------  ---------   ----------
                                                                      (DOLLARS IN THOUSANDS)
     U.S. Treasury . . . . . . .    $       --   $      --     $   3,516    $  3,483     $  3,516   $  3,483      1.14%
     U.S. government agencies  . .          --          --         7,500       7,081        7,500      7,081       2.42
     Obligations of state and
       political subdivisions  . .      13,741      13,939         7,184       7,175       20,925     21,114       6.77
     Mortgage-backed securities:
       Pass-through securities   .          --          --       258,537     257,184      258,537    257,184      83.58
       Collateralized mortgage
          obligations  . . . . . .          --          --        13,036      12,586       13,036     12,586       4.21
     Federal Reserve stock and
       other securities  . . . . .          --          --         5,803       5,790        5,803      5,790       1.88
                                    ----------   ---------     ---------    --------     --------   --------     ------
     Total . . . . . . . . . . . .  $   13,741   $  13,939     $ 295,576    $293,299     $309,317   $307,238     100.00%
                                    ==========   =========     =========    ========    ========   ========     ======


                                                                      DECEMBER 31, 1995
                                   --------------------------------------------------------------------------------------
                                       HELD-TO-MATURITY         AVAILABLE FOR SALE                 TOTAL
                                   -----------------------     ---------------------   ----------------------------------
                                                 ESTIMATED                  ESTIMATED                ESTIMATED
                                    AMORTIZED      FAIR         AMORTIZED     FAIR       AMORTIZED     FAIR         % OF
                                      COST        VALUE           COST        VALUE        COST        VALUE     PORTFOLIO
                                   -----------  ----------     ----------  ----------   ----------  ---------   ----------
                                                                      (DOLLARS IN THOUSANDS)
     U.S. Treasury . . . . . . . .  $       --   $      --     $   3,501    $  3,515     $  3,501    $  3,515      1.43%
     U.S. government agencies  . .          --          --         7,500       7,146        7,500       7,146      3.07
     Obligations of state and
       political subdivisions  . .      11,877      12,131         6,796       6,828       18,673      18,959      7.64
     Mortgage-backed securities:
       Pass-through securities   .          --          --       170,010     172,612      170,010     172,612     69.57
       Collateralized mortgage
          obligations  . . . . . .          --          --        43,339      42,364       43,339      42,364     17.74
     Federal Reserve stock and
       other securities  . . . . .          --          --         1,340       1,340        1,340       1,340      0.55
                                    ----------   ---------     ---------    --------     --------    --------    ------
     Total . . . . . . . . . . . .  $   11,877   $  12,131     $ 232,486    $233,805     $244,363    $245,936    100.00%
                                    ==========   =========     =========    ========     ========    ========    ======

                                                                                DECEMBER 31, 1994
                                                  -----------------------------------------------------------------------------
                                                    HELD-TO-MATURITY      AVAILABLE FOR SALE                TOTAL
                                                  --------------------- --------------------- ---------------------------------
                                                             ESTIMATED              ESTIMATED              ESTIMATED
                                                  AMORTIZED     FAIR     AMORTIZED     FAIR     AMORTIZED    FAIR      % OF
                                                    COST       VALUE       COST       VALUE       COST      VALUE     PORTFOLIO
                                                  ---------  ---------- ---------- ---------- ----------  ---------- ----------
                                                                             (DOLLARS IN THOUSANDS)
    U.S. Treasury . . . . . . . .                 $     --    $      --  $  10,956  $  10,041  $  10,956  $  10,041      5.97%
    U.S. government agencies  . .                       --           --     10,291      9,301     10,291      9,301      5.61
    Obligations of state and
      political subdivisions  . .                    9,294        8,979      6,970      6,569     16,264     15,548      8.87
    Mortgage-backed securities:
      Pass-through securities   .                       --           --     82,405     77,394     82,405     77,394     44.93
      Collateralized mortgage
         obligations  . . . . . .                       --           --     63,164     56,990     63,164     56,990     34.44
    Federal Reserve stock and
      other securities  . . . . .                       --           --        311        311        311        311      0.18
                                                  --------    ---------  ---------  ---------  ---------  ---------- --------
    Total . . . . . . . . . . . .                 $  9,294    $   8,979  $ 174,097  $ 160,606  $ 183,391  $ 169,585    100.00%
                                                  ========    =========  =========  =========  =========  =========  ========


        As of September 30, 1997, the Company did not hold any off-balance sheet derivative financial instruments such as futures, forwards, or swaps. Option contracts totaling $3 million for two of the Banks were outstanding with expiration dates of less than ninety days. The total amount of option contracts outstanding at any one time during 1997 and 1996 did not exceed $10 million, and represented less than 1.5% of total assets of the Company.

        As of September 30, 1997, the Company held no securities with a book value exceeding 10% of stockholders' equity of a single issuer other than the U.S. Treasury or other U.S. government agencies.

        The Company's securities portfolio increased 9.0% and $27.6 million as of September 30, 1997 compared to December 31, 1996. The growth in the investment securities portfolio was $61.4 million and $73.9 million for 1996 and 1995, respectively. The growth was attributed to the generation of new deposits in excess of the loan funding and operational requirements of the Banks.

        Most of the investment securities are agency-guaranteed, mortgage-backed securities. Mortgage-backed securities represented 86.9%, 83.6% and 69.6% of the total investment securities as of September 30, 1997, December 31, 1996 and December 31, 1995, respectively. Based upon the Company's evaluation, mortgage-backed securities are a superior investment vehicle for the Banks. Mortgage-backed securities offer the best combination of yield and liquidity within the Company's planning periods. Mortgage-backed securities offer attractive yields, provide monthly cash flows, serve as acceptable collateral and have most of the liquidity characteristics of U.S. Treasury notes and bonds.

        The Banks' investment strategy during the past two years has been focused on seasoned mortgage-backed securities of moderate average lives (5-8 years) which have been purchased at a premium to par. Historically, these securities are more predictable in terms of price volatility, prepayment speeds and monthly cash flows than new production issues.

        Collateralized mortgage obligations have been a decreasing percentage of the total investment securities portfolio during the past three years. Collateralized mortgage-backed securities were $7.6 million or 2.3% of the total investment securities portfolio as of September 30, 1997. Collateralized mortgage obligations were $13.0 million and $43.3 million as of December 31, 1996 and 1995, respectively, and represented 4.2% and 17.7% of the total investment portfolio as of December 31, 1996 and 1995, respectively. Management's decision to reduce collateralized mortgage-backed obligations was consistent with overall regulatory concerns regarding this type of investment for community banks.

        All fixed and adjustable rate mortgage pools and collateralized mortgage obligations contain a certain amount of risk related to the uncertainty of prepayments of the underlying mortgages. Interest rate changes have a direct impact upon prepayment rates. The Company uses computer simulation models to test the average life and yield volatility of adjustable rate mortgage pools and collateralized mortgage obligations under various interest rate assumptions to
monitor volatility.   Stress tests are performed quarterly.

Investment Maturities and Yields

        The following tables set forth the contractual or estimated maturities of investment securities as of September 30, 1997, and the weighted average yields of such securities on a tax-equivalent basis assuming a 34% tax rate.

                                                                          MATURING
                                             ----------------------------------------------------------------
                                                                       AFTER ONE BUT        AFTER FIVE BUT
                                                WITHIN ONE YEAR      WITHIN FIVE YEARS     WITHIN TEN YEARS
                                             --------------------- ------------------------------------------
                                               AMOUNT     YIELD      AMOUNT     YIELD     AMOUNT      YIELD
                                             ---------- ---------- ----------- --------- --------- ----------
                                                                                       (DOLLARS IN THOUSANDS)
Available-For-Sale Securities:
U.S. Treasury . . . . . . . . . . . . . . . .      $499      5.38%   $     991     5.00%  $      --     0.00%
U.S. government agencies  . . . . . . . . . .        --        --        3,883     4.95         865     4.21
Obligations of state and political
   subdivisions . . . . . . . . . . . . . . .       236      5.00        6,597     4.66         627     5.16
Mortgage-backed securities:
   Pass-through securities  . . . . . . . . .        --      0.00       14,446     7.87     258,272     7.93
   Collateralized mortgage obligations  . . .        --      0.00        7,492     6.49          --     0.00
Federal Reserve stock and other securities. .                0.00        1,011     3.21
                                                -------                -------             --------
Total . . . . . . . . . . . . . . . . . . . .      $735                $34,420             $259,764
                                                =======   -------      =======  -------    ========   ------
                                                             5.26%                 6.41%                7.91%
                                                          =======               =======               ======

                                                                MATURING
                                             --------------------------------------------

                                                  AFTER TEN YEARS            TOTAL
                                              --------------------- ---------------------
                                                 AMOUNT     YIELD      AMOUNT     YIELD
                                              ---------- ---------- ---------- ----------

Available-For-Sale Securities:
U.S. Treasury . . . . . . . . . . . . . . . .  $       --     0.00%  $    1,490     5.13%

U.S. government agencies  . . . . . . . . . .          --     0.00        4,748     4.80
Obligations of state and political
   subdivisions . . . . . . . . . . . . . . .          --     0.00        7,460     4.71
Mortgage-backed securities:
   Pass-through securities  . . . . . . . . .      18,704     7.91      291,422     7.92
   Collateralized mortgage obligations  . . .          --     0.00        7,492     6.49
Federal Reserve stock and other securities. .       5,564     6.53        6,575     5.99
                                                  -------              --------
Total . . . . . . . . . . . . . . . . . . . .     $24,268              $319,187
                                                  =======  -------     ========  -------
                                                              7.59%                 7.71%
                                                           =======               =======


                                                                         MATURING
                                             ----------------------------------------------------------------
                                                                       AFTER ONE BUT        AFTER FIVE BUT
                                                WITHIN ONE YEAR      WITHIN FIVE YEARS     WITHIN TEN YEARS
                                             --------------------- ------------------------------------------
                                               AMOUNT     YIELD      AMOUNT     YIELD     AMOUNT      YIELD
                                             ---------- ---------- ---------- -------- ------------- --------
                                                                                       (DOLLARS IN THOUSANDS)
Held-to-Maturity Securities:
Obligations of state and political
   subdivisions   . . . . . . . . . . . . .    $1,074      5.81%     $11,564     5.57%     $2,809     4.85%
                                               ======      ====      =======     ====      ======     ====


                                                                MATURING
                                             --------------------------------------------

                                                  AFTER TEN YEARS            TOTAL
                                              --------------------- ---------------------
                                                 AMOUNT     YIELD      AMOUNT     YIELD
                                              ---------- ---------- ---------- ----------

Held-to-Maturity Securities:
Obligations of state and political
   subdivisions   . . . . . . . . . . . . .    $   --     0.00%        $15,447     5.45%
                                                          ====         =======     ====

Deposits

        The Company has experienced significant growth in total deposits in recent years. Total deposits were $776.1 million as of September 30, 1997, $701.2 million at December 31, 1996 and $590.7 million at December 31, 1995. Average total deposits were $733.3 million for the nine months ended September 30, 1997, $653.6 million for the year ended December 31, 1996, and $531.8 million for the year ended December 31, 1995. These increases in deposits are the result of increased marketing activity in 1995, 1996 and 1997 in connection with the opening of new banking centers in Algonquin, Northwest Chicago, Downers Grove and Galesburg, as well as normal growth in the Banks' core market areas.

        The following table sets forth the average amount of and the average rate paid on deposits by category for the indicated periods.

                                                                         FOR THE YEARS ENDED
                                        FOR THE NINE MONTHS ENDED             DECEMBER 31,
                                              SEPTEMBER 30,          -----------------------------
                                                   1997                           1996
                                      ------------------------------ -----------------------------
                                                  PERCENT                        PERCENT
                                        AVERAGE     OF                AVERAGE      OF
                                        BALANCE  DEPOSITS     RATE    BALANCE   DEPOSITS    RATE
                                       -------- ----------   ------  --------   --------   ------
 Noninterest-bearing demand
    deposits  . . . . . . . . . .      $ 88,858   12.12%        --    $ 83,743   12.81%       --
 Interest-bearing demand
    deposits  . . . . . . . . . .        68,334    9.32       2.97%     63,169    9.67       2.72%
 Savings and money market
    accounts  . . . . . . . . . .       182,378   24.86       3.82     183,005   28.00       3.78
 Time Deposits:
    Certificates of deposit,
      under $100,000(1) . . . . .       317,995   43.36       5.84     269,538   41.24       5.63
    Certificates of deposit,
      over $100,000(1)  . . . . .        46,464    6.34       5.64      35,454    5.42       5.67
    Public funds  . . . . . . . .        29,317    4.00       5.43      18,663    2.86       5.33
                                       --------  ------       ----    --------  ------       ----
      Total time deposits . . . .       393,776   53.70       5.79     323,655   49.52       5.61
                                       --------  ------       ----    --------  ------       ----
         Total  . . . . . . . . .      $733,346  100.00%      4.33%   $653,572  100.00%      4.10%
                                       ========  ======               ========  ======



                                                   FOR THE YEARS ENDED DECEMBER 31,
                                     --------------------------------------------------------------
                                                    1995                           1994
                                     ------------------------------   -----------------------------
                                                   PERCENT                       PERCENT
                                         AVERAGE     OF               AVERAGE      OF
                                         BALANCE  DEPOSITS    RATE    BALANCE   DEPOSITS     RATE
                                     ------------ ---------  ------   --------  --------   --------
 Noninterest-bearing demand
    deposits  . . . . . . . . . .      $ 78,326   14.33%        --    $ 68,723    15.44%        --
 Interest-bearing demand
    deposits  . . . . . . . . . .        53,699   10.15       2.66%     48,106    10.81       2.21%
 Savings and money market
    accounts  . . . . . . . . . .       164,284   31.03       3.92     163,077    36.65       2.85
 Time Deposits:
    Certificates of deposit,
      under $100,000(1) . . . . .       195,848   37.00       5.48     129,152    29.02       4.59
    Certificates of deposit,
      over $100,000(1)  . . . . .        28,095    5.31       5.87      23,328     5.24       4.42
    Public funds  . . . . . . . .
                                         11,530    2.18       5.77      12,630     2.84       4.16
      Total time deposits . . . .      --------  ------       ----    --------   ------       ----
                                        235,473   44.49       5.54     165,110    37.10       4.54
                                       --------  ------       ----    --------   ------       ----
         Total  . . . . . . . . .      $531,782  100.00%      3.95%   $445,016   100.00%      2.97%
                                       ========  ======               ========   ======

-------------------
(1)   Certificates of deposit exclusive of public funds.

        The following table summarizes the maturity distribution of deposits in amounts of $100,000 or more as of September 30, 1997. These deposits have been made by individuals, businesses and public and other not-for-profit entities, most of which are located within the Company's market area.

                                                               SEPTEMBER 30, 1997
                                                               ------------------
                                                                 (IN THOUSANDS)
  Three months or less . . . . . . . . . . . . . .                      $40,100
  Over three months through twelve months  . . . .                       51,126
  Over one year through three years  . . . . . . .                        5,181
  Over three years . . . . . . . . . . . . . . . .                        1,000
                                                                        -------
    Total  . . . . . . . . . . . . . . . . . . . .                      $97,407
                                                                        =======

Borrowings

         The following table summarizes the Company's borrowings by short- and long-term debt.

                                                                AT OR FOR THE PERIODS ENDED
                                                      -----------------------------------------------
                                                                                DECEMBER 31,
                                                         SEPTEMBER 30,   ----------------------------
                                                             1997            1996            1995
                                                         -------------   ------------    ------------
                                                                       (IN THOUSANDS)
  Short-term borrowings:
    Federal funds purchased and securities sold
       under agreements to repurchase  . . . . . . .       $ 7,270         $ 9,991         $12,165
    FHLB advances  . . . . . . . . . . . . . . . . .        10,000           6,300              --
    Lines of credit  . . . . . . . . . . . . . . . .        16,696          15,895          15,702
                                                           -------         -------         -------
       Total short-term borrowings . . . . . . . . .        33,966          32,186          27,867
  Long-term borrowings:
    Mortgage payable   . . . . . . . . . . . . . . .           225             300             375
    FHLB advances  . . . . . . . . . . . . . . . . .        12,000           5,000              --
                                                           -------         -------         -------
       Total long-term borrowings  . . . . . . . . .        12,225           5,300             375
                                                           -------         -------         -------
  Total  . . . . . . . . . . . . . . . . . . . . . .       $46,191         $37,486         $28,242
                                                           =======         =======         =======

        The Company uses short-term borrowings on a limited basis. These borrowings include overnight funds purchased, securities sold under agreements to repurchase, FHLB advances and commercial bank lines of credit. The following table sets forth categories of short-term borrowings of the Company as of the indicated dates or for the indicated periods.

                                                                AT OR FOR THE PERIODS ENDED
                                                      -----------------------------------------------
                                                                                DECEMBER 31,
                                                       SEPTEMBER 30,  -------------------------------
                                                           1997             1996            1995
                                                      --------------- --------------- ---------------
                                                                   (DOLLARS IN THOUSANDS)
 Funds Purchased and Securities Sold Under
    Repurchase Agreements:
    Balance at end of period   . . . . . . . . . . .    $  7,270          $  9,991         $12,165
    Weighted average interest rate at end of period         6.04%(1)          7.22%           6.99%
    Maximum amount outstanding (2)   . . . . . . . .    $ 24,676          $ 35,667         $19,136
    Average amount outstanding   . . . . . . . . . .    $  9,617          $ 14,912         $ 9,931
    Weighted average interest rate during
       period  . . . . . . . . . . . . . . . . . . .        5.66%(1)          5.50%           5.75%

---------------
(1) Annualized.
(2) Based on amount outstanding at month-end during each period.

        The Banks have FHLB advances outstanding which come due at various dates between January 3, 1998 and June 18, 2002. These advances are used as a supplemental source of funds to manage interest rate risks. The following table sets forth categories of FHLB advances of the Company as of the indicated dates or for the indicated periods.

                                                                                DECEMBER 31,
                                                       SEPTEMBER 30,  -------------------------------
                                                           1997             1996            1995
                                                      --------------- --------------- ---------------
                                                                   (DOLLARS IN THOUSANDS)
  FHLB advances:
    Balance at end of period   . . . . . . . . . . .      $22,000          $11,300       $      --
    Weighted average interest rate at end
      of period  . . . . . . . . . . . . . . . . . .         5.65%(1)         5.67%           0.00%
    Maximum amount outstanding (2)   . . . . . . . .      $24,000          $11,300       $      --
    Average amount outstanding   . . . . . . . . . .      $16,861          $ 3,378       $      --
    Weighted average interest rate during period   .         5.78%(1)         6.25%           0.00%

------------
(1) Annualized.
(2) Based on amount outstanding at month-end during each period.

        The Banks became members of the FHLB of Chicago during 1996. Membership requirements include common stock ownership in the FHLB.

        The Company has a revolving line of credit in the principal amount of $18.0 million payable to the Company's principal correspondent bank. The Company incurred the indebtedness to acquire The National Bank of Monmouth and to provide capital contributions to the Banks to support their growth. The Company makes interest payments at the 90-day London Inter-Bank Offered Rate ("LIBOR") and quarterly principal payments of $500,000. The principal balance was $12.9 million as of November 30, 1997, and is due and payable on May 1, 1998, unless the line is renewed prior to that time. The Company intends to use a portion of the net proceeds from the Offering to reduce the outstanding balance under the revolving line of credit. See "Use of Proceeds."

        Midwest One Mortgage Services, Inc. has a warehouse line of credit, guaranteed by the Company, in the principal amount of $4.0 million payable to the Company's principal correspondent bank. The line is used for working capital. Midwest One Mortgage Services, Inc. makes quarterly interest payments at 30-, 60- or 90-day LIBOR under the line of credit. The principal balance was $3.8 million as of September 30, 1997, and is due and payable on May 1, 1998, unless the line is renewed prior to that time.

        The following table sets forth categories of short-term correspondent bank borrowings of the Company as of the indicated dates or for the indicated periods.

                                                                                DECEMBER 31,
                                                       SEPTEMBER 30,  -------------------------------
                                                           1997             1996            1995
                                                      --------------- --------------- ---------------
                                                                   (DOLLARS IN THOUSANDS)
 Lines of Credit:
    Balance at end of period   . . . . . . . . . . .      $16,696          $15,895         $15,702
    Weighted average interest rate at end of
       period  . . . . . . . . . . . . . . . . . . .         6.63%(1)         6.51%           6.85%
    Maximum amount outstanding (2)   . . . . . . . .      $17,275          $17,042         $16,250
    Average amount outstanding   . . . . . . . . . .      $13,764          $15,061         $15,289
    Weighted average interest rate during
       period  . . . . . . . . . . . . . . . . . . .         6.80%(1)         6.95%           7.18%

------------
(1) Annualized.
(2) Based on amount outstanding at month-end during each period.

        The Company has a mortgage outstanding in the principal amount of $225,000 as of September 30, 1997. Principal payments of $75,000 are due annually through the year 2000.

CAPITAL RESOURCES

        The Company monitors compliance with bank and bank-holding company regulatory capital requirements, focusing primarily on risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital. Included in the risk-based capital method are two measures of capital adequacy, Tier 1 or core capital, and Total capital, which consists of Tier 1 plus Tier 2 capital. See "Business--Supervision and Regulation--Bank Holding Company Regulation" for definitions of Tier 1 and Tier 2 capital.

        The following tables set forth the Company's capital ratios as of the indicated dates.

                           RISK-BASED CAPITAL RATIOS

                                                                                   DECEMBER 31,
                                           SEPTEMBER 30,    ---------------------------------------------------------
                                                1997               1996                1995               1994
                                         ------------------ ------------------  ------------------ ------------------
                                          AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO
                                          ------    -----    ------    -----    ------    -----    ------    -----
                                                                    (DOLLARS IN THOUSANDS)
 Tier 1 capital to risk-weighted
   assets  . . . . . . . . . . .        $ 47,813    9.34%   $ 41,691   9.57%   $ 34,689    7.64%  $ 31,744    9.27%
 Tier 1 capital minimum
   requirement . . . . . . . . .          20,472    4.00      17,426   4.00      18,155    4.00     13,691    4.00

 Total capital to risk-weighted
   assets  . . . . . . . . . . .          53,857   10.52      47,033  10.80      39,292    8.66     35,723   10.44
 Total capital minimum
   requirements  . . . . . . . .          40,944    8.00      34,840   8.00      36,310    8.00     27,381    8.00

 Total risk-weighted assets  . .        $511,800            $435,642           $453,873           $342,265

LIQUIDITY

        The Company manages its liquidity position with the objective of maintaining sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. In addition to the normal inflow of funds from core-deposit growth, together with repayments and maturities of loans and investments, the Company utilizes other short-term funding sources such as securities sold under agreements to repurchase, overnight funds purchased from correspondent banks and the acceptance of short-term deposits from public entities. In the third quarter of 1996, the Banks received approval for membership in the FHLB, which provides an additional source of liquidity. The Banks also have various funding arrangements with commercial and investment banks providing up to $269.1 million of available funding sources in the form of federal funds lines, repurchase agreements and brokered certificate of deposit programs. The Banks maintain these funding arrangements to achieve favorable costs of funds and to enhance liquidity in the event of deposits withdrawals.

        The Company monitors and manages its position on several bases, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, investment portfolio maturities or calls, and anticipated depository buildups or runoffs.

        The Company classifies the majority of its investment securities as available-for-sale, thereby maintaining significant liquidity. The Company's liquidity position is further enhanced by structuring the majority of its loan portfolio interest payments as monthly, and also by the significant representation of retail credit and residential mortgage loans in the Company's loan portfolio.

        The Company's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities, consisting primarily of earnings, was $7.4 million and $10.6 million for the nine months ended September 30, 1997 and 1996, respectively, and $10.5 million, $13.1 million and $7.4 million for the years ended December 31, 1996, 1995 and 1994, respectively. A significant component in the fluctuation of net cash provided by or used in operating activities is the timing of the proceeds from real estate loans held for sale to permanent investors. Net cash used in investing activities, consisting primarily of loan and investment funding, was $88.8 million and $111.3 million for the nine months ended September 1997 and 1996, respectively, and $130.8 million, $118.8 million and $69.6 million for the years ended December 31, 1996, 1995 and 1994, respectively. Net cash provided by financing activities, consisting principally of deposit growth and net bank borrowings, was $83.4 million and $92.9 million for the nine months ended September 30, 1997 and 1996, respectively, and $119.2 million, $111.9 million and $70.5 million for the years ended December 31, 1996, 1995 and 1994, respectively.

ASSET/LIABILITY MANAGEMENT

        A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to minimize net interest income fluctuations in times of fluctuating market interest rates. Interest-sensitive assets and liabilities are those that are subject to repricing in the near term, including both variable-rate instruments and those fixed-rate instruments which are approaching maturity. Changes in net yield on interest-sensitive assets arise when interest rates on those assets (e.g., loans and investment securities) change in a different time period from that of interest rates on liabilities (e.g., time deposits). Changes in net yield on interest-sensitive assets also arise from changes in the mix and volumes of earning assets and interest-bearing liabilities.

        The Company's strategy with respect to asset/liability management is to maximize net interest income while limiting exposure to risks associated with volatile interest rates. This strategy is implemented by the Company's ongoing analysis and management of its interest rate risk, utilizing duration modeling applied to the actual assets and liabilities included in the Banks' balance sheets. The model uses cash flows and repricing information from each individual loan and certificate of deposit, plus repricing assumptions on products without specific repricing dates (e.g., savings and interest-bearing demand deposits) to calculate the durations of the Banks' assets and liabilities. Investment securities are stress tested and the theoretical changes in cash flow are a key element of the Company's model. The model also projects the effect on the Company's earnings and theoretical value for a change in interest rates.

        The following table sets forth the interest rate sensitivity of the Company's assets and liabilities as of September 30, 1997, and sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities as of that date, as well as the Company's interest rate sensitivity gap percentages for the periods presented. The table is based upon assumptions as to when assets and liabilities will reprice in a changing interest rate environment, and since such assumptions can be no more than estimates, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those estimated. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. Therefore, the following table does not and cannot necessarily indicate the actual future impact of general interest rate movements on the Company's net interest income.

                                                                     0-3          4-12          1-5         OVER 5
                                                                   MONTHS        MONTHS        YEARS        YEARS        TOTAL
                                                                   ------        ------        -----        -----        -----
                                                                                       (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Funds sold  . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 10,500   $       --     $     --     $      --   $  10,500
 Interest-bearing due from banks . . . . . . . . . . . . . . . . .       76           --           --            --          76
 Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11,841       32,213      191,665        98,915     334,634
 Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  330,469       34,139      100,589        20,038     485,235
                                                                   --------   ----------     --------     ---------   ---------
     Total interest-earning assets . . . . . . . . . . . . . . . . $352,886   $   66,352     $292,254     $ 118,953   $ 830,445
                                                                   ========   ==========     ========     =========   =========
INTEREST-BEARING LIABILITIES:
 Interest-bearing demand deposits  . . . . . . . . . . . . . . . . $ 71,675   $       --     $     --     $      --   $  71,675
 Money markets . . . . . . . . . . . . . . . . . . . . . . . . . .  117,582           --           --            --     117,582
 Savings deposits  . . . . . . . . . . . . . . . . . . . . . . . .   70,400           --           --            --      70,400
 Time deposits . . . . . . . . . . . . . . . . . . . . . . . . . .   89,657      282,444       50,570            --     422,671
                                                                   --------   ----------     --------     ---------   ---------
     Total interest-bearing deposits . . . . . . . . . . . . . . . $349,314   $  282,444     $ 50,570     $      --   $ 682,328
                                                                   ========   ==========     ========     =========   =========

SHORT-TERM BORROWINGS:
 Securities sold under agreements to repurchase, funds purchased,
   and treasury tax deposits . . . . . . . . . . . . . . . . . . . $  7,270   $       --     $     --     $      --   $   7,270
 Note payable, mortgage payable  . . . . . . . . . . . . . . . . .   16,696           75          150            --      16,921
 FHLB advances . . . . . . . . . . . . . . . . . . . . . . . . . .       --       10,000       12,000            --      22,000
                                                                   --------   ----------     --------     ---------   ---------
     Total borrowings  . . . . . . . . . . . . . . . . . . . . . .   23,966       10,075       12,150            --      46,191
                                                                   --------   ----------     --------     ---------   ---------
 Total interest-bearing liabilities  . . . . . . . . . . . . . . . $373,280   $  292,519     $ 62,720     $      --   $ 728,519
                                                                   ========   ==========     ========     =========   =========

 Interest sensitivity gap  . . . . . . . . . . . . . . . . . . . . $(20,394)  $ (226,167)    $229,534     $ 118,953

 Cumulative gap  . . . . . . . . . . . . . . . . . . . . . . . . .  (20,394)    (246,561)     (17,027)      101,926
 Interest sensitivity gap to total assets  . . . . . . . . . . . .    (2.32)%     (25.74)%     (26.12)%       13.54%
 Cumulative sensitivity gap to total assets  . . . . . . . . . . .    (2.32)%     (28.06)%      (1.94)%       11.60%

        Mortgage backed securities, including adjustable rate mortgage pools and collateralized mortgage obligations, are included in the above table based on their estimated weighted average lives obtained from outside analytical sources. Loans are included in the above table based on contractual maturity or contractual repricing dates. Interest-bearing demand and savings deposits are included in the above table based on the proposed policy statement issued by bank regulators on August 4, 1995. The table uses short-term repricing (one to three months) assumptions for all interest-bearing core deposits. Management believes this is a very conservative approach, which is not consistent with the Company's actual historical experience.

        The Company uses a duration model for each Bank's internal asset/liability management. This model computes the duration of each Bank's rate-sensitive assets and liabilities, a theoretical market value of each Bank, and the effects of rate changes on each Bank's earnings and market value. The results of the model indicate that the Banks on a combined basis are moderately liability sensitive. The rate shock analysis provided by the model shows that the effect of an immediate 200 basis point increase in rates would be to increase net income by 2.03% or approximately $220,400. The effect of an immediate 200 basis point decrease in rates would reduce net income by 10.08% or approximately, $1,100,000.

        Each Bank maintains specific interest rate risk management policy limits. Based upon simulation modeling, these guidelines include: (i) a +/- 20% change in net income upon an immediate 200 basis point change in interest rates; and (ii) a +/- 10% change in net income upon a gradual 200 basis point change in interest rates during a twelve month period.

EFFECTS OF INFLATION

        Inflation can have a significant effect on the operating results of all industries. However, management believes that inflationary factors are not as critical to the banking industry as they are to other industries, due to the high concentration of relatively short-duration monetary assets in the banking industry. Inflation does, however, have some impact on the Company's growth, earnings and total assets and on its need to closely monitor its equity capital levels.

        Interest rates are significantly affected by inflation, but it is difficult to assess the impact, since neither the timing nor the magnitude of the changes in the various inflation indices coincides with changes in interest rates. Inflation does impact the economic value of longer term, interest-bearing assets and liabilities, but the Company attempts to limit its long-term assets and liabilities, as indicated in the tables set forth under "--Financial Condition" and "--Asset/Liability Management."


IMPACT OF NEW ACCOUNTING STANDARDS

        Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), requires that public business enterprises report financial and descriptive information about reportable operating segments and report selected information about operative segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated.

        Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for the financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

        Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129"), clarifies standards for disclosing information about an entity's capital structure. SFAS No. 129 continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion-1966, and No. 15, Earnings per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. SFAS No. 129 eliminates the exemption for nonpublic entities from certain disclosure requirements of Opinion 15. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997.

        Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"), simplifies existing computational guidelines, revises disclosure requirements and increases the comparability of earnings per share on an international basis. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. The impact of adoption of SFAS No. 128 on the Company's financial statement is not expected to be significant.

        Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"), as amended by Statement of Financial Accounting Standards No. 127 ("SFAS No. 127"), provides accounting and reporting standards for loan securitization based on control of underlying the financial assets. It also provides accounting and implementation guidance for other transfers including partial transfers of loans, servicing of financial assets, repurchase agreements securities lending and extinguishing of liabilities. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. SFAS No. 127 defers the effective date of certain provisions, primarily relating to collateral, repurchase agreements, dollar-rolls, securities lending, and similar transactions, until January 1, 1998. Earlier or retroactive application is not permitted. The impact of adopting this statement is not expected to be material to the Company's financial statements.

                                    BUSINESS

THE COMPANY

        The Company is a community-based bank holding company headquartered in Melrose Park, Illinois. The Company provides a wide range of banking services, personal and corporate trust services, residential mortgage services and limited securities brokerage services. The Company's principal operating subsidiaries are four Illinois community banks: Midwest Bank and Trust Company, Midwest Bank, Midwest Bank of McHenry County and The National Bank of Monmouth. Midwest Bank and Trust Company, Midwest Bank and Midwest Bank of McHenry County are chartered as Illinois state banks and The National Bank of Monmouth has a national bank charter. In addition, the Company has three consolidated nonbank subsidiaries that provide trust, mortgage and data processing services.

        The Banks are community-oriented, full-service commercial banks, providing a wide range of banking services to individuals, small-to-medium-sized businesses, government and public entities and not-for-profit organizations. The Banks operate out of 13 locations with nine banking centers in the greater Chicago metropolitan area and four banking centers in Western Illinois. Midwest One Mortgage Services, Inc., a subsidiary of Midwest Bank, is a residential mortgage brokerage business offering mortgage services throughout the Chicago metropolitan area. Midwest Trust Services, Inc., a subsidiary of Midwest Bank and Trust Company, provides trust services for individuals and corporations. First Midwest Data Corp., a subsidiary of the Company, provides data processing services to the Company and the Banks except The National Bank of Monmouth.

        The Company focuses on establishing and maintaining long-term relationships with customers and is committed to serving the financial services needs of the communities it serves. In particular, the Company has emphasized in the past and intends to continue to emphasize its relationships with individual customers and small-to-medium-sized businesses. The Company actively evaluates the credit needs of its markets, including low- and moderate-income areas, and offers products that are responsive to the needs of its customer base. The markets served by the Company provide a mix of real estate, commercial and consumer lending opportunities, as well as a stable core deposit base.

        The Company, formerly known as First Midwest Corporation of Delaware, is a Delaware corporation. The Company was founded as a bank holding company in 1983 for Midwest Bank and Trust Company.

        Certain information with respect to the Banks and the Company's nonbank consolidated subsidiaries as of September 30, 1997, is set forth below:

                                                                                        NUMBER OF BANKING
 COMPANY SUBSIDIARIES               HEADQUARTERS          MARKET AREA                 CENTERS OR OFFICES
 ---------------------              ------------          -----------                 ---------------------
 Banks:
 Midwest Bank and Trust Company     Elmwood Park, IL      Chicago, Elmwood Park,                5
                                                          Melrose Park, Oak Park,
                                                          River Forest, Franklin
                                                          Park

 Midwest Bank                       Hinsdale, IL          Hinsdale, Downers                     2
                                                          Grove, Burr Ridge,
                                                          Westmont, Oak Brook,
                                                          Clarendon Hills

 Midwest Bank of McHenry County     Union, IL             Union, Algonquin,                     2
                                                          Marengo, Crystal Lake,
                                                          East Dundee, Lake In
                                                          the Hills, Huntley,
                                                          Carpentersville

 The National Bank of Monmouth      Monmouth, IL          Monmouth, Galesburg,                  4
                                                          Oquawka, Kirkwood

 Nonbank Subsidiaries:
 Midwest Trust Services, Inc.       Elmwood Park, IL      Chicago metropolitan                  1
                                                          area

 Midwest One Mortgage Services,     Melrose Park, IL      Chicago metropolitan                  3
 Inc.                                                     area

 First Midwest Data Corp.           Melrose Park, IL      *                                     1

-----------------------
* Performs data processing services for the Company and the Banks except The National Bank of Monmouth.

HISTORY

The Banks

  Midwest Bank and Trust Company was established in 1959 in Elmwood Park to provide community and commercial banking services to individuals and businesses in the contiguous and neighboring western suburbs of Chicago. Midwest Bank and Trust Company grew in the 1960s and 1970s with the economic development and population expansion of Elmwood Park, Melrose Park, Forest Park, River Grove, Franklin Park and, to a lesser extent, River Forest and Oak Park.

  Midwest Bank and Trust Company's original facility was located at the corner of North and Harlem Avenues in Elmwood Park, a central focus point for residential traffic and commercial business throughout the 1970s. As state banking regulations permitted, Midwest Bank and Trust Company established a drive-up facility at the corner of North and Fifth Avenues in Melrose Park in 1978. This facility provided a convenient location to serve business customers, which were an increasingly important part of the economic development of Melrose Park at that time. This location and surrounding acreage were developed into Midwest Centre in 1987, a commercial office building with a full-service banking center of Midwest Bank and Trust Company located on its main floor. Midwest Centre is the Company's current headquarters.

        The Company pursued growth opportunities through acquisitions beginning in the mid-to-late 1980s. Illinois State Bank of Chicago was acquired in 1986, providing the Company with a prime downtown Chicago location on South Michigan Avenue. Illinois State Bank of Chicago was merged into Midwest Bank and Trust Company in 1991 and is operated as a full-service banking center at the South Michigan Avenue location.

        Midwest Bank and Trust Company added two additional banking centers in Northwest Chicago at Pulaski Road in 1993 and Addison Street in 1996. Midwest Bank and Trust Company currently has a network of five full-service banking centers in diverse markets within Cook County, Illinois.

        The Company acquired the State Bank of Union in McHenry County in 1987 and, in 1991 changed its name to Midwest Bank of Union. This acquisition represented the first bank location for the Company outside of Cook County. The bank was renamed Midwest Bank of McHenry County in 1994 and opened a full-service banking center in Algonquin in southeastern McHenry County in August 1994. During the past three years, assets at Midwest Bank of McHenry County have increased from $36 million to $148 million as of September 30, 1997. As a result of this growth, Midwest Bank of McHenry County ranked as the fifth largest among 20 banks operating within McHenry County as of June 1997.

        The Company established a "de novo" bank, Midwest Bank of DuPage County, in Hinsdale in 1991. Midwest Bank of DuPage County was created to develop markets through the opening of a new banking center. The bank was subsequently renamed Midwest Bank of Hinsdale in 1991, and Midwest Bank in 1996. Midwest Bank opened a convenience banking center in 1996 in Downers Grove, within DuPage County, which has been expanded into a full-service banking center.

        In an effort to diversify the Company's core deposit base and develop profitable growth opportunities at a reasonable cost of market entry, the Company began an expansion program in West Central Illinois in the early 1990s. The Company acquired the Bank of Oquawka in Henderson County in 1991 and The National Bank of Monmouth via a merger with West Central Illinois Bancorp in 1993. Subsequently, the Bank of Oquawka was merged into The National Bank of Monmouth in 1994. A new full-service banking center was opened in Galesburg in Knox County in 1996. The National Bank of Monmouth currently has a network of four banking centers in Monmouth, Galesburg, Oquawka and Kirkwood.

Nonbank Subsidiaries

        The Company's nonbank subsidiaries were created in the 1990s to support the core retail and commercial banking activities of the Company and the Banks. First Midwest Data Corp. was established in 1991 to replace third party data processing services and provide competitive advantages in terms of service and delivery for the Banks. First Midwest Data Corp. provides a variety of services to the Company and the Banks except The National Bank of Monmouth, including processing of demand deposits, savings accounts, time deposits, loans and general ledgers and manages telephone banking and on-line computer services for retail and commercial customers. The National Bank of Monmouth provides its own data processing services.

        Midwest Trust Services, Inc. and Midwest One Mortgage Services, Inc. were established to provide specialized financial services to support the additional needs of banking customers on a value-added basis. These subsidiaries also maintain independent customer bases that can serve as referral leads for prospective retail and commercial relationships for the Banks.

        Midwest Trust Services, Inc. was a spin-off of the trust department of Midwest Bank and Trust Company in 1994 and was initially formed as a wholly-owned subsidiary of the Company to provide trust services and related specialized programs supporting each of the Banks. The Company transferred ownership of the subsidiary back to Midwest Bank and Trust Company as a capital contribution in 1995.

        Midwest One Mortgage Services, Inc. was formed by the Company in 1994 to provide secondary market mortgage origination for the Banks and independent customers. Mortgages originated by Midwest One Mortgage Services, Inc. are generally sold with servicing rights released to a large, diversified group of qualified secondary market investors. The Company transferred ownership of the subsidiary to Midwest Bank as a capital contribution in 1997.

THE BANKS

        The Company functions as a network of autonomous banks with centralized planning and staff support functions performed at the holding company level. Each Bank faces different levels and varied types of competition, which are addressed by the local, decentralized nature of each Bank. The Banks maintain full responsibility for the day-to-day operations of each banking center, including lending practices and decision-making, pricing, sales and customer service. The Banks are supported by centralized staff services provided by the Company for accounting, auditing, financial and strategic planning, marketing, human resources, loan review and regulatory compliance.

        Set forth below is selected financial and other information for each Bank for the nine months ended September 30, 1997 and 1996 and for the twelve months ended December 31, 1996 and 1995.

                                                   NINE MONTHS ENDED                    YEAR ENDED
                                                     SEPTEMBER 30,                     DECEMBER 31,
                                           --------------------------------- ---------------------------------
                                                 1997             1996             1996             1995
                                           ---------------  ---------------- ---------------- ----------------
                                                                 (DOLLARS IN THOUSANDS)
 MIDWEST BANK AND TRUST COMPANY(1)
 Net income  . . . . . . . . . . . . . .      $  4,468          $  4,537         $  5,971         $  5,312
 Return on average assets  . . . . . . .          1.40%             1.59%            1.56%            1.61%
 Return on average equity  . . . . . . .         21.15%            23.16%           22.70%           22.06%
 Total assets  . . . . . . . . . . . . .      $444,542          $395,686         $406,045         $363,523
 Total loans . . . . . . . . . . . . . .      $244,068          $201,075         $217,422         $203,006
 Total deposits  . . . . . . . . . . . .      $408,125          $364,899         $369,459         $332,257
 Number of banking centers . . . . . . .             5                 5                5                4

 MIDWEST BANK (2)
 Net income  . . . . . . . . . . . . . .      $  1,260          $  1,059         $  1,471         $  1,095
 Return on average assets  . . . . . . .          1.11%             1.19%            1.19%            1.19%
 Return on average equity  . . . . . . .         17.04%            16.28%           16.77%           15.47%
 Total assets  . . . . . . . . . . . . .      $161,261          $129,509         $146,269         $104,787
 Total loans . . . . . . . . . . . . . .      $ 96,658          $ 73,769         $ 80,538         $ 61,105
 Total deposits  . . . . . . . . . . . .      $144,896          $114,952         $132,237         $ 95,558
 Number of banking centers . . . . . . .             2                 2                2                1

 MIDWEST BANK OF MCHENRY COUNTY
 Net income  . . . . . . . . . . . . . .      $  1,202          $    787         $  1,128         $    633
 Return on average assets  . . . . . . .          1.19%             1.00%            1.04%            0.88%
 Return on average equity  . . . . . . .         17.64%            14.98%           15.51%           13.28%
 Total assets  . . . . . . . . . . . . .      $148,293          $117,416         $122,774         $ 95,111
 Total loans . . . . . . . . . . . . . .      $ 76,449          $ 54,621         $ 56,943         $ 40,110
 Total deposits  . . . . . . . . . . . .      $123,050          $105,545         $106,910         $ 87,602
 Number of banking centers . . . . . . .             2                 2                2                2

 THE NATIONAL BANK OF MONMOUTH
 Net income  . . . . . . . . . . . . . .      $    683          $    644         $    847         $    769
 Return on average assets  . . . . . . .          0.83%             0.78%            0.82%            0.85%
 Return on average equity  . . . . . . .          8.30%             8.03%            7.88%            7.28%
 Total assets  . . . . . . . . . . . . .      $119,040          $111,183         $108,218         $ 94,728
 Total loans . . . . . . . . . . . . . .      $ 63,739          $ 63,868         $ 64,196         $ 54,280
 Total deposits  . . . . . . . . . . . .      $101,370          $ 90,191         $ 94,457         $ 76,109
 Number of banking centers . . . . . . .             4                 4                4                3

------------------
(1)  Does not include financial information for Midwest Trust Services, Inc.
(2)  Does not include financial information for Midwest One Mortgage Services,
     Inc.

        The Banks accounted for nearly 99.0% of assets and virtually all net income of the Company as of and for the nine months ended September 30, 1997 and 1996 and as of and for the years ended 1996 and 1995.

MARKETS

        The Banks operate in broadly diverse markets, with varying levels of growth rates of economic development and activity. Population trends, geographic density and the demographic mix vary by market. The largest segments of the Company's customer base live and work in relatively mature markets in Cook County and West Central Illinois. The market in Hinsdale is a more affluent and upwardly mobile segment with a higher percentage of white collar professionals. The southern portion of McHenry County is a high growth market characterized by a core middle class base, augmented by a rapid influx of young families and professional couples.

        The Company considers its primary market areas to be those areas immediately surrounding its offices for retail customers and, generally, within a 10-20 mile radius of each Bank for commercial relationships. The Banks operate out of 13 full-service locations in the Chicago metropolitan area and in Western Illinois from offices in Monmouth, Galesburg, Oquawka and Kirkwood. Accordingly, the Company's business extends throughout the Chicago metropolitan area and Western Illinois, but is highly concentrated in the areas in which the Company's offices are located. The communities in which the Company's offices are located have a broad spectrum of demographic characteristics. These communities include a number of densely populated areas as well as rural areas, and some extremely high-income areas as well as many middle- income and some low- to moderate-income areas.

        The following table sets forth certain information with respect to each of the Banks' primary markets:

                                                                                 MEDIAN        POPULATION
                                               MARKET AREAS                     HOUSEHOLD      OF AREA OR
BANK                                    (ALL ARE ILLINOIS COMMUNITIES)          INCOME (2)       CITY (2)
-----                                   ------------------------------          ----------     -------------
Midwest Bank and Trust Company          Chicago-Michigan Ave (1)                  $60,901       Commuter
                                        Chicago-Addison Office (1)                $40,278         56,000
                                        Chicago-Pulaski Office (1)                $27,875         48,000
                                        Elmwood Park, Melrose Park,
                                         Oak Park, River Forest,
                                         Franklin Park                            $50,330        127,867

Midwest Bank                            Hinsdale, Downers Grove,
                                         Burr Ridge, Westmont, Oak Brook,
                                         Clarendon Hills                          $73,992        107,966

Midwest Bank of McHenry County          Union, Algonquin, Marengo,
                                         Crystal Lake, East Dundee, Lake
                                         In The Hills, Carpentersville,
                                         Huntley                                  $46,035         75,619

National Bank of Monmouth               Monmouth, Galesburg, Oquawka,
                                         Kirkwood                                 $26,186         45,338

---------------
(1) Information for radius of 1 mile of bank office.
(2) Reflects 1994 estimates published by Bureau of the Census, U.S. Department of Commerce.

        According to the 1990 census, the Chicago metropolitan area is the third largest metropolitan area in the United States with a population of approximately 7.1 million. With approximately 600,000 manufacturing jobs, 1.1 million service jobs, 1.1 million jobs in retail/wholesale trade, transportation and public utilities, and 300,000 jobs in finance, insurance and real estate, the Chicago metropolitan area followed only the New York and Los Angeles metropolitan areas in total nonagricultural wage and salary employment.

STRATEGY

        The Company believes that its continued success is dependent on its ability to provide to its customers value-added retail and commercial banking programs and other financial products and services which are delivered by experienced, committed banking professionals operating under the highest standards of customer service. The growth strategy of the Company is to increase its core banking business, further develop its mortgage, trust and securities brokerage activities, and expand into other financial services. Key aspects of the Company's strategy include the following:

  - Maintain high levels of customer service through decentralized operating structure. The Company believes that its independent banking and service operations, supported by a professional centralized staff, will continue to enable the Company to remain a low cost provider of premium rate deposits and competitively priced loan products.

  - Increase market share within existing markets and expand into new markets. The Company intends to continue to increase its core banking business in existing markets through its commercial banking program and retail sales and distribution system. As opportunities arise, the Company intends to augment its internal growth and broaden its community banking presence within the six county Chicago metropolitan area, Northern and Central Illinois and neighboring states through branch build-outs and selective acquisitions. The Company may also pursue joint ventures with strategic partners in nonbanking specialized financial services.

  - Enhance cross-selling of value-added products and services. The Company serves in excess of 40,000 customers with more than 70,000 accounts. The Company plans to generate additional business from its existing customer base. The Company has recently installed an automated marketing central information system that should enable it to focus its efforts on desirable target segments within its base, offering additional customized and personalized value-added services.

  - Maintain a leadership position in product development and marketing. The Company intends to continue to develop innovative and highly competitive retail banking products, designed to build a strong, growing customer base within existing and potential new markets. The Company has developed a wide range of customized products and services targeted for specific groups within its markets. Management intends to support product developments with comprehensive, innovative and creative marketing and merchandising campaigns, primarily through newsprint, direct mail and community special events.

  - Increase the revenue base of nonbank financial service subsidiaries. The Company will seek to increase the revenues generated from trust, mortgage and securities brokerage services and also develop and offer other financial products and services as additional future revenue sources. A primary focus of management's efforts will be to substantially increase the number of valued-added trust service relationships through a broad expansion of products and service programs, combined with an incentive-based, comprehensive cross-selling effort targeted at qualified commercial and retail customer accounts. The Company also intends to materially increase secondary market origination levels through officer calling efforts, cross-selling to the existing customer base and a more aggressive expansion of product lines. Management intends to expand existing securities brokerage capabilities to the Banks and, as competitive circumstances permit, broaden them to include customized annuity and mutual funds programs. The Company is also exploring opportunities to develop products, programs and services in whole, term and universal life insurance lines, as well as selected well-defined casualty areas through joint venture agreements or agency acquisitions.

  - Increase existing loan-to-deposit ratios of the Banks. The Company will attempt to increase the Banks' loan-to-deposit ratios in order to improve and expand its interest rate margins. Management intends to seek quality loan relationships through comprehensive and consistent calling efforts by experienced relationship managers and senior officers. Conservative lending practices will continue to be applied throughout the banking network by each Bank's weekly credit committee meeting and the Company's loan review function.

  - Expand funding sources for liquidity and interest rate risk management. The Company will seek to expand its use of non-traditional funding sources, including FHLB facilities, state deposits, brokered deposit relationships and agency repurchase lines, to support its anticipated growth. These sources will supplement the existing core deposit base, provide greater flexibility in managing funding costs and minimize potential risks of disintermediation and rate exposure at varying points in the economic cycle.

Management believes that these strategies, which are subject to change at any time, will support the continued profitable growth of the Company and allow it to maintain consistent high performance and leadership positions in its markets.

PRODUCTS AND SERVICES

Deposit Products

        Management believes the Company and the Banks are leaders in developing and marketing innovative deposit products and programs which address the needs of customers in each of the local markets served. These products include:

        Checking Accounts. The Company has developed a range of different checking account products designed and priced to meet specific target segments (e.g., age and industry groups) of the local markets served by each Bank.

        NOW/Money Market Accounts. The Company offers several types of premium rate NOW accounts and money market accounts with interest rates indexed to the prime rate or the 91-day U.S. Treasury bill rate. The Banks were one of the first to offer these products in their respective local markets.

        Time Deposits. The Company offers a wide range of innovative time deposits, usually offered at premium rates with special features to protect the customer's interest-earnings in changing interest rate environments. For example, specific products include the FlexRate CD, which permit interest rate adjustments at the customer's option, the Customer Choice CD, that has limited or reduced prepayment penalties, and the ADDvantage CD where customers can add additional amounts to an existing certificate at any time through maturity.

Lending Services

        The Company aggressively seeks quality loan relationships. The Company's loan portfolio consists of commercial loans, commercial real estate loans, agricultural loans, consumer real estate loans (including home equity lines of credit) and consumer loans. Management of the Company emphasizes sound credit analysis and loan documentation. Management also seeks to avoid undue concentrations of loans to a single industry or based on a single class of collateral. The Company has concentrated its efforts on building its lending business in the following areas:

        Commercial Loans. Commercial and individual loans are made to small- to medium-sized businesses that are sole proprietorships, partnerships, and corporations. Generally, these loans are secured with collateral including accounts receivable, inventory and equipment, and require personal guarantees of the principals. Frequently, these loans are further secured with real estate equities.

        Commercial Real Estate Loans. Commercial real estate loans include loans for acquisition, development, and construction of real estate which are secured by the real estate involved, and other loans secured by farmland, commercial real estate, multifamily residential properties, and other nonfarm, nonresidential properties. Loans retained by the Company for its portfolio are generally short-term balloon loans and adjustable rate mortgages with initial fixed terms of one to five years.

        Agricultural Loans. A relatively small, but important segment of the loan portfolio are farm crop production loans on a seasonal basis, machinery and equipment loans of a medium term nature and longer term real estate loans to purchase acreage. Farm production loans are concentrated primarily in corn and bean crops, with only a small portion tied to livestock. The National Bank of Monmouth is a major agribusiness lender in West Central Illinois and Midwest Bank of McHenry County has a small agricultural loan portfolio in Northern Illinois.

        Consumer Real Estate Loans. Consumer real estate loans are made to finance residential units that will house from one to four families. While the Company originates both fixed and adjustable rate consumer real estate loans, virtually all one-to-five year adjustable rate loans originated pursuant to Fannie Mae and FHLMC guidelines are sold in the secondary market. In the normal course of business, the Company retains medium-term fixed-rate loans. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition."

        Home equity lines of credit, included within the Company's consumer real estate loan portfolio, are secured by the borrower's home and can be drawn on at the discretion of the borrower. These lines of credit are generally at variable interest rates. When made, home equity lines, combined with the outstanding loan balance of prior mortgage loans, generally do not exceed 80% of the appraised value of the underlying real estate collateral.

        Consumer Loans. Consumer loans (other than consumer real estate loans) are collateralized loans to individuals for various personal reasons such as automobile financing and home improvements.

        Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Loan approval is also subject to the Company's formal loan policy, as established by each Bank's board of directors, and to the concurrence of an officers' credit committee (or the Bank's board of directors or a committee of the board) in addition to the recommendation of the lending officer. This system is intended to assure that commercial credit requests are subjected to independent objective review on at least two different levels, and is believed to be a key element of the Company's low level of loan losses.

        Management believes that the effectiveness of the Company's loan administration is evidenced in its low delinquency rate and its low loss experience in recent periods. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition."

ATMs

        The Banks maintain a network of 18 ATM sites generally located within the Banks' local markets. All ATM equipment is owned by the Banks. Thirteen of the ATM sites are located at various banking centers, and five are maintained off-site at hotels, supermarkets and schools.

Trust Activities

        Midwest Trust Services, Inc. is a full-service Illinois trust company offering land trusts, personal trusts, custody accounts, retirement plan services and corporate trust services. As of September 30, 1997, Midwest Trust Services, Inc. maintained relationships representing an aggregate market value of $120.5 million in assets with an aggregate book value of $97.8 million. In addition, Midwest Trust Services, Inc. administered 2,036 land trust accounts as of September 30, 1997. The service approach of Midwest Trust Services, Inc. is personalized, reflecting client relationships and cost-effective pricing for services rendered.

        The National Bank of Monmouth also provides trust services to its customers and maintained trust accounts with an aggregate market value of $35.3 million and an aggregate book value of $19.9 million as of September 30, 1997.

Mortgage Services

        Midwest One Mortgage Services, Inc. serves customers, residents and realtors in local markets within the Chicago metropolitan area through loan originators located at banking centers in Elmwood Park, Melrose Park, Hinsdale and Algonquin. The primary services offered by Midwest One Mortgage Services, Inc. include conventional first and second mortgages on one-to-four-family housing on a new issue or refinancing basis, as well as special programs for first-time-homebuyers, reverse mortgages, and loans for individuals with a history of credit problems, generally classified or described as "B", "C", and "D" paper within the mortgage industry. Midwest One Mortgage Services, Inc. offers a range of products with varied terms, rates and maturities to meet the needs of customers within local markets. Fixed rate mortgages are offered from three to thirty years, and adjustable rate mortgages are available with different options and rate adjustment dates. The majority of mortgage loans are sold in the secondary market to a range of investors that offer a complementary mix of conventional and specialty loan programs.

Securities Brokerage

        Securities brokerage services are provided through arrangements with an independent regional brokerage firm. Licensed brokers are located at three banking centers and provide services with respect to stocks and securities trading, financial planning, mutual funds sales, fixed and variable rate annuities and tax-exempt and conventional unit trusts.

COMPETITION

        The Company competes in the financial services industry through the Banks, Midwest One Mortgage Services, Inc. and Midwest Trust Services, Inc. The financial services business is highly competitive. The Company encounters strong direct competition for deposits, loans and other financial services. The Company's principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms.

        In addition, in recent years, several major multibank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than the Company and have access to greater capital and other resources. In addition, many of the Company's nonbank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or Illinois chartered banks. As a result, such nonbank competitors have advantages over the Company in providing certain services.

        The Company addresses these competitive challenges by creating market differentiation and by maintaining an independent community bank presence with local decision-making within its markets. The Bank competes for deposits principally by offering depositors a variety of deposit programs, convenient office locations, hours and other services. The Banks compete for loan originations primarily through the interest rates and loan fees they charge, the efficiency and quality of services they provide to borrowers, the variety of their loan products and their trained staff of professional bankers.

        The Company competes for qualified personnel by offering competitive levels of compensation, management and employee cash incentive programs, and by augmenting compensation with stock options pursuant to its stock option plan. Attracting and retaining high quality employees is important in enabling the Company to compete effectively for market share with both the Company's large and small competitors.

PROPERTIES

        The principal office of the Company is located in Midwest Centre at 501 West North Avenue, Melrose Park, Illinois. This four-story building is owned by Midwest Bank and Trust Company and comprises approximately 48,000 square feet. This location also houses the Melrose Park banking center of Midwest Bank and Trust Company, a Midwest One Mortgage Services, Inc. office and a number of nonaffiliated professional offices.

        Midwest Bank and Trust Company maintains three full-service banking facilities in Chicago at 300 South Michigan Avenue, 4012 North Pulaski Road and 7227 West Addison Street. Its main office is at 1606 North Harlem Avenue, Elmwood Park. This facility is also the office of Midwest Trust Services, Inc. Midwest Bank and Trust Company also occupies a lending facility adjacent to the main bank building. Midwest Bank and Trust Company occupies a total of 25,100 square feet at these locations. Midwest Bank and Trust Company owns all of these facilities, except the Michigan Avenue facility and a portion of the Elmwood Park facility, both of which are leased.

        Midwest Bank is located at 500 West Chestnut Street in Hinsdale. This facility is owned by Midwest Bank and comprises approximately 10,500 square feet. Midwest Bank also maintains a full-service banking facility in Downers Grove, Illinois. This leased facility totals 3,700 square feet.

        Midwest Bank of McHenry County is located at 17622 Depot Street, Union, Illinois. This facility is owned by Midwest Bank of McHenry County and comprises approximately 4,000 square feet. Midwest Bank of McHenry County also maintains a full-service banking facility in Algonquin, Illinois. Midwest Bank of McHenry County owns the facility, which consists of 12,000 square feet.

        The National Bank of Monmouth is located at 100 East Broadway, Monmouth, Illinois and maintains full-service banking facilities in Galesburg, Oquawka and Kirkwood, Illinois. The bank occupies a total of 42,900 square feet at these locations. All of these facilities are owned by The National Bank of Monmouth.

LEGAL PROCEEDINGS

        The Company and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against the Company or any of its subsidiaries which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of the Company.

EMPLOYEES

        As of November 30, 1997, the Company and its subsidiaries had 256 full-time employees and 104 part-time employees. Management considers its relationship with its employees to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The name, age and position of each of the Directors and executive officers of the Company are as follows:

                      Name                         Age                         Position
 ----------------------------------------------    ---    ---------------------------------------------------
 E. V. Silveri . . . . . . . . . . . . . . . .     67     Chairman of the Board
 Robert L. Woods . . . . . . . . . . . . . . .     67     President, Chief Executive Officer and Director
 Angelo DiPaolo  . . . . . . . . . . . . . . .     59     Director
 Daniel Nagle  . . . . . . . . . . . . . . . .     64     Director
 Joseph Rizza  . . . . . . . . . . . . . . . .     55     Director
 LeRoy Rosasco . . . . . . . . . . . . . . . .     65     Director
 Robert D. Small . . . . . . . . . . . . . . .     67     Director
 Leon Wolin  . . . . . . . . . . . . . . . . .     70     Director
 Edward H. Sibbald . . . . . . . . . . . . . .     49     Executive Vice President and Chief Financial
                                                          Officer
 Brad A. Luecke  . . . . . . . . . . . . . . .     47     President, Midwest Bank and Trust Company
 James I. McMahon  . . . . . . . . . . . . . .     44     President, Midwest Bank
 Stephen M. Karaba . . . . . . . . . . . . . .     40     President, Midwest Bank of McHenry County
 Roger C. Davis  . . . . . . . . . . . . . . .     64     President, The National Bank of Monmouth

        E.V. Silveri has served as Chairman of the Board of the Company since 1983. Mr. Silveri was elected a director of Midwest Bank and Trust Company in 1972 and has been Chairman of the Board of Midwest Bank and Trust Company since 1975. He is also a member of the board of directors of Midwest Bank, First Midwest Data Corp., Midwest Trust Services, Inc. and Midwest One Mortgage Services, Inc. Since 1984, Mr. Silveri has been the President and also a director of Go-Tane Service Stations, Inc., a firm he co-founded in 1966.

        Robert L. Woods has served as President and Chief Executive Officer and as a Director of the Company since 1983. Previously, he was the President of Midwest Bank and Trust Company from 1967 to 1992. Mr. Woods also serves as Chairman of the Board of Directors of Midwest Bank. In addition, he is a director of The National Bank of Monmouth, Midwest One Mortgage Services, Inc., and First Midwest Data Corp.

        Angelo DiPaolo has served as a Director of the Company since 1983. He has also served as a director of Midwest Bank and Trust Company since 1982. He has served as President of DiPaolo Company, a heavy construction company, and DiPaolo Center, a commercial complex in Glenview, Illinois, since 1963.

        Daniel Nagle has served as a Director of the Company and as a director of Midwest Bank and Trust Company since 1983 and 1975, respectively. He also has served as a director of Midwest Bank since 1991 and Midwest Trust Services, Inc. since 1994. Mr. Nagle is an attorney with the law firm of Nagle & Nagle.

        Joseph Rizza has served as a Director of the Company since April 1997. He was elected a director of Midwest Bank in 1994. Mr. Rizza is the owner of Joe Rizza Enterprises which owns several automobile dealerships and financial service companies in the Chicago metropolitan area.

        LeRoy Rosasco has served as a Director of the Company since 1983. He has also served as a director of Midwest Bank and Trust Company since 1969. Mr. Rosasco has been the owner and President of ProTacTic Golf, Inc. since 1996. Prior thereto, Mr. Rosasco was a private investor with LPR Enterprises, Inc., a real estate investment firm, for 10 years.

        Robert D. Small has served as a Director of the Company since 1983.   He
was originally elected to serve as a director of Midwest Bank and Trust Company in 1974. He has previously served as President and director of Midwest Bank of McHenry County from 1989 to 1993. Mr. Small has been President of Small's Furniture City since 1980.

        Leon Wolin has served as a Director of the Company since 1991. He was elected a director of Midwest Bank and Trust Company in 1989 Mr. Wolin has served as a director of Midwest Bank since 1996. Mr. Wolin has been President of both Wolin-Levin, Inc., a real property management and consulting firm, and Price Associates, Inc., a real estate appraisal and consulting firm since 1950.

        Edward H. Sibbald was named Executive Vice President and Chief Financial Officer of the Company in October 1997. Previously, Mr. Sibbald served as Senior Vice President-Administration since 1991. Mr. Sibbald also serves as Chairman of the Executive Committee and director of The National Bank of Monmouth and as a director of Midwest Bank of McHenry County. In addition, he is a Vice President and a director of Midwest One Mortgage Services, Inc., and serves as a director of First Midwest Data Corp.

        Brad A. Luecke has served as President and Chief Executive Officer of Midwest Bank and Trust Company since 1991. Mr. Luecke also serves as Trust Officer and director of Midwest Trust Services, Inc. and as a director of Midwest One Mortgage Services, Inc.

        James I. McMahon has served as President and Chief Executive Officer and a director of Midwest Bank since 1991. Mr. McMahon has been a Vice President of the Company since 1987. He was elected President of Midwest One Mortgage Services in 1997. He has served as director of Midwest One Mortgage Services, Inc. and Midwest Trust Services, Inc. since 1994.

        Stephen M. Karaba has served as President of Midwest Bank of McHenry County since 1994. Previously, Mr. Karaba was an Executive Vice President of Midwest Bank of McHenry County and served as Vice President-Commercial Lending of Illinois State Bank, and subsequently, Midwest Bank and Trust Company beginning in 1989. Mr. Karaba has been a director of Midwest Bank of McHenry County, Midwest Trust Services, Inc., and Midwest One Mortgage Services, Inc. since 1994.

        Roger C. Davis has served as President and Chief Executive Officer of The National Bank of Monmouth since 1994. He also has been a director of The National Bank of Monmouth since 1994. Mr. Davis was Executive Vice President of The National Bank of Monmouth from 1991 to 1994 and served as Chairman of the Board of Midwest Bank of Oquawka from 1993 to 1994.

BOARD OF DIRECTORS

        The Board of Directors of the Company consists of eight members each serving one-year terms that expire at the next annual meeting of stockholders. Upon approval by the Company's stockholders at the next annual or special meeting, the Company will implement staggered terms for the Board as described under "Description of Capital Stock--Certain Anti-Takeover Effects of the Company's Certificate of Incorporation, By-Laws and Delaware Law." The Board of Directors has established an Audit Committee that recommends the annual appointment of the Company's auditors and reviews the scope and results of the audit and other services provided by the Company's independent auditors. In addition, the Board of Directors acts as a Compensation Committee for the purpose of administering the Company's 1996 Stock Option Plan.

BOARD OF DIRECTORS' COMPENSATION

        All Directors of the Company receive fees of $12,000 per year for serving on the Board. Except for Joseph Rizza and Robert Small, all Directors of the Company are also members of the board of directors of Midwest Bank and Trust Company. Five Directors of the Company also serve on the board of directors of Midwest Bank, and Robert L. Woods also serves on the board of directors of The National Bank of Monmouth.

        Each director of the Company's subsidiaries received between $3,900-8,400 per year in base directors' fees. Each subsidiary maintains its own fee structure for director compensation.

        Certain subsidiaries also provide fees for director participation in specific board of directors committees (such as loan committees, audit committees and executive committees) which range between $420-4,200 annually.

        One Director of the Company, Daniel Nagle, also serves as Corporate Secretary and receives an annual fee not exceeding $12,000 for legal services rendered to the board of directors of Midwest Bank and Trust Company and Midwest Bank.

EXECUTIVE COMPENSATION

        The following table summarizes the compensation paid by the Company to the President and Chief Executive Officer and the four other most highly paid executive officers (the "Named Executive Officers") during 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION
                             ---------------------------------------------------
                                                                   OTHER ANNUAL     SECURITIES     ALL OTHER
     NAME AND PRINCIPAL                                              COMPEN-        UNDERLYING      COMPEN-
          POSITION             YEAR     SALARY ($)   BONUS ($)       SATION ($)    OPTIONS (#)    SATION ($)
 -------------------------     ----     ----------   ---------   ---------------  ------------    ----------
 Robert L. Woods . . . . . .   1996       300,000      150,000        31,350(1)            0        11,575(2)
       President and           1995       250,000      100,000        27,575(1)            0        11,358(2)
       Chief Executive         1994       250,000            0        26,300(1)            0         8,998(2)
       Officer
 Edward H. Sibbald . . . . .   1996       126,000       25,313        13,300(3)        6,000         5,815(4)
       Executive Vice          1995       119,000       24,487         6,125(3)            0         4,262(4)
       President and           1994       114,400       21,977         3,000(3)            0         4,620(4)
       Chief Financial
       Officer
 Brad A. Luecke  . . . . . .   1996       155,000       31,140        15,325(5)       10,000         5,938(4)
       President, Midwest      1995       145,000       35,000        16,237(5)            0         5,775(4)
       Bank and Trust          1994       145,000       25,000        13,100(5)            0         5,100(4)
       Company
 James I. McMahon  . . . . .   1996       140,000       28,584        10,566(6)       10,000         4,318(4)
       President, Midwest      1995       130,000       30,500         5,869(6)            0         4,200(4)
       Bank                    1994       125,000       25,877         3,500(6)            0         4,512(4)

 Stephen M. Karaba . . . . .   1996        90,000       18,325         7,400(7)       10,000         4,214(4)
       President, Midwest      1995        80,000       16,000         3,425(7)            0         3,080(4)
       Bank of McHenry         1994        65,000        9,588         3,000(7)            0         3,687(4)
       County

--------------------
(1) Consists of directors' fees of $26,150, $22,375 and $21,600 in 1996, 1995 and 1994, respectively, and an automobile allowance of $5,200 in each of 1996 and 1995 and $4,800 in 1994.
(2) Consists of a matching contribution made by the Company pursuant to the Company's 401(k) Plan of $7,917, $7,700 and $5,340 in 1996, 1995 and 1994,
    respectively, and life insurance premiums paid by the Company on behalf of Mr. Woods in the amount of $3,658 in each of 1996, 1995 and 1994.
(3) Consists of directors' fees of $8,500, $6,125 and $3,000 in 1996, 1995 and 1994, respectively, and an automobile allowance of $4,800 in 1996.
(4) Consists of a matching contribution made by the Company pursuant to the Company's 401(k) Plan.
(5) Consists of directors' fees of $11,900 in 1996 and $11,000 in each of 1995 and 1994, and membership fees of $3,425, $5,137 and $2,000 in 1996, 1995 and 1994, respectively.
(6) Consists of directors' fees of $3,600 for each of 1996 and 1995, and $3,000 for 1994, membership fees of $2,220, $275 and $500 in 1996, 1995 and 1994, respectively, and tuition reimbursement of $4,746 and $1,994 in 1996 and 1995, respectively.
(7) Consists of directors' fees of $3,800, $3,425 and $3,000 in 1996, 1995 and 1994, respectively, and an automobile allowance of $3,500 in 1996.

         The information presented below summarizes certain information about the Common Stock underlying options which were granted in 1996 by the Company to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                            ------------------------------------------------------- POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF     PERCENT OF                                 ASSUMED ANNUAL RATES OF
                             SECURITIES   TOTAL OPTIONS                                STOCK PRICE APPRECIATION
                             UNDERLYING     GRANTED TO    EXERCISE OF                      FOR OPTION TERM
                               OPTION      EMPLOYEES IN    BASE PRICE   EXPIRATION  -----------------------------
                             GRANTED(#)    FISCAL YEAR       ($/SH)        DATE           5%($)          10%($)
           NAME             ------------ ---------------  ------------ -----------  ----------------  ---------
           ----
Edward H. Sibbald . . . .       6,000            9.7%         $8.125      12/31/06         30,659       77,694
Brad A. Luecke  . . . . .      10,000           16.1           8.125      12/31/06         51,098      129,492
James I. McMahon  . . . .      10,000           16.1           8.125      12/31/06         51,098      129,492
Stephen M. Karaba . . . .      10,000           16.1           8.125      12/31/06         51,098      129,492

        The following table summarizes the number and value of stock options relating to Common Stock that were unexercised at December 31, 1996. No stock options have been exercised by the Named Executive Officers during 1997.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                                 OPTION VALUES


                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                  SHARES          VALUE      OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                                ACQUIRED ON     REALIZED        YEAR-END (#)             FISCAL YEAR-END ($)
             NAME              EXERCISE (#)        ($)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             ----              ------------     --------  -------------------------   -------------------------
       <S
       Edward H. Sibbald . .         0            0             1,500/4,500                 563/1,688
       Brad A. Luecke  . . .         0            0             2,500/7,500                 938/2,813
       James I. McMahon  . .         0            0             2,500/7,500                 938/2,813
       Stephen M. Karaba . .         0            0             2,500/7,500                 938/2,813


TRANSITIONAL EMPLOYMENT AGREEMENTS

        The Company and certain subsidiaries of the Company expect to enter into separate Transitional Employment Agreements with the Named Executive Officers and certain other officers of the Company or its subsidiaries. The Transitional Employment Agreements are designed to minimize the impact of change of control transactions on the performance of key officers and executives. In the event of a "change in control" (generally, the acquisition of 50% or more of the voting power or the sale of more than 40% of the assets of the Company or the relevant subsidiary); the agreements require the Company, the relevant subsidiary or any successor, as the case may be, to continue the employment of the affected officers for either 12 or 24 months in their respective positions and at their respective salaries (including directors' fees, if any) with the right to participate in new or continuing bonus, incentive, benefit and other plans. In the event the employment of an officer is terminated by (i) the officer for any reason during the first year following the change in control, (ii) by an acquiror for any reason other than death, disability or cause, or (iii) upon resignation by the affected officer due to constructive discharge (e.g., a reduction in salary or benefits, a material diminution in title, duties or responsibilities, or a significant change in hours worked or location), the acquiror is obligated to continue the affected officer's salary (including directors' fees, if any) and benefits through the remainder of the term of the agreement.

1996 STOCK OPTION PLAN

        In November 1996, the Company adopted the 1996 Stock Option Plan (the "Plan") pursuant to which incentive stock options and nonqualified stock options may be granted to executives, key personnel, consultants and nonemployee directors of the Company. The incentive stock options granted under the Plan will be qualified as such under the Internal Revenue Code of 1986, as amended (the "Code").

        The purpose of the Plan is to allow the Company to offer executives, key personnel, consultants and nonemployee directors stock-based incentives in the Company, thereby giving them a stake in the Company's growth and prosperity and encouraging them to continue their services with the Company, its subsidiaries or affiliated companies.

        The Plan permits the grant of options to purchase up to 500,000 shares of Common Stock. Authorized but unissued shares and treasury shares may be made available for issuance under the Plan. In the event of corporate changes affecting the Common Stock such as stock splits, stock dividends, reorganizations, mergers or consolidations, appropriate adjustments will be made in the number of shares for which options may thereafter be granted under the Plan and the option price and the number of shares subject to outstanding options granted pursuant to the Plan.

        Incentive stock options may be granted only to employees of the Company. Nonqualified stock options may be granted to all employees of, and consultants who provide services to, the Company or its Subsidiaries. Options may be granted to employees or consultants at any time and from time to time in the sole discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). The full Board of Directors currently serves as the Compensation Committee. No employee or consultant may receive options covering more than 100,000 shares in any single fiscal year.

        The price to be paid for shares upon the exercise of each option pursuant to the Plan may not be less than the fair market value of such shares on the date on which the option is granted, as determined by the Board or the Compensation Committee. The exercise price of any incentive stock option granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries must not be less than 110% of the fair market value of the option shares on the date of grant. The fair market value of the option shares shall be the most recent closing sales price for shares of the Common Stock traded in the over-the-counter market as reported by the market makers for the Common Stock. Upon exercise, the option price shall be paid either in cash or, if lawful and permitted, (a) by the exchange of a number of previously acquired shares of the Company with a fair market value at the time of exercise equal to the total exercise purchase price; or (b) by any other means which the Board or the Compensation Committee, in its sole discretion, determines to be legal consideration for the shares and to be consistent with the Plan's purposes. The Plan also permits optionees who exercise options to elect to have the Company withhold a portion of the option shares purchased in order to satisfy any federal, state or local tax liability imposed on the optionee by virtue of the exercise of the option.

        Each option granted shall be effective until the termination date set forth in the written award agreement. If no date is set forth in the award agreement, each option granted under the Plan shall be effective for a period of ten years from the date of grant thereof, unless the period is reduced because of death or termination of the optionee's employment, except that any incentive stock option granted to a person owning more than 10% of the outstanding shares of the Company must terminate not later than five years from the date of the grant.

        Options granted under the Plan shall be exercisable as prescribed in the award agreement. If the award agreement does not set forth times with respect to the exercisability of the options, then each option may be exercised up to 25% in the first year following the grant thereof, up to 50% in the second year, up to 75% in the third year, and after the third year up to 100%. This limitation shall not be effective in the event of the death of an optionee while in the employ of the Company or its subsidiaries. Upon termination of employment for a reason other than death, disability or for cause, the optionee may exercise any nonqualified stock option or any incentive stock option within three months of the date of termination, to the extent such optionee was otherwise entitled to exercise such options. The Plan provides that the aggregate fair market value (determined as of the time the option is granted) of the shares for which incentive stock options may be exercised for the first time by any optionee during any calendar year may not exceed
$100,000.

        Options (other than incentive stock options) may not be transferred except to immediate family members, a trust for the benefit of immediate family members or a partnership of sole immediate family members. So long as there is no consideration given for the transfer, the award agreement expressly permits the transfer and subsequent transfers are prohibited.

        The Plan will be administered, construed and interpreted by either the Board of Directors, the Compensation Committee or such other committee to whom the Board may delegate this function. Consistent with the terms of the Plan, the Board of Directors or the Compensation Committee will select the individuals who shall participate in the Plan, will determine the sizes, types, terms and conditions of stock options granted and establish and amend the rules and regulations for the Plan's administration. The Board of Directors may at any time alter, amend, suspend or terminate the Plan. Unless earlier terminated by the Board of Directors, the Plan will terminate on November 19, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Board of Directors functions as the Compensation Committee for purposes of administering the Company's 1996 Stock Option Plan, and otherwise is responsible for determining the compensation of the Company's executive officers. Robert L. Woods, President and Chief Executive Officer of the Company, serves on the Board of Directors.

        Angelo DiPaolo, a Director of the Company, and four companies controlled by Mr. DiPaolo received loans and lines of credit from the Banks which had an aggregate outstanding loan balance of $8.6 million as of September 30, 1997. Each loan was made in the ordinary course of business on terms substantially the same as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Midwest Bank and Trust Company has contracted with a general construction contractor, for renovations at its Elmwood Park location. A company controlled by Angelo DiPaolo is a
subcontractor for the renovation project.   The work to be performed by Mr.
DiPaolo's company has an estimated value of $90,000.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 30, 1997, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's Directors; (iii) each of the Named Executive Officers; and (iv) all Directors and executive officers of the Company as a group.

                                                                                                  PERCENTAGE OF OUTSTANDING
                                                                                                            SHARES
                                                                                               -------------------------------
                                                                  NUMBER OF SHARES              PRIOR TO              AFTER
 NAME (1)                                                       BENEFICIALLY OWNED(2)           OFFERING             OFFERING
 --------------------------------------------------------      ---------------------            --------             --------
  E.V. Silveri . . . . . . . . . . . . . . . . . . . . .            1,666,946(3)                 16.6%                 15.0%
  Robert L. Woods  . . . . . . . . . . . . . . . . . . .              383,416(4)                  3.8                   3.4
  Angelo DiPaolo . . . . . . . . . . . . . . . . . . . .              495,422(5)                  4.9                   4.5
  Daniel Nagle . . . . . . . . . . . . . . . . . . . . .              322,000                     3.2                   2.9
  Joseph Rizza . . . . . . . . . . . . . . . . . . . . .              175,280(6)                  1.8                   1.6
  LeRoy Rosasco  . . . . . . . . . . . . . . . . . . . .            1,000,450(7)                 10.0                   9.0
  Robert D. Small  . . . . . . . . . . . . . . . . . . .              158,544(8)                  1.6                   1.4
  Leon Wolin . . . . . . . . . . . . . . . . . . . . . .              306,082(9)                  3.1                   2.8
  Edward H. Sibbald  . . . . . . . . . . . . . . . . . .               12,600(10)                   *                     *
  Brad A. Luecke . . . . . . . . . . . . . . . . . . . .              108,152(11)                 1.1                   1.0
  James I. McMahon . . . . . . . . . . . . . . . . . . .                7,426(11)(12)               *                     *
  Stephen M. Karaba  . . . . . . . . . . . . . . . . . .               10,540(11)(13)               *                     *
  Directors and executive officers as a group
    (12 persons) . . . . . . . . . . . . . . . . . . . .            4,646,858(14)                46.4%                 41.8%

--------------------

*Less than one percent.
(1) The address of each principal stockholder is 501 West North Avenue, Melrose Park, Illinois 60160.
(2) Unless otherwise stated below, each person has sole voting and investment power with respect to all such shares.
(3) Includes 115,680 shares held by trusts for which Mr. Silveri acts as trustee; 34,832 shares held directly by Mr. Silveri's spouse; 2,100 shares held by trusts for which Mr. Silveri's spouse acts as trustee; and 956,494 shares held by Go-Tane Service Stations, Inc., a company controlled by Mr. Silveri, and the Go-Tane Pension Plan.
(4) Represents shares held by trusts for which Mr. Woods or his spouse acts as trustee.
(5)  Includes 600 shares held by Mr. DiPaolo's minor grandchild.
(6) Includes 84,480 shares held by a trust for which Mr. Rizza acts as trustee.
(7) Includes 220,880 shares held by trusts for which Mr. Rosasco acts as trustee and 168,000 shares held directly by Mr. Rosasco's spouse.
(8) Includes the indirect ownership of 122,400 shares held in a retirement trust account for the benefit of Mr. Small.
(9) Includes 305,282 shares held by a trust for which Mr. Wolin acts as trustee.
(10) Includes 1,500 shares subject to currently exercisable options and the indirect ownership of 3,300 shares held in a retirement trust account for the benefit of Mr. Sibbald.
(11) Includes 2,500 shares subject to currently exercisable options.
(12) Includes 4,126 shares held directly by Mr. McMahon's spouse.
(13) Includes 2,000 shares held directly by Mr. Karaba's spouse.
(14) Includes an aggregate of 9,000 shares subject to currently exercisable options.

                              CERTAIN TRANSACTIONS

        Some of the Directors and executive officers of the Company are, and have been during the preceding three fiscal years, customers of the Banks, and some of the Directors and executive officers of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. As such customers, they have engaged in transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. As of September 30, 1997, the Banks had $10.5 million in loans outstanding to the Directors and executive officers of the Company, which amount represented 20.49% of total stockholders' equity as of that date. See also "Management--Compensation Committee Interlocks and Insider Participation."

                           SUPERVISION AND REGULATION

        Bank holding companies and banks are extensively regulated under federal and state law. References under this heading to applicable statutes or regulations are brief summaries of portions thereof which do not purport to be complete and which are qualified in their entirety by reference to those statutes and regulations. Any change in applicable laws or regulations may have a material adverse effect on the business of commercial banks and bank holding companies, including the Company and the Banks. However, management is not aware of any current recommendations by any regulatory authority which, if implemented, would have or would be reasonably likely to have a material effect on the liquidity, capital resources or operations of the Company or the Banks.

BANK HOLDING COMPANY REGULATION

        The Company is registered as a "bank holding company" with the Federal Reserve and, accordingly, is subject to supervision by the Federal Reserve under the Bank Holding Company Act (the Bank Holding Company Act and the regulations issued thereunder are collectively the "BHC Act"). The Company is required to file with the Federal Reserve periodic reports and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve examines the Company and the Banks, and may examine Midwest One Mortgage Services, Inc., Midwest Trust Services, Inc. and First Midwest Data Corp.

        The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than five percent of the voting shares or substantially all the assets of any bank or bank holding company, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined, by regulation or order, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, such as owning and operating the trust business of Midwest Trust Services, Inc., the mortgage lending business of Midwest One Mortgage Services, Inc., and the data processing operations of First Midwest Data Corp. Under the BHC Act and Federal Reserve regulations, the Company and the Banks are prohibited from engaging in certain tie-in arrangements in connection with an extension of credit, lease, sale of property, or furnishing of services.

        Any company, including associates and affiliates of and groups acting in concert with such company, which purchases or subscribes for five percent or more of the Company's Common Stock may be required to obtain prior approval of the Illinois Office of Banks and Real Estate (the "Illinois Commissioner") and the Federal Reserve. Prior regulatory notice and approval requirements under the Change in Bank Control Act and the Illinois Banking Act may also apply with respect to any person who acquires stock of the Company such that its interest exceeds ten percent of the Company. In addition, any corporation, partnership, trust or organized group that acquires a controlling interest in the Company or the Banks may have to obtain approval of the Federal Reserve to become a bank holding company and thereafter be subject to regulation as such.

        It is the policy of the Federal Reserve that the Company is expected to act as a source of financial strength to the Banks and to commit resources to support the Banks. The Federal Reserve takes the position that in implementing this policy, it may require the Company to provide such support when the Company otherwise would not consider itself able to do so.

        The Federal Reserve has adopted risk-based capital requirements for assessing bank holding company capital adequacy. These standards define regulatory capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. The Federal Reserve's risk-based guidelines apply on a consolidated basis for bank holding companies with consolidated assets of $150 million or more and on a "bank-only" basis for bank holding companies with consolidated assets of less than $150 million, subject to certain terms and conditions. Under the Federal Reserve's risk-based guidelines, capital is classified into two categories. For bank holding companies, Tier 1 or "core" capital consists of common stockholders' equity, noncumulative perpetual preferred stock (including related surplus), cumulative perpetual preferred stock (including related surplus) (subject to certain limitations) and minority interests in the common equity accounts of consolidated subsidiaries, and is reduced by goodwill, certain other intangible assets and certain investments in other corporations ("Tier 1 Capital"). Tier
2 capital consists of the allowance for loan and lease losses (subject to certain limitations), perpetual preferred stock and related surplus (subject to certain conditions), "hybrid capital instruments," perpetual debt, mandatory convertible debt securities, term subordinated debt and intermediate-term preferred stock (including related surplus) (subject to certain limitations).

        Under the Federal Reserve's capital guidelines, bank holding companies are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of eight percent, of which at least four percent must be in the form of Tier 1 Capital. The Federal Reserve also requires a minimum leverage ratio of Tier 1 Capital to total assets of three percent, except that bank holding companies not rated in the highest category under the regulatory rating system are required to maintain a leverage ratio of one percent to two percent above such minimum. The three percent Tier 1 Capital to total assets ratio constitutes the minimum leverage standard for bank holding companies, and will be used in conjunction with the risk-based ratio in determining the overall capital adequacy of banking organizations. In addition, the Federal Reserve continues to consider the Tier 1 leverage ratio in evaluating proposals for expansion or new activities.

        In its capital adequacy guidelines, the Federal Reserve emphasizes that the foregoing standards are supervisory minimums and that banking organizations generally are expected to operate well above the minimum ratios. These guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels.

        As of September 30, 1997, the Company had regulatory capital in excess of the Federal Reserve's minimum requirements. The Company had a total capital to risk-weighted assets ratio of 10.52% and a Tier 1 capital to risk-weighted assets ratio of 9.34% as of September 30, 1997.

BANK REGULATION

        Under Illinois law, each of Midwest Bank and Trust Company, Midwest Bank, Midwest Bank of McHenry County and Midwest Trust Services, Inc. is subject to supervision and examination by the Illinois Commissioner. As an affiliate of these Banks, the Company is also subject to examination by the Illinois Commissioner. The National Bank of Monmouth is subject to supervision and examination by the OCC pursuant to the National Bank Act and regulations promulgated thereunder. Each of the Banks is a member of the Federal Reserve System and as such is also subject to examination by the Federal Reserve. Each of the Banks is also a member of the FHLB of Chicago and may be subject to examination by the FHLB of Chicago.

        The deposits of the Banks are insured by the Bank Insurance Fund ("BIF") under the provisions of the Federal Deposit Insurance Act (the "FDIA"), and the Banks are, therefore, also subject to supervision and examination by the FDIC. The FDIA requires that the appropriate federal regulatory authority approve any merger and/or consolidation by or with an insured bank, as well as the establishment or relocation of any bank or branch office. The FDIC also supervises compliance with the provisions of federal law and regulations which place restrictions on loans by FDIC-insured banks to their directors, executive officers and other controlling persons.

        Furthermore, banks are affected by the credit policies of other monetary authorities, including the Federal Reserve, which regulate the national supply of bank credit. Such regulation influences overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

        All banks located in Illinois have traditionally been restricted as to the number and geographic location of branches which they may establish. The Illinois Banking Act was amended in June 1993, however, to eliminate such




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branching restrictions.  Accordingly, banks located in Illinois are now permitted to establish branches anywhere in Illinois without regard to the location of other banks' main offices or the number of branches previously maintained by the bank establishing the branch.

        Midwest Trust Services, Inc. is a trust company subject to the Illinois Corporate Fiduciary Act and is regulated by the Illinois Commissioner. In addition, as subsidiaries of a bank holding company, each of Midwest One Mortgage Services, Inc., Midwest Trust Services, Inc. and First Midwest Data Corp. may be examined by the Federal Reserve.

FINANCIAL INSTITUTION REGULATION GENERALLY

        Transactions with Affiliates. Transactions between a bank and its holding company or other affiliates are subject to various restrictions imposed by state and federal regulatory agencies. Such transactions include loans and other extensions of credit, purchases of securities and other assets, and payments of fees or other distributions. In general, these restrictions limit the amount of transactions between an institution and an affiliate of such institution, as well as the aggregate amount of transactions between an institution and all of its affiliates, impose collateral requirements in some cases, and require transactions with affiliates to be on terms comparable to those for transactions with unaffiliated entities.

        Dividend Limitations. As a holding company, the Company is primarily dependent upon dividend distributions from its operating subsidiaries for its income. Federal and state statutes and regulations impose restrictions on the payment of dividends by the Company and the Banks.

        Federal Reserve policy provides that a bank holding company should not pay dividends unless (i) the bank holding company's net income over the prior year is sufficient to fully fund the dividends and (ii) the prospective rate of earnings retention appears consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its subsidiaries.

        Delaware law also places certain limitations on the ability of the Company to pay dividends. For example, the Company may not pay dividends to its stockholders if, after giving effect to the dividend, the Company would not be able to pay its debts as they become due. Because a major source of the Company's revenue is dividends the Company receives and expects to receive from the Banks, the Company's ability to pay dividends is likely to be dependent on the amount of dividends paid by the Banks. No assurance can be given that the Banks will, in any circumstances, pay such dividends to the Company on their stock.

        As Illinois state-chartered banks, none of Midwest Bank and Trust Company, Midwest Bank or Midwest Bank of McHenry County may pay dividends in an amount greater than its current net profits after deducting losses and bad debts out of undivided profits provided that its surplus equals or exceeds its capital. For the purpose of determining the amount of dividends that an Illinois bank may pay, bad debts are defined as debts upon which interest is past due and unpaid for a period of six months or more unless such debts are well-secured and in the process of collection. Without the prior approval of the OCC, The National Bank of Monmouth may not declare dividends in any calendar year in excess of its net profit for the year plus the retained net profits for the preceding two years.

        In addition to the foregoing, the ability of the Company and the Banks to pay dividends may be affected by the various minimum capital requirements and the capital and noncapital standards established under the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), as described below. Furthermore, the OCC may, after notice and opportunity for hearing, prohibit the payment of a dividend by a national bank if it determines that such payment would constitute an unsafe or unsound practice. The right of the Company, its stockholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

        Standards for Safety and Soundness. The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994 requires the Federal Reserve, together with the other federal bank regulatory agencies, to prescribe standards of safety and soundness, by regulations or guidelines, relating generally




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to operations and management, asset growth, asset quality, earnings, stock valuation, and compensation. The Federal Reserve, the OCC and the other federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. In addition, each of the Federal Reserve and the OCC adopted regulations that authorize, but do not require, the Federal Reserve or the OCC, as the case may be, to order an institution that has been given notice by the Federal Reserve or the OCC, as the case may be, that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the Federal Reserve or the OCC, as the case may be, must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. If an institution fails to comply with such an order, the Federal Reserve or the OCC, as the case may be, may seek to enforce such order in judicial proceedings and to impose civil money penalties. The Federal Reserve, the OCC and the other federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.

        A range of other provisions in FDICIA include requirements applicable to: closure of branches; additional disclosures to depositors with respect to terms and interest rates applicable to deposit accounts; uniform regulations for extensions of credit secured by real estate; restrictions on activities of and investments by state-chartered banks; modification of accounting standards to conform to generally accepted accounting principles including the reporting of off-balance sheet items and supplemental disclosure of estimated fair market value of assets and liabilities in financial statements filed with the banking regulators; increased penalties in making or failing to file assessment reports with the FDIC; greater restrictions on extensions of credit to directors, officers and principal stockholders; and increased reporting requirements on agricultural loans and loans to small businesses.

        In August 1995, the Federal Reserve, OCC, FDIC and other federal banking agencies published a final rule modifying their existing risk-based capital standards to provide for consideration of interest rate risk when assessing the capital adequacy of a bank. Under the final rule, the Federal Reserve, the OCC and the FDIC must explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor in evaluating a bank's capital adequacy. The Federal Reserve, the FDIC, the OCC and other federal banking agencies also have adopted a joint agency policy statement providing guidance to banks for managing interest rate risk. The policy statement emphasizes the importance of adequate oversight by management and a sound risk management process. The assessment of interest rate risk management made by the banks' examiners will be incorporated into the banks' overall risk management rating and used to determine the effectiveness of management.

        Prompt Corrective Action. FDICIA requires the federal banking regulators, including the Federal Reserve, the OCC and the FDIC, to take prompt corrective action with respect to depository institutions that fall below certain capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized. Institutions that are not adequately capitalized may be subject to a variety of supervisory actions including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions and will be required to submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution (such as the Company). In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for undercapitalized institutions. The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions.
However, federal banking agencies have indicated that, in regulating bank holding companies, the agencies may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to the prompt corrective action provisions of FDICIA.

        Insurance of Deposit Accounts. Under FDICIA, as an FDIC-insured institution, each of the Banks is required to pay deposit insurance premiums based on the risk it poses to the insurance fund. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve certain designated reserve ratios in the insurance funds and to impose special additional assessments. The FDIC recently amended the risk-based assessment system and on December 11, 1995, adopted a new assessment rate schedule for BIF insured deposits. The new assessment rate schedule, effective with respect to the semiannual premium assessment beginning January 1, 1996, provides for an assessment range of zero to 0.27% (subject to a $2,000 minimum) of deposits depending on capital and supervisory factors. Each depository institution is assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "less than adequately capitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups: "healthy," "supervisory concern" or "substantial supervisory concern." Accordingly, there are nine combinations of capital groups and supervisory subgroups to which varying assessment rates would be applicable. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

        During the first nine months of 1997, the Banks were assessed deposit insurance in the aggregate amount of $63,000. Deposit insurance may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of each of the Banks does not know any practice, condition or violation that might lead to termination of deposit insurance.

        The Economic Growth and Regulatory Paperwork Reduction Act of 1996 enacted on September 30, 1996 provides that beginning with semi-annual periods after December 31, 1996, Bank Insurance Fund deposits will also be assessed to pay interest on the bonds (the "FICO Bonds") issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings & Loan Insurance Corporation. For purposes of the assessments to pay interest on the FICO Bonds, BIF deposits will be assessed at a rate of 20% of the assessment rate applicable to SAIF deposits until December 31, 1999. After the earlier of December 31, 1999 or the date on which the last savings association ceases to exist, full pro rata sharing of FICO assessments will begin. It has been estimated that the rates of assessment for the payment of interest on the FICO Bonds will be approximately 1.3 basis points for BIF-assessable deposits and approximately 6.4 basis points for SAIF-assessable deposits. The payment of the assessment to pay interest on the FICO Bonds should not materially affect the Banks.

        Federal Reserve System. The Banks are subject to Federal Reserve regulations requiring depository institutions to maintain non- interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require three percent reserves on the first $51.9 million of transaction accounts and $1.6 million plus ten percent on the remainder. The first $4.0 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The Banks are in compliance with the foregoing requirements.

        Community Reinvestment. Under the Community Reinvestment Act ("CRA"), a financial institution has a continuing and affirmative obligation, consistent with the safe and sound operation of such institution, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings. Each of the Banks received "satisfactory" ratings on its most recent CRA performance evaluation.

        In April 1995, the Federal Reserve, the OCC and other federal banking agencies adopted amendments revising their CRA regulations. Among other things, the amended CRA regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting




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community needs.  In particular, the proposed system would focus on three tests: (i) a lending test, to evaluate the institution's record of making loans in its assessment areas; (ii) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (iii) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices. The amended CRA regulations also clarify how an institution's CRA performance would be considered in the application process.

        Consumer Compliance. Midwest Bank has been made aware of certain deficiencies in its consumer compliance program. Management believes that any deficiencies have already been corrected. In the event that such deficiencies were to continue over time, enforcement or administrative actions by the appropriate federal banking regulators may impact the Company's ability to implement its growth strategy.

        Brokered Deposits. Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or rollover brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are not permitted to accept brokered deposits.

        Enforcement Actions. Federal and state statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake enforcement action against an institution that fails to comply with regulatory requirements, particularly capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship or the termination of deposit insurance.

        Interstate Banking and Branching Legislation. On September 29, 1994, the Riegle-Neal Interstate Banking and Efficiency Act of 1994 (the "Interstate Banking Act") was enacted. Under the Interstate Banking Act, adequately capitalized and adequately managed bank holding companies will be allowed to acquire banks across state lines subject to certain limitations. In addition, under the Interstate Banking Act, since June 1, 1997, banks have been permitted, under some circumstances, to merge with one another across state lines and thereby create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, a bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

        Under the Interstate Banking Act, states could adopt legislation permitting interstate mergers before June 1, 1997. Alternatively, states could adopt legislation before June 1, 1997, subject to certain conditions, opting out of interstate branching. Illinois adopted legislation, effective September 29, 1995, permitting interstate mergers beginning on June 1, 1997. It is anticipated that this interstate merger and branching ability will increase competition and further consolidate the financial institutions industry.

MONETARY POLICY AND ECONOMIC CONDITIONS

        The earnings of banks and bank holding companies are affected by general economic conditions and also by the fiscal and monetary policies of federal regulatory agencies, including the Federal Reserve. Through open market transactions, variations in the discount rate and the establishment of reserve requirements, the Federal Reserve exerts considerable influence over the cost and availability of funds obtainable for lending or investing.

        The above monetary and fiscal policies and resulting changes in interest rates have affected the operating results of all commercial banks in the past and are expected to do so in the future. The Banks and their respective holding companies cannot fully predict the nature or the extent of any effects which fiscal or monetary policies may have on their business and earnings.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

        The Company is authorized to issue 17,000,000 shares of Common Stock, $0.01 par value, of which 10,015,898 shares were issued and outstanding prior to the Offering. The outstanding shares of Common Stock currently are, and the shares of Common Stock to be issued in the Offering will be (when issued and delivered in accordance with the terms and conditions of the Offering), fully paid and nonassessable. Each holder of record of Common Stock is entitled to one vote per share on all matters voted upon by the Company's stockholders.
Upon completion of the public offering, holders of shares of Common Stock will have no preemptive, redemption or cumulative voting rights. In the event of liquidation, the holders of shares of Common Stock are entitled to share ratably in any assets of the Company retained after payment in full of creditors and, if any preferred stock is then authorized, issued and outstanding, after payment to holders of such preferred stock but only to the extent of any liquidation preference.

        Dividends. The holders of Common Stock are entitled to receive and share equally in such dividends, if any, declared by the Board of Directors out of funds legally available therefor. The Company may pay dividends if, as and
when declared by its Board of Directors.   See "Market for Common Stock and
Dividends--Dividends" If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

        Voting Rights. The holders of Common Stock possess voting rights in the Company. Stockholders elect the Company's Board of Directors and act on such other matters as are required to be presented to them under the DGCL or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Accordingly, holders of more than fifty percent of the outstanding shares of Common Stock will be able to elect all of the Directors to be elected each year. Although there are no present plans to do so, if the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. See "Certain Anti-Takeover Effects of the Company's Certificate of Incorporation and By-Laws and Delaware Law."

        Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Company, all assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of any liquidation or dissolution.

        Preemptive Rights and Redemption. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued by the Company in the future. The Common Stock is not subject to mandatory redemption by the Company.

PREFERRED STOCK

        The Board of Directors is authorized, pursuant to the Certificate of Incorporation, to issue 1,000,000 shares of Preferred Stock, $0.01 par value, in one or more series with respect to which the Board, without stockholder approval, may determine voting, conversion and other rights which could adversely affect the rights of the holders of Common Stock. The rights of the holders of the Common Stock would generally be subject to the prior rights of the Preferred Stock with respect to dividends, liquidation preferences and other matters. Among other things, Preferred Stock could be issued by the Company to raise capital or to finance acquisitions. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.




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

CERTAIN ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW

        General. Certain provisions of the Certificate of Incorporation, By-Laws and the DGCL may have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy fight, open-market purchase or otherwise in a transaction not approved by the Board of Directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult.

        The provisions of the Certificate of Incorporation and By-Laws described below are designed to reduce, or have the effect of reducing, the vulnerability of the Company to an unsolicited proposal for the restructuring or sale of all or substantially all of the assets of the Company or an unsolicited takeover attempt which is unfair to stockholders. The following description of certain of the provisions of the Certificate of Incorporation and By-Laws of the Company is necessarily general and is qualified in its entirety by reference to the Certificate of Incorporation and By-Laws of the Company.

        Authorized Shares. The Certificate of Incorporation authorizes the issuance of 17,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock have been authorized in an amount which provides the Board of Directors with flexibility to effect, among other things, transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board of Directors has the power to the extent consistent with its fiduciary duty to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent Board of Directors and management to retain their respective positions.

        Classified Board of Directors; Filling of Board Vacancies and Qualifying Shares. The Board of Directors has approved, subject to stockholder approval at the next annual or special meeting of stockholders, amendments to the By-Laws to implement a classified Board of Directors with staggered terms. Upon adoption of these amendments, the Board of Directors will be divided into three classes, each of which will contain approximately one-third of the whole number of the members of the Board of Directors. Each class will serve a staggered three-year term, with approximately one-third of the total number of Directors being elected each year. Under the DGCL, members of a staggered board may only be removed for cause unless the Certificate of Incorporation provides otherwise. The Certificate of Incorporation does not provide for removal of directors without cause. The staggered board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use to its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors.

        The By-Laws provide that the number of the Directors shall be eight. The By-Laws also provide that any vacancy occurring on the Board of Directors, including a vacancy created by an increase in the number of Directors, will be filled for the remainder of the unexpired term by a majority vote of the Directors then in office.

        The By-Laws also provide that each person, in order to be eligible to serve as a Director, must own, of record or beneficially, at least 120,000 shares of Common Stock.

        Cumulative Voting; Action by Written Consent and Stockholder Meetings. The Certificate of Incorporation does not provide for cumulative voting for any purpose. The Certificate of Incorporation and By-Laws also provide that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting and may not be effected by written consent in lieu of a meeting. The By-Laws provide that special meetings of the stockholders may only be called by the Chairman or the President of the Company or a majority of the Board of Directors.




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        Delaware Business Combination Statute.  Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) at or subsequent to such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203, an interested stockholder is defined to include any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation, or (y) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination; and the affiliates and associates of any such person.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The Company has not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which the Company's stockholders may otherwise deem to be in their best interests.

        Amendment of the Certificate of Incorporation and By-Laws. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation prohibiting stockholder action without a meeting or specifying the vote required to amend
such provisions.   By-Laws may be amended by the stockholders or the Board of
Directors.

        Certain By-Law Provisions. The By-Laws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual stockholder meeting, to provide advance notice of at least 120 days to the Company. The notice provision requires a stockholder who desires to raise new business at an annual stockholder meeting to provide certain information to the Company concerning the nature of the new business, the stockholder and such stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and such proposing stockholder.

        The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors.

        Attempts to take over corporations have become increasingly common. An unsolicited, nonnegotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

        The Certificate of Incorporation provides that no Director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that Directors will have liability (i) for any breach of a Director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived an improper personal benefit.

        The By-Laws provide that the Company will indemnify, to the full extent permitted under the DGCL, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer, employee or agent of the Company, or is or was serving at the Company's request as a Director, officer, employee or agent of another corporation or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the Company in advance of a final disposition in accordance with the DGCL. The indemnification and advancement of expenses provided by the By-Laws are not to be deemed exclusive of any other rights to which any person indemnified may be entitled under any by-law, statute, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be such Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. The Company may purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the By-Laws. The provisions of the By-Laws are deemed a contract between the Company and each Director, officer, employee and agent who serves in any such capacity at any time while the By-Laws and relevant provisions of the DGCL, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of the By-Laws will not affect any right or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

TRANSFER AGENT AND REGISTRAR

        Harris Trust and Savings Bank, Chicago, Illinois, serves as the transfer agent and registrar for the Common Stock.


                        SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of the Offering, the Company will have 11,115,898 shares of Common Stock issued and outstanding (11,280,898 if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,100,000 shares sold in the Offering will be freely tradeable by persons other than "affiliates" of the Company without restriction or registration under the Securities Act. The 10,015,898 remaining shares (the "Restricted Shares") were issued and sold by the Company in reliance upon exemptions from registration under the Securities Act and may not be sold in the absence of registration thereunder unless an exemption from registration is available.

        All of the 10,015,898 Restricted Shares will be eligible for sale, pursuant to the exemption set forth in Rule 144 under the Securities Act, if the conditions of that rule have been met. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who, together with any prior holder who was not an affiliate of the Company, has beneficially owned Restricted Shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then-outstanding shares of Common Stock (approximately 111,200 shares immediately after the Offering or approximately 112,800 if the over-allotment option is exercised in full) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is deemed not to have been an "affiliate" of the Company at any time during the three months preceding a sale and who, together with any prior holder who was not an affiliate of the Company, has beneficially owned Restricted Shares for at least two years, would be entitled to sell such shares under Rule 144 without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about the Company. The Company estimates that all of the Restricted Shares can be sold in accordance with Rule 144 upon expiration of the lockup agreements described below. The Company, its Directors and executive officers and directors have agreed not to sell, grant any option to sell, transfer or otherwise dispose of, any shares of the Company's Common Stock, for a period of 180 days from the date of this Prospectus without the prior written consent of the Representative.

        The Company intends to file a registration statement on Form S-8 under the Securities Act to register 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan. See "Management -- 1996 Stock Option Plan." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions under the stock option plan or the lock-up agreements described above.

        Prior to the Offering, there has been a limited public market for the Common Stock, and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

        The Company has entered into an Underwriting Agreement (the "Underwriting Agreement") with the underwriters listed in the table below (referred to individually as an "Underwriter" and collectively as the "Underwriters"), for whom Howe Barnes Investments, Inc. is acting as representative (the "Representative"). Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the number of shares of Common Stock set forth opposite each Underwriter's name in the table below.

                                                      NUMBER OF
UNDERWRITERS                                           SHARES
------------                                          ---------
Howe Barnes Investments, Inc.   . . . . . . .



                                                      ---------
      Total   . . . . . . . . . . . . . . . .         1,100,000
                                                      =========




        Subject to the terms and conditions of the Underwriting Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Underwriting Agreement if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

        The Representative has advised the Company that the Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth in the cover page of this Prospectus and to selected dealers at such price less a concession of not more than $_____ per share. Additionally, the Underwriters may allow, and such dealers may reallow, a concession not in excess of $____ per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.

        The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 165,000 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

        The Company, and the executive officers and directors of the Company who in the aggregate own 4,637,858 shares of Common Stock as of the date hereof, have agreed not to offer, sell, contract to sell or otherwise dispose of any capital stock of the Company or any security convertible into or exchangeable for such capital stock for a period of 180 days after the date of the Prospectus without the written consent of the Representative.

        The initial public offering price of the shares of Common Stock will be determined by negotiation between the Company and the Representative. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

        The Representatives have informed the Company that the Underwriters will not, without customer authority, confirm sales to any accounts over which they exercise discretionary authority.

        The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

        Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock.
As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

        In addition, if the Representative over-allots (i.e., if it sells more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby creates a short position in the Common Stock in connection with the offering, the Representative may reduce that short position by purchasing Common Stock in the open market. The Representative also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

        The Representative also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering.

        In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

        Certain of the Underwriters that currently act as market makers for the Common Stock may engage in "passive market making" in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. Subject to certain conditions, Rule 103 permits underwriters participating in a distribution to engage in limited market making transactions during the period when Regulation M would otherwise prohibit such activity. Rule 103 generally prohibits underwriters engaged in passive market making activities from entering a bid or effecting a purchase at a price which exceeds the highest bid by a market maker not participating in the distribution. Rule 103 also limits the volume of purchases which may be made by an underwriter in passive market making activities.
Subject to these limitations, certain Underwriters and other members of the selling group intend to engage in passive market making in the Common Stock.

        Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


                                 LEGAL MATTERS

        Certain legal matters in connection with this offering are being passed upon for the Company by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois, and for the Underwriters by Chapman and Cutler, Chicago, Illinois.

                                    EXPERTS

        The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included in this Prospectus have been audited by Crowe, Chizek and Company LLP, independent auditors. These consolidated financial statements are included herein in reliance on their report given upon the authority of that firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

        The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Securities and Exchange Commission (the "Commission") in connection with the Common Stock offered by this Prospectus. This Prospectus omits certain information, exhibits and undertakings set forth in the Registration Statement which the Company has filed with the Commission. Such materials may be inspected and copied upon payment of prescribed rates at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Office of the Commission at the following locations: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. This information is also available on the Internet at the Commission's web site. The address for the web site is: http://www.sec.gov. For further information with respect to the Company, reference is hereby made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof. Each such statement in this Prospectus is qualified in all respects by such reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          MIDWEST BANC HOLDINGS, INC.

                                                                                                        PAGE
                                                                                                        ----
Report of Crowe, Chizek and Company LLP, Independent Auditors  . . . . . . . . . . . . . . . . . . . .  F-2

Consolidated Balance Sheets as of September 30, 1997 (unaudited) and December 31, 1996 and 1995  . . .  F-3

Consolidated Statements of Income for the nine months ended September 30, 1997 and 1996
   (unaudited) and for the years ended  December 31, 1996, 1995, and 1994  . . . . . . . . . . . . . .  F-4

Consolidated Statements of Stockholders' Equity for the nine months ended September 30, 1997
   (unaudited) and the years ended December 31, 1996, 1995, and 1994 . . . . . . . . . . . . . . . . .  F-5

Consolidated Statements of Cash Flows for the nine months ended September 30, 1997 and 1996
   (unaudited) and the years ended December 31, 1996, 1995, and 1994 . . . . . . . . . . . . . . . . .  F-6

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-8

                             [CROWE CHIZEK LOGO]



                       REPORT OF INDEPENDENT AUDITORS



To the Shareholders and Board of Directors
Midwest Banc Holdings, Inc.


We have audited the accompanying consolidated balance sheets of Midwest Banc Holdings, Inc. (formerly First Midwest Corporation of Delaware) and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midwest Banc Holdings, Inc. and Subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                        Crowe, Chizek and Company LLP



Oak Brook, Illinois
January 17, 1997, except for Note 15
  as to which the date is December 17, 1997





                                                                            F-2.

                          MIDWEST BANC HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)


                                                                              December 31,
                                                            September 30,  ------------------
                                                                1997         1996      1995
                                                            -------------  --------  --------
                                                             (unaudited)
ASSETS
Cash and cash equivalents                                     $ 37,258     $ 35,297  $ 36,392
Securities available-for-sale                                  319,187      293,299   233,805
Securities held-to-maturity (fair value: 1997 - $15,679
 1996 - $13,939, 1995 - $12,131)                                15,447       13,741    11,877
Loans                                                          485,235      420,655   359,639
Allowance for loan losses                                       (6,191)      (5,342)   (4,603)
                                                              --------     --------  --------
   Net loans                                                   479,044      415,313   355,036
Other real estate                                                  774          925       937
Bank premises and equipment, net                                14,469       14,372    12,740
Goodwill                                                         2,484        2,618     2,833
Other assets                                                    10,092       10,505     6,695
                                                              --------     --------  --------

   Total assets                                               $878,755     $786,070  $660,315
                                                              ========     ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Deposits
      Noninterest-bearing                                     $ 93,775     $ 93,288  $ 87,203
      Interest-bearing                                         682,328      607,917   503,468
                                                              --------     --------  --------
         Total deposits                                        776,103      701,205   590,671
   Securities sold under agreements to repurchase
    and federal funds purchased                                  7,270        9,991    12,165
   Borrowings                                                   38,921       27,495    16,077
   Other liabilities                                             5,470        4,417     3,015
                                                              --------     --------  --------
      Total liabilities                                        827,764      743,108   621,928

Shareholders' equity
   Preferred stock; par value $.01 per share; authorized
    1,000,000 shares; none issued
   Common stock; par value $.01 per share; authorized
    17,000,000 shares; issued 11,000,000 shares                    110        3,437     3,437
   Surplus                                                      13,834       10,489    10,423
   Retained earnings                                            40,909       34,932    28,174
   Unrealized gain (loss) on securities available-for-sale
    net of income taxes                                            675       (1,377)      807
   Treasury stock, at cost (984,102 shares in 1997,
    984,136 shares in 1996, and 982,564 shares in 1995)         (4,537)      (4,519)   (4,454)
                                                              --------     --------  --------
      Total shareholders' equity                                50,991       42,962    38,387
                                                              --------     --------  --------

      Total liabilities and shareholders' equity              $878,755     $786,070  $660,315
                                                              ========     ========  ========


          See accompanying notes to consolidated financial statements.

                                                                            F-3.

                          MIDWEST BANC HOLDINGS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                (In thousands, except share and per share data)


                                                      Nine months ended          Year ended
                                                        September 30,            December 31,
                                                     --------------------  -------------------------
                                                       1997       1996      1996     1995     1994
                                                     ---------  ---------  -------  -------  -------
                                                           (unaudited)
Interest income
   Loans                                             $  32,345  $  26,924  $36,607  $ 32,851  $25,584
   Securities
      Taxable                                           16,350     14,358   19,554    13,391    9,347
      Exempt from federal income taxes                     768        696      939       817      684
   Trading account securities                               37         21       21       144      651
   Federal funds sold and other short-term
    investments                                            163        111      177       400      140
                                                     ---------  ---------  -------  --------  -------
      Total interest income                             49,663     42,110   57,298    47,603   36,406

Interest expense
   Deposits                                             23,839     19,499   26,796    20,911   13,210
   Other borrowings                                      1,974      1,636    2,122     1,708    1,347
                                                     ---------  ---------  -------  --------  -------
      Total interest expense                            25,813     21,135   28,918    22,619   14,557
                                                     ---------  ---------  -------  --------  -------

NET INTEREST INCOME                                     23,850     20,975   28,380    24,984   21,849

Provision for loan losses                                1,829      1,097    1,718     1,542    1,966
                                                     ---------  ---------  -------  --------  -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     22,021     19,878   26,662    23,442   19,883

Other income
   Service charges on deposit accounts                   2,045      1,780    2,440     2,137    1,960
   Gains (losses) on securities transactions               239         (4)     181      (746)    (614)
   Net trading account profits (losses)                    114        160      174       547   (2,877)
   Mortgage loan origination fees                          403        318      363       471       89
   Trust income                                            425        414      525       424      487
   Other income                                            489        468      642       594      702
                                                     ---------  ---------  -------  --------  -------
      Total other income                                 3,715      3,136    4,325     3,427     (253)

Other expenses
   Salaries and employee benefits                        9,082      8,325   11,180     9,961    9,349
   Occupancy and equipment expense                       2,379      2,232    3,151     2,957    2,747
   Professional services                                   841        652      866       316      547
   Marketing                                               530        535      639       580      524
   Office supplies                                         382        453      474       408      386
   FDIC insurance                                           63          6        8       549      941
   Postage and freight                                     429        400      515       451      411
   Other expenses                                        1,689      1,483    2,249     2,464    2,314
                                                     ---------  ---------  -------  --------  -------
      Total other expenses                              15,395     14,086   19,082    17,686   17,219
                                                     ---------  ---------  -------  --------  -------

INCOME BEFORE INCOME TAXES                              10,341      8,928   11,905     9,183    2,411

Provision for income taxes                               4,063      3,378    4,597     3,151      509
                                                     ---------  ---------  -------  --------  -------

Net income                                           $   6,278  $   5,550  $ 7,308  $  6,032  $ 1,902
                                                     =========  =========  =======  ========  =======

Net income per share of common stock                 $     .63  $     .56  $   .73  $    .60  $   .19
                                                     =========  =========  =======  ========  =======


          See accompanying notes to consolidated financial statements.

                                                                            F-4.

                          MIDWEST BANC HOLDINGS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                (In thousands, except share and per share data)

                                                                         Unrealized
                                                                         Gain (Loss)
                                                                        on Securities                Total
                                            Common            Retained   Available-    Treasury  Shareholders'
                                             Stock   Surplus  Earnings    for-Sale      Stock       Equity
                                            -------  -------  --------  -------------  --------  -------------
Balance, January 1, 1994                    $ 3,437  $10,413  $ 21,369  $        (156) $ (1,512) $      33,551

Net income                                        -        -     1,902              -         -          1,902
Cash dividends declared ($0.055 per share)        -        -      (574)             -         -           (574)
Purchase 15,772 shares of treasury stock          -        -         -              -      (185)          (185)
Sale of 200 shares of treasury stock              -        1         -              -         1              2
Net decrease in fair value of securities
 classified as available-for-sale, net of
 income taxes of $5,144                           -        -         -         (8,092)        -         (8,092)
                                            -------  -------  --------  -------------  --------  -------------


Balance, December 31, 1994                    3,437   10,414    22,697         (8,248)   (1,696)        26,604

Net income                                        -        -     6,032              -         -          6,032
Cash dividends declared ($0.055 per share)        -        -      (555)             -         -           (555)
Purchase 216,104 shares of treasury stock         -        -         -              -    (2,809)        (2,809)
Sale of 4,600 shares of treasury stock            -        9         -              -        51             60
Net increase in fair value of securities
 classified as available-for-sale, net of
 income taxes of $5,756                           -        -         -          9,055         -          9,055
                                            -------  -------  --------  -------------  --------  -------------


Balance, December 31, 1995                    3,437   10,423    28,174            807    (4,454)        38,387

Net income                                        -        -     7,308              -         -          7,308
Cash dividends declared ($0.055 per share)        -        -      (550)             -         -           (550)
Purchase 151,880 shares of treasury stock         -        -         -              -    (1,117)        (1,117)
Sale of 150,308 shares of treasury stock          -       66         -              -     1,052          1,118
Net decrease in fair value of securities
 classified as available-for-sale, net of
 income taxes of $1,388                           -        -         -         (2,184)        -         (2,184)
                                            -------  -------  --------  -------------  --------  -------------


Balance, December 31, 1996                    3,437   10,489    34,932         (1,377)   (4,519)        42,962

Net income                                        -        -     6,278              -         -          6,278
Cash dividends declared
 ($0.03 per share)                                -        -      (301)             -         -           (301)
Recapitalization (Note 15)                   (3,327)   3,327         -              -         -              -
Purchase 220,706 shares of treasury stock         -        -         -              -    (2,048)        (2,048)
Sale of 220,740 shares of treasury stock          -       18         -              -     2,030          2,048
Net increase in fair value of securities
 classified as available-for-sale, net of
 income taxes of $1,298                           -        -         -          2,052         -          2,052
                                            -------  -------  --------  -------------  --------  -------------


Balance, September 30, 1997 (unaudited)     $   110  $13,834  $ 40,909  $         675  $ (4,537) $      50,991
                                            =======  =======  ========  =============  ========  =============


          See accompanying notes to consolidated financial statements.

                                                                            F-5.

                          MIDWEST BANC HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                   Nine months ended              Year ended
                                                     September 30,                December 31,
                                                  --------------------  -------------------------------
                                                    1997       1996       1996       1995       1994
                                                  ---------  ---------  ---------  ---------  ---------
                                                       (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                     $   6,278  $   5,550  $   7,308  $   6,032   $  1,902
   Adjustments to reconcile net income to
    net cash provided by operating activities
      Depreciation                                    1,239      1,219      1,692      1,632      1,404
      Bond premium amortization                         834        839      1,153        396        819
      Amortization of goodwill and other
       purchase accounting adjustments                  134        161        215        233        339
      Provision for loan losses                       1,829      1,097      1,718      1,542      1,966
      Purchase of trading account securities        (42,992)   (51,475)   (55,782)   (51,998)   (26,601)
      Proceeds from sale of trading account
       securities                                    43,106     51,635     55,957     54,401     24,861
      Net loss (gain) on sale of securities            (239)         4       (181)       746        614
      Net loss (gain) on sale of trading account
       Securities                                      (114)      (160)      (174)      (547)     2,877
      Real estate loans originated for sale         (30,158)   (27,969)   (28,572)   (33,996)    (7,578)
      Proceeds from sales of real estate loans
       originated for sale                           27,393     28,425     28,154     33,149      7,288
      Deferred income taxes                            (329)        26         35        652     (1,236)
      Decrease (increase) in other assets              (836)      (878)    (2,420)      (142)       204
      Increase in other liabilities                   1,233      2,147      1,400        966        555
                                                  ---------  ---------  ---------  ---------   --------
         Net cash provided by operating
          activities                                  7,378     10,621     10,503     13,066      7,414

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales and maturities of
    securities available-for-sale                    63,720     60,833     68,079     88,903     46,402
   Principal payments on securities available-
    for-sale                                         26,736     27,646     39,019     16,104     18,353
   Purchase of securities available-for-sale       (113,525)  (158,827)  (171,086)  (164,182)   (92,330)
   Purchase of securities held-to-maturity           (2,236)    (3,559)    (3,114)    (3,256)    (3,369)
   Maturities of securities held-to-maturity            466      1,247      1,172        601        769
   Net increase in loans                            (62,795)   (35,616)   (61,717)   (55,686)   (36,902)
   Proceeds from sale of other real estate              151          9        143         88        406
   Repayment of first mortgage on other
    real estate                                           -          -          -          -       (396)
   Property and equipment expenditures               (1,336)    (3,023)    (3,323)    (1,356)    (2,563)
                                                  ---------  ---------  ---------  ---------   --------
      Net cash used in investing activities         (88,819)  (111,290)  (130,827)  (118,784)   (69,630)



                                  (Continued)

                                                                            F-6.

                          MIDWEST BANC HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                    Nine months ended            Year ended
                                                      September 30,              December 31,
                                                   --------------------  -----------------------------
                                                     1997       1996       1996      1995      1994
                                                   ---------  ---------  --------  --------  ---------
                                                        (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                        $  74,898  $  84,679  $110,534  $ 107,831  $ 74,563
   Bank borrowings                                    56,550     32,300    20,608     19,797     7,111
   Payments on bank borrowings                       (45,124)   (23,849)   (9,190)   (17,210)   (4,464)
   Dividends paid                                       (200)      (300)     (550)      (566)     (574)
   Securities sold under agreements to
    repurchase and federal funds purchased            (2,722)       124    (2,174)     4,813    (5,967)
   Treasury stock sales (purchases), net                   -        (83)        1     (2,749)     (183)
                                                   ---------  ---------  --------  ---------  --------
      Net cash provided by financing activities       83,402     92,871   119,229    111,916    70,486
                                                   ---------  ---------  --------  ---------  --------

Increase (decrease) in cash and cash equivalents       1,961     (7,798)   (1,095)     6,198     8,270

Cash and cash equivalents at beginning of period      35,297     35,297    36,392     30,194    21,924
                                                   ---------  ---------  --------  ---------  --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD         $  37,258  $  27,499  $ 35,297  $  36,392  $ 30,194
                                                   =========  =========  ========  =========  ========

Supplemental disclosures of cash flow information
   Cash paid during the period for
      Interest                                     $  25,793  $  17,876  $ 28,291  $  22,297  $ 14,414
      Income taxes                                     4,007      2,594     4,352      2,420     1,655


          See accompanying notes to consolidated financial statements.

                                                                            F-7.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)



NOTE 1 - NATURE OF OPERATIONS

Midwest Banc Holdings, Inc., formerly First Midwest Corporation of Delaware (Midwest Banc or the Corporation) is a bank holding company organized under the laws of the State of Delaware. Through its commercial bank and nonbank subsidiaries, the Corporation provides a full line of financial services to corporate and individual customers in the greater Chicago metropolitan area and in Warren and Henderson Counties in western Illinois.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The consolidated financial statements of Midwest include the accounts of Midwest Banc and its wholly-owned subsidiaries, Midwest Bank and Trust Company, The National Bank of Monmouth, Midwest Bank of McHenry County, Midwest Bank, and First Midwest Data Corporation, Inc. Significant intercompany balances and transactions have been eliminated.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles and with general practice in the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities: Securities are classified as held-to-maturity when the Corporation has the ability and management has the positive intent to hold those securities to maturity. Accordingly, they are stated at cost adjusted for amortization of premiums and accretion of discounts. Securities are classified as available-for-sale when the Corporation may decide to sell those securities for changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. They are carried at fair value. Unrealized gains and losses on securities available-for-sale are charged or credited to a valuation allowance which is included as a separate component of shareholders' equity, net of income taxes. Realized gains and losses on disposition of securities available-for-sale are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Trading account securities are carried at fair value. Realized and unrealized gains and losses on trading account securities are recognized in the statement of income as they occur.


                                  (Continued)

                                                                            F-8.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans are stated net of the allowance for loan losses and unearned discount. Impaired loans are carried at the present value of expected future cash flows or the fair value of the related collateral, if the loan is considered to be collateral dependent. Interest on loans is included in interest income over the term of the loan based upon the principal balance outstanding. Where serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued. Loan fees and direct loan origination costs are deferred and amortized over the term of the loan as a yield adjustment.

Allowance for Loan Losses: An allowance for loan losses has been established to provide for the probability that some loans may not be repaid in their entirety. The allowance is increased by provisions for loan losses charged to expense and decreased by charge-offs, net of recoveries. Although a loan is charged off by management when deemed uncollectible, collection efforts may continue and future recoveries may occur.

The allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations (including their financial position and collateral values) and other factors and estimates which are subject to change over time. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective and ultimate losses may vary from current estimates. These estimates are reviewed periodically and as adjustments become necessary they are reported in earnings in the periods in which they become known.

Loans are considered impaired if full principal or interest payments are not anticipated. Each impaired loan is carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan in collateral dependent. A portion of the allowance for loan losses is allocated to an impaired loan if the present value of cash flows or collateral value indicate the need for an allowance.

Smaller balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four-family residences; residential construction loans; and automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment.

Other Real Estate: Other real estate represents property obtained through foreclosure or in settlement of borrower obligations and is carried at the lower of cost which is generally the fair value at date of foreclosure or fair value less estimated selling expenses.


                                  (Continued)

                                                                            F-9.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization, included in operating expenses, are computed on the straight-line method over the estimated useful lives of the assets. The cost of maintenance and repairs is charged to income as incurred; significant repairs are capitalized.

Goodwill and Core Deposit Base: Goodwill and the core deposit base intangibles, included in other assets, result from the application of purchase accounting principles to the acquisition of subsidiary banks. Goodwill represents the excess of acquisition cost over the fair value of net assets of subsidiary banks and is amortized over periods ranging from 15 to 25 years using the straight-line method. The premium paid to acquire core deposits is being amortized over the estimated benefit life using accelerated methods.

Income Taxes: Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities and expected benefits of operating loss carryforwards and credit carryforwards. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax laws. Changes in enacted tax rates and laws will be reflected in the financial statements in the periods they occur.

Earnings Per Share: Earnings per share amounts are based upon the weighted average number of shares outstanding (10,006,438 in 1996; 10,137,302 in 1995; 10,281,108 in 1994; and for the nine months ended September 30, 1997 and 1996, 10,014,638 and 10,006,570, respectively).

Statement of Cash Flows: Amounts due from banks, federal funds sold, and all highly liquid debt instruments purchased with a maturity of three months or less are considered to be cash equivalents. Loan disbursements and collections and transactions in deposit accounts are reported net.

Unaudited Financial Information: In the opinion of management, the unaudited financial information reflects all adjustments, consisting only of normal and recurring items, necessary for a fair presentation of financial position as of September 30, 1997 and the results of operations and cash flows for the nine-month periods ended September 30, 1997 and 1996. Results of operations for the nine month periods ended September 30, 1997 and 1996 are not necessarily indicative of the results to be expected for the year.


                                  (Continued)

                                                                           F-10.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)



NOTE 3 - SECURITIES

The amortized cost and fair value of securities available-for-sale and held-to-maturity are as follows:


                                                       September 30, 1997
                                          -------------------------------------------
                                                       Gross       Gross
(In thousands)                            Amortized  Unrealized  Unrealized    Fair
                                            Cost       Gains       Losses     Value
                                          ---------  ----------  ----------  --------
Securities available-for-sale
  U.S. Treasury securities and
   obligations of U.S.
   government agencies                    $   6,499  $        -  $     (261) $  6,238
  Obligations of states and
   political subdivisions                     7,424          45          (9)    7,460
  Mortgage-backed securities                289,988       2,458      (1,024)  291,422
  Collateralized mortgage obligations         7,623           -        (131)    7,492
  Equity securities                           6,550          25           -     6,575
                                          ---------  ----------  ----------  --------

     Total securities available-for-sale  $ 318,084  $    2,528  $   (1,425) $319,187
                                          =========  ==========  ==========  ========

Securities held-to-maturity
  Obligations of states and
   political subdivisions                 $  15,447  $      263  $      (31) $ 15,679
                                          =========  ==========  ==========  ========
                                                       December 31, 1996
                                          -------------------------------------------
                                                       Gross       Gross
                                          Amortized  Unrealized  Unrealized    Fair
                                            Cost       Gains       Losses     Value
                                          ---------  ----------  ----------  --------
Securities available-for-sale
  U.S. Treasury securities and
   obligations of U.S.
   government agencies                    $  11,016  $        -  $     (452) $ 10,564
  Obligations of states and
   political subdivisions                     7,184          29         (38)    7,175
  Mortgage-backed securities                258,537       1,552      (2,905)  257,184
  Collateralized mortgage obligations        13,036           -        (450)   12,586
  Equity securities                           5,803           -         (13)    5,790
                                          ---------  ----------  ----------  --------

     Total securities available-for-sale  $ 295,576  $    1,581  $   (3,858) $293,299
                                          =========  ==========  ==========  ========

                                  (Continued)

                                                                           F-11.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 3 - SECURITIES (Continued)


                                                       December 31, 1996
                                          ------------------------------------------
                                                       Gross       Gross
(In thousands)                            Amortized  Unrealized  Unrealized   Fair
                                            Cost       Gains       Losses     Value
                                          ---------  ----------  ----------  -------

Securities held-to-maturity
   Obligations of states and
    political subdivisions                $  13,741  $      228  $      (30) $13,939
                                          =========  ==========  ==========  =======
                                                       December 31, 1995
                                          -------------------------------------------
                                                       Gross       Gross
                                          Amortized  Unrealized  Unrealized    Fair
                                            Cost       Gains       Losses     Value
                                          ---------  ----------  ----------  --------
Securities available-for-sale
  U.S. Treasury securities and
   obligations of U.S.
   government agencies                    $  11,001  $       19  $     (359) $ 10,661
  Obligations of states and
   political subdivisions                     6,796          50         (18)    6,828
  Mortgage-backed securities                170,010       3,296        (694)  172,612
  Collateralized mortgage
   obligations                               43,339           1        (976)   42,364
  Equity securities                           1,340           -           -     1,340
                                          ---------  ----------  ----------  --------

     Total securities available-for-sale  $ 232,486  $    3,366  $   (2,047) $233,805
                                          =========  ==========  ==========  ========

Securities held-to-maturity
  Obligations of states and
   political subdivisions                 $  11,877  $      272  $      (18) $ 12,131
                                          =========  ==========  ==========  ========

                                  (Continued)

                                                                           F-12.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 3 - SECURITIES (Continued)

The amortized cost and fair value of debt securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                         September 30, 1997    December 31, 1996
                                        --------------------  --------------------
(In thousands)                          Amortized    Fair     Amortized    Fair
                                          Cost       Value      Cost       Value
                                        ---------  ---------  ---------  ---------
Securities available-for-sale
   Due in one year or less              $     735  $     735  $       -  $       -
   Due after one year through
    five years                             11,571     11,471     16,838     16,521
   Due after five years through
    ten years                               1,617      1,492      1,362      1,218
                                        ---------  ---------  ---------  ---------
                                           13,923     13,698     18,200     17,739

Mortgage-backed securities and
 collateralized mortgage obligations      297,611    298,914    271,573    269,770
                                        ---------  ---------  ---------  ---------
   Total debt securities                  311,534    312,612    289,773    287,509

Equity securities                           6,550      6,575      5,803      5,790
                                        ---------  ---------  ---------  ---------

   Total securities available-for-sale  $ 318,084  $ 319,187  $ 295,576  $ 293,299
                                        =========  =========  =========  =========

Securities held-to-maturity
   Due in one year or less                  1,074      1,075        904        907
   Due after one year through
    five years                             11,565     11,761     10,417     10,550
   Due after five years through
    ten years                               2,808      2,843      2,221      2,273
   Due after ten years                          -          -        199        209
                                        ---------  ---------  ---------  ---------

   Total securities held-to-maturity    $  15,447  $  15,679  $  13,741  $  13,939
                                        =========  =========  =========  =========

                                  (Continued)

                                                                           F-13.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)



NOTE 3 - SECURITIES (Continued)

Proceeds from sales of securities available-for-sale and the realized gross gains and losses are as follows:

                          Nine months ended           Year ended
                            September 30,             December 31,
                         --------------------  ---------------------------
  (In thousands)           1997       1996      1996      1995      1994
                         ---------  ---------  -------  --------  --------
  Proceeds from sales    $  63,720  $  60,833  $68,079  $ 88,903  $ 46,402
  Gross realized gains         519        163      536       508       221
  Gross realized losses       (280)      (167)    (355)   (1,254)     (835)


Securities with an approximate carrying value of $94,110,000, $86,117,000, and $48,360,000 at September 30, 1997 and December 31, 1996 and 1995, respectively, were pledged to secure public deposits, borrowings and for other purposes as required or permitted by law. Included in securities pledged at September 30, 1997 and December 31, 1996 are $25,389,000 and $23,294,000 which have been pledged for FHLB borrowings.


NOTE 4 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Corporations are required to disclose fair value information about their financial instruments. Statement of Financial Accounting Standards No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The methods and assumptions used to determine fair values for each class of financial instruments are presented below.

     Cash and Cash Equivalents: Cash and cash equivalents are reported in the balance sheet at amounts which approximate their fair value.

     Securities: Fair values for securities are determined from quoted market prices if available. For unquoted securities, the reported fair value is estimated on the basis of financial and other information.

     Loans: Fair values of loans have been determined by calculating the present value of future cash flows at current rates for similar loans which would be made to borrowers with similar credit ratings and the same remaining maturities. Loan prepayments are assumed to occur at the same rate as in previous periods in which interest rates were at levels similar to current levels.


                                  (Continued)

                                                                           F-14.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 4 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

     Deposit Liabilities: Deposit liabilities with stated maturities have been calculated at the present value of future cash flows using rates which approximate current market rates for similar instruments. Fair values of demand deposits are equal to the respective amounts due on demand. The carrying amount for variable rate instruments approximates fair value.

     Securities Sold Under Agreements to Repurchase, Federal Funds Purchased, Other Borrowings, and Long-Term and Short-Term Debt: Liabilities with stated maturities have been calculated at present values of future cash flows using rates which approximate market rates for similar instruments. The carrying amount for liabilities with no stated maturities approximates estimated fair value.

     Accrued Interest Receivable and Payable: Fair value for accrued interest receivable and payable approximates the carrying amount.

     Commitments to Extend Credit and Standby Letters of Credit: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair value of these commitments is not material.

The estimated fair values of the Corporation's financial instruments were as follows:


                                                                        December 31,
                                       September 30,      -----------------------------------------
                                           1997                  1996                  1995
                                  ----------------------  -------------------   -------------------
                                               Estimated            Estimated             Estimated
(In thousands)                    Carrying       Fair     Carrying    Fair      Carrying    Fair
                                   Amount        Value     Amount     Value      Amount     Value
                                  --------     ---------  --------  ---------   --------  ---------
Financial assets
   Cash and cash equivalents      $ 37,258     $ 37,258   $ 35,297   $ 35,297   $ 36,392   $ 36,392
   Securities available-for-sale   319,187      319,187    293,299    293,299    233,805    233,805
   Securities held-to-maturity      15,447       15,679     13,741     13,939     11,877     12,131
   Loans, net of allowance for
    loan losses                    479,044      483,561    415,313    420,351    355,036    360,676
   Accrued interest receivable       6,201        6,201      5,472      5,472      4,533      4,533


                                  (Continued)

                                                                           F-15.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 4 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)


                                                                        December 31,
                                       September 30,      -----------------------------------------
                                           1997                  1996                  1995
                                  ----------------------  -------------------   -------------------
                                               Estimated            Estimated             Estimated
(In thousands)                    Carrying       Fair     Carrying    Fair      Carrying    Fair
                                   Amount        Value     Amount     Value      Amount     Value
                                  --------     ---------  --------  ---------   --------  ---------
Financial liabilities
  Deposits
    Noninterest-bearing deposits   (93,775)     (93,775)   (93,288)   (93,288)   (87,203)   (87,203)
    Interest-bearing deposits     (682,328)    (682,999)  (607,917)  (608,264)  (503,468)  (504,450)
  Securities sold under
   agreements to repurchase
   and federal funds purchased      (7,270)      (7,270)    (9,991)    (9,991)   (12,165)   (12,165)
  Notes payable                    (38,921)     (37,396)   (27,495)   (27,526)   (16,077)   (16,125)
  Accrued interest payable          (2,027)      (2,027)    (2,010)    (2,010)    (1,383)    (1,383)


Other assets and liabilities of the Corporation not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as the value of core deposits, loan servicing rights, customer goodwill, and similar items.

There is no ready market for a significant portion of the Corporation's financial instruments. Accordingly, fair values are based on various factors relative to expected loss experience, current economic conditions, risk characteristics, and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment, and therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect these estimated values.



                                  (Continued)

                                                                           F-16.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 5 - LOANS

Major classifications of loans are summarized as follows:


(In thousands)                                       December 31,
                                   September 30,  ------------------
                                       1997         1996      1995
                                   -------------  --------  --------

Commercial                         $     135,122  $118,471  $107,590
Commercial real estate                   221,400   180,499   144,346
Agricultural                              21,247    20,079    15,875
Consumer real estate                      89,828    81,006    73,336
Consumer installment                      18,899    21,567    20,051
                                   -------------  --------  --------
  Total loans, gross                     486,496   421,622   361,198
Unearned discount                         (1,261)     (967)   (1,559)
                                   -------------  --------  --------

  Total loans                      $     485,235  $420,655  $359,639
                                   =============  ========  ========


Included in consumer real estate are $4,179,000, $1,555,000, and $1,137,000 of loans held for sale at September 30, 1997 and December 31, 1996 and 1995, respectively.

Information regarding impaired loans is as follows at and for the nine months ended September 30, 1997 and at and for the years ended December 31, 1996 and 1995.


(In thousands)                                                               December 31,
                                                           September 30,  ------------------
                                                               1997         1996      1995
                                                           -------------  --------  --------

Average investment in impaired loans                       $       3,521  $  3,988  $  1,823

Interest income recognized on impaired loans,
 including interest income recognized on a cash basis                156       391        56

Interest income recognized on impaired loans
 on a cash basis                                                     152       380        54

Information regarding impaired loans is as follows:

   Balance of impaired loans                                       3,138     4,238     1,623
   Less portion for which no allowance for loan losses
     is allocated                                                  2,231     2,975       920
                                                           -------------  --------  --------

   Amount of allowance for loan losses
     allocated to impaired loans                           $         907  $  1,263  $    703
                                                           =============  ========  ========


                                  (Continued)

                                                                           F-17.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 6 - ALLOWANCE FOR LOAN LOSSES

The following is a summary of changes in the allowance for loan losses:

                                                   Nine months ended           Year ended
                                                     September 30,             December 31,
                                                --------------------  ---------------------------
  (In thousands)                                  1997       1996      1996      1995      1994
                                                ---------  ---------  -------  --------  --------
Balance at beginning of period                  $   5,342  $   4,603  $ 4,603  $  3,979  $  3,309
Provision for loan losses                           1,829      1,097    1,718     1,542     1,966
Loans charged off                                  (1,129)      (817)  (1,298)   (1,075)   (1,561)
Recoveries on loans previously charged off            149        211      319       157       265
                                                ---------  ---------  -------  --------  --------

  Balance at end of period                      $   6,191  $   5,094  $ 5,342  $  4,603  $  3,979
                                                =========  =========  =======  ========  ========

NOTE 7 - BANK PREMISES AND EQUIPMENT

Bank premises and equipment are summarized as follows:

                                                             December 31,
                                           September 30,  ------------------
(In thousands)                                 1997         1996      1995
                                           -------------  --------  --------

Land and improvements                      $       4,035  $  4,022  $  3,556
Building and improvements                          7,607    14,251    12,246
Furniture and equipment                           16,355     8,683     7,924
                                           -------------  --------  --------
  Total cost                                      27,997    26,956    23,726
  Accumulated depreciation                       (13,528)  (12,584)  (10,986)
                                           -------------  --------  --------

     Bank premises and equipment, net      $      14,469  $ 14,372  $ 12,740
                                           =============  ========  ========


Depreciation and amortization charged to expense for the nine months ended September 30, 1997 and 1996 and for the year ended December 31, 1996, 1995, and 1994 approximated $1,239,000, $1,219,000, $1,692,000, $1,632,000, and
$1,404,000, respectively. Occupancy expense has been reduced by approximately $663,000 in the nine months ended September 30, 1997, $620,000 in the nine months ended September 30, 1996, and $808,000, $609,000, and $691,000 for the
years ended December 31, 1996, 1995, and 1994, respectively, for rental income from leased premises.


                                  (Continued)

                                                                           F-18.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 8 - INCOME TAXES

The provision for income taxes, included in the statements of income, consists of the following:


                                     Nine months ended          Year ended
(In thousands)                         September 30,            December 31,
                                    --------------------  -------------------------
                                      1997       1996      1996     1995     1994
                                    ---------  ---------  ------  --------  -------
Current
  Federal                           $   3,615  $   2,922  $3,700  $  2,390  $ 1,702
  State                                   777        624     862       109       43
Deferred                                 (329)      (168)     35       652   (1,236)
                                    ---------  ---------  ------  --------  -------

  Total provision for income taxes  $   4,063  $   3,378  $4,597  $  3,151  $   509
                                    =========  =========  ======  ========  =======


The difference between the provision for income taxes in the financial statements and amounts computed by applying the current federal income tax rate of 34% to income before income taxes is reconciled as follows:


                                           Nine months ended          Year ended
(In thousands)                               September 30,            December 31,
                                          --------------------  -------------------------
                                            1997       1996      1996     1995     1994
                                          ---------  ---------  ------  --------  -------
Income taxes computed at the
 statutory rate                           $   3,516  $   3,036  $4,048  $  3,122  $   820
Tax-exempt interest income on securities
 and loans                                     (219)      (269)   (375)     (395)    (306)
Non-deductible purchase accounting
 adjustments                                     57         49      68        85      110
State income taxes, net of federal tax
 benefit                                        702        569     833       365     (129)
Other                                             7         (7)     23       (26)      14
                                          ---------  ---------  ------  --------  -------

   Total provision for income taxes       $   4,063  $   3,378  $4,597  $  3,151  $   509
                                          =========  =========  ======  ========  =======

                                  (Continued)

                                                                           F-19.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 8 - INCOME TAXES (Continued)

The net deferred tax asset, included in other assets in the accompanying balance sheets, consisted of the following components:


(In thousands)                                                        December 31,
                                                    September 30,  ------------------
                                                        1997         1996     1995
                                                    -------------  --------  --------
Gross deferred tax assets
  Unrealized loss on securities available-for-sale  $           -  $    875  $      -
  Allowance for loan losses                                 2,317     1,752     1,220
  State operating loss carryforwards                          132       234         -
  Other real estate                                            42        35        35
                                                    -------------  --------  --------
     Total gross deferred tax assets                        2,491     2,896     1,255
Gross deferred tax liabilities
  Depreciation                                                (93)     (109)      (50)
  Unrealized gain on securities available-for-sale           (423)        -      (513)
  Purchase accounting adjustments                              (3)       (6)       (5)
  Deferred loan fees                                         (174)     (110)      (57)
  Other                                                       (96)        -       (81)
                                                    -------------  --------  --------
     Total gross deferred tax liabilities                    (789)     (225)     (706)
                                                    -------------  --------  --------

     Net deferred tax asset                         $       1,702  $  2,671  $    549
                                                    =============  ========  ========

NOTE 9 - BORROWINGS

(In thousands)

Borrowings consisted of the following:

                                                                      December 31,
                                                    September 30,  ------------------
Short-Term                                               1997         1996     1995
----------                                          -------------  --------  --------
Federal Home Loan Bank (FHLB) advances to
subsidiary banks due January 3, 1997-
September 27, 1998, interest due monthly
at rates ranging from 5.55%-6.60%.                  $      10,000  $  6,300  $      -

Revolving line of credit ($18,000,000);
principal payments of $500,000 due
quarterly plus interest at the 30, 60, or
90 day LIBOR plus 100 basis points or
prime rate; remaining balance due on
May 1, 1998.  Secured by all common stock
of the subsidiary banks.                                   12,850    14,350    15,350


                                  (Continued)

                                                                           F-20.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 9 - BORROWINGS (Continued)


(In thousands)                                                        December 31,
                                                    September 30,  ------------------
                                                        1997         1996     1995
                                                    -------------  --------  --------
Revolving line of credit ($4,000,000);
interest payable quarterly at the 30, 60,
or 90 day LIBOR plus 100 basis points or
prime rate; secured by common stock of all
subsidiary banks; remaining balance due on
May 1, 1998.                                                3,846     1,545       352
                                                    -------------  --------  --------
                                                           26,696    22,195    15,702
                                                    -------------  --------  --------

Long-term

FHLB advances to subsidiary banks due at
various dates through June 18, 2002,
interest due monthly at rates ranging from
5.48% to 6.60%.                                            12,000     5,000         -

Note payable issued to purchase property
for Midwest Bank of Hinsdale; recorded at
an imputed interest rate of 11.61%;
principal payments of $75,000 due August
31 of each year through the year 2000.                        225       300       375
                                                    -------------  --------  --------

                                                           12,225     5,300       375
                                                    -------------  --------  --------

       Total borrowings                             $      38,921  $ 27,495  $ 16,077
                                                    =============  ========  ========


Where required, the FHLB advances are secured by mortgage-backed securities held by the respective banks (Note 3).

The $18,000,000 revolving line of credit is secured by the common stock of all subsidiary banks of the Corporation and includes the following covenants: (1) the Corporation must maintain tangible equity capital of at least $28,000,000;
(2) the Corporation must maintain a minimum ratio of equity capital to total assets of 5%; (3) the banks must not have nonperforming loans in excess of 25% of their primary capital; (4) the Corporation must earn a minimum consolidated net income of $2,700,000; and (5) the Corporation shall not declare dividends on an annual basis in excess of 25% of consolidated net income or $700,000. The Corporation has complied with these covenants at September 30, 1997 and December 31, 1996.

Total borrowings outstanding at September 30, 1997 mature as follows:
$26,771,000 in 1998, $2,075,000 in 1999, $7,075,000 in 2000, and $3,000,000 in
2002.  Total borrowings outstanding at December 31, 1996 mature as follows:
$22,270,000 in 1997, $5,075,000 in 1998, $75,000 in 1999 and $75,000 in 2000.



                                  (Continued)

                                                                           F-21.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)





NOTE 10 - EMPLOYEE BENEFIT PLANS

The Corporation maintains a 401(k) salary reduction plan covering substantially all employees. Eligible employees may elect to make tax deferred contributions within a specified range of their compensation as defined in the plan. The Bank contributes 1% more than the employee's contribution up to a 5% contribution. Contributions to the plan are expensed currently and approximated $238,000 and $214,000 for the nine months ended September 30, 1997 and 1996, respectively, and $288,000, $233,000, and $194,000 for the years ended December 31, 1996, 1995, and 1994, respectively.


NOTE 11 - TIME DEPOSITS

Interest-bearing deposits, in denominations of $100,000 and over, approximated $97,407,000 as of September 30, 1997, $79,354,000 as of December 31, 1996, and
$47,772,000 as of December 31, 1995. Interest expense related to deposits, in denominations of $100,000 and over, approximated $2,265,000 for the nine months ended September 30, 1997, $1,381,000 for the nine months ended September 30, 1996, $1,953,000 for 1996, $1,743,000 for 1995, and $1,559,000 for 1994.

The scheduled maturities of all certificates of deposit as of September 30, 1997 and December 31, 1996 are as follows:


(In thousands)                                     1997      1996
                                                 --------  --------

                1997                             $ 89,657  $290,068
                1998                              299,116    49,903
                1999                               19,966     8,433
                2000                               12,471     1,526
                2001                                1,275       317
                2002 and thereafter                   186         -
                                                 --------  --------

                                                 $422,671  $350,247
                                                 ========  ========



                                  (Continued)

                                                                           F-22.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 12 - LEASES

The subsidiary banks lease a portion of their banking premises and equipment. The leases expire in various years through the year 2009. Future rental commitments under these noncancelable operating leases as of September 30, 1997 and December 31, 1996 are as follows:


(In thousands)                                  1997    1996
                                               ------  ------

                1997                           $   82  $  305
                1998                              327     305
                1999                              327     305
                2000                              327     305
                2001                              282     276
                Thereafter                      2,090   2,090
                                               ------  ------

                                               $3,435  $3,586
                                               ======  ======


Rental expense included in occupancy and equipment expense was $216,000 for the nine months ended September 30,1997, $205,000 for the nine months ended September 30, 1996, and $277,000, $234,000, and $303,000 for the years ended
December 31, 1996, 1995, and 1994, respectively.


                                  (Continued)

                                                                           F-23.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)





NOTE 13 - RELATED PARTY TRANSACTIONS

A summary of loans made by the subsidiary banks in the ordinary course of business to or for the benefit of directors and executive officers of the Corporation and the subsidiary banks is as follows:

(In thousands)


        Balance at December 31, 1994                $ 7,460
        New loans                                     4,581
        Repayments                                   (2,816)
                                                    -------

        Balance at December 31, 1995                  9,225
        New loans                                     5,270
        Repayments                                   (4,463)
                                                    -------

        Balance at December 31, 1996                 10,032
        New loans                                     5,179
        Repayments                                   (4,761)
                                                    -------

        Balance at September 30, 1997               $10,450
                                                    =======



NOTE 14 - CAPITAL MATTERS

The Corporation and its subsidiary banks are subject to regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require banks and bank holding companies to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and Tier 1 capital to average assets. If banks do not meet these minimum capital requirements, as defined, bank regulators can initiate certain actions that could have a direct material effect on a bank's financial statements. Management believes, as of September 30, 1997 and December 31, 1996, that the Corporation and its subsidiary banks meet all capital adequacy requirements to which they are subject.


                                  (Continued)

                                                                           F-24.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)



NOTE 14 - CAPITAL MATTERS (Continued)

As of September 30, 1997 and December 31, 1996, the most recent Federal Deposit Insurance Corporation notification categorized the Corporation and its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institutions' categories. To be categorized as well capitalized, banks must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. The actual capital amounts and ratios for the Corporation and Midwest Bank and Trust Company, its largest subsidiary, are presented in the following table.


                                                                To be well capitalized
                                             To be adequately   under prompt corrective
                                Actual         capitalized         action provisions
                            --------------  -----------------  -------------------------
As of September 30, 1997    Amount   Ratio   Amount    Ratio      Amount        Ratio
------------------------    ------   -----  --------  -------  ------------  -----------
Total Capital
 (to risk weighted assets)
   Corporation              $53,857   10.5%  $40,944   8.0%      $51,180        10.0%
   Midwest Bank              32,193   12.1    21,261   8.0        26,576        10.0

Tier 1 Capital
 (to risk weighted assets)
   Corporation               47,813    9.3    20,472   4.0        30,708         6.0
   Midwest Bank              29,124   11.0    10,631   4.0        15,946         6.0

Tier 1 Capital
 (to average assets)
   Corporation               47,813    5.8    32,999   4.0        41,250         5.0
   Midwest Bank              29,124    6.9    16,957   4.0        21,197         5.0


As of December 31, 1996
-----------------------
Total capital
 (to risk weighted assets)
   Corporation              $47,033   10.8%  $34,840   8.0%      $43,549        10.0%
   Midwest Bank              30,659   13.0    18,896   8.0        23,620        10.0

Tier 1 capital
 (to risk weighted assets)
   Corporation               41,691    9.6    17,426   4.0        26,139         6.0
   Midwest Bank              27,817   11.8     9,445   4.0        14,168         6.0

Tier 1 capital
 (to average assets)
   Corporation               41,691    5.8    29,016   4.0        36,271         5.0
   Midwest Bank              27,817    7.5    14,875   4.0        18,594         5.0



                                  (Continued)

                                                                           F-25.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 15 - RECAPITALIZATION

Effective December 17, 1997, the Corporation's Board of Directors increased the number of authorized common shares by 11,000,000 shares, changed the par value to $.01 per share and approved a two-for-one stock split effected in the form of a 100% stock dividend in contemplation of an initial public offering of the Corporation's common stock. All share and per share amounts included in the financial statements have been restated to reflect the stock split.


NOTE 16 - OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of customers. Since many commitments to extend credit expire without being used, the amounts below do not necessarily represent future cash commitments. These financial instruments include commitments to extend credit, standby letters of credit, and unused lines of credit and are summarized as follows as of September 30, 1997 and December 31, 1996 and 1995:


(In thousands)
                                                    1997     1996     1995
                                                  --------  -------  -------
Financial instruments whose contract amounts
 represent credit risk
   Unused lines of credit                         $116,188  $92,931  $71,931
   Commitments to extend credit                     45,520   15,949   24,844
   Standby letters of credit                         6,384    6,047    5,951


At September 30, 1997 and December 31, 1996 and 1995, commitments to extend credit consisted of $3,094,000, $1,062,000, and $3,500,000 of fixed rate loan commitments. These commitments are due to expire within 30 - 60 days of issuance and have rates ranging from 5.83% to 10.25%.

The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. Midwest Banc has experienced little difficulty in accessing collateral when necessary. The amounts of credit risk shown, therefore, greatly exceed expected losses.

The Corporation also had outstanding firm commitments to originate mortgage loans and sell these loans to the secondary market approximating $1,383,000 at September 30, 1997, $2,553,000 at December 31, 1996, and $2,684,000 at December
31, 1995.


                                  (Continued)

                                                                           F-26.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)



NOTE 17 - STOCK OPTION PLAN

During 1996, the Corporation's Board of Directors approved an incentive stock compensation plan. The 1996 Stock Option Plan (the Plan) became effective on November 19, 1996. Under the plan, officers, directors, and key employees may be granted incentive stock options to purchase the Corporation's common stock at no less than 100% of the market price on the date the option is granted. Options generally become excercisable in installments of 25% a year on each of the first through the fourth anniversaries of the grant date and have a maximum term of ten years. The Plan also permits non qualified stock options to be issued. The Corporation has authorized 500,000 shares for issuance under the Plan. A total of 62,000 options were granted in 1996. No options have been granted during the nine months ended September 30, 1997. The exercise price is $8.125 a share. No options were exercised during the nine months ended September 30, 1997 or during 1996.

The Corporation accounts for its stock option plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense has been recognized for the 1996 stock option plan in the financial statements. Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", became effective for the first time in 1996. This statement prescribes new methods for determining compensation expense under stock option plans, but allows corporations to use APBO No. 25 if they provide pro forma information computed under the new standard. Had compensation cost been computed under the methodology contained in SFAS No. 123, net income would have been reduced by approximately $20,000 for the nine months ended September 30, 1997 and $27,000 for the year ended December 31, 1996, with no effect on earnings per share. The fair value of the options granted during 1996 is estimated at $2.22 on the date of grant using the Black-Scholes options value model with the following assumptions: dividend yield of 1.6%, a risk free interest rate of 6.5%, an assumed forfeiture rate of 0, and an average life of 5 years.



                                  (Continued)

                                                                           F-27.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)



NOTE 18 - PARENT COMPANY FINANCIAL STATEMENTS

The following are condensed balance sheets and statements of income and cash flows for Midwest Banc Holdings, Inc., without subsidiaries:


                            CONDENSED BALANCE SHEETS

(In thousands)                                                        December 31,
                                                     September 30,  ----------------
                                                         1997        1996     1995
                                                     -------------  -------  -------
ASSETS
   Cash                                              $       1,047  $   736  $   462
   Investment in subsidiaries                               62,325   56,117   52,528
   Bank premises and equipment                                 289      258      257
   Other assets                                              1,344    1,054    1,224
                                                     -------------  -------  -------

      Total assets                                   $      65,005  $58,165  $54,471
                                                     =============  =======  =======

LIABILITIES
   Borrowings                                        $      13,075  $14,650  $15,725
   Other liabilities                                           939      553      359
                                                     -------------  -------  -------

      Total liabilities                              $      14,014  $15,203  $16,084
                                                     =============  =======  =======

SHAREHOLDERS' EQUITY
   Common stock                                      $         110  $ 3,437  $ 3,437
   Surplus                                                  13,834   10,489   10,423
   Retained earnings                                        40,909   34,932   28,174
   Unrealized gain (loss) on securities
   available-for-sale of subsidiary banks                      675   (1,377)     807
   Treasury stock, at cost                                  (4,537)  (4,519)  (4,454)
                                                     -------------  -------  -------
      Total shareholders' equity                            50,991   42,962   38,387
                                                     -------------  -------  -------

         Total liabilities and shareholders' equity  $      65,005  $58,165  $54,471
                                                     =============  =======  =======


                                  (Continued)

                                                                           F-28.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 18 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)


                         CONDENSED STATEMENTS OF INCOME

                                                        Nine months ended           Year ended
(In thousands)                                            September 30,             December 31,
                                                       --------------------  --------------------------
                                                         1997       1996      1996     1995      1994
                                                       ---------  ---------  ------  ---------  -------
Operating income
   Dividends from subsidiary banks                     $   4,628  $   4,352  $5,585  $  5,379  $ 4,974
   Fees from subsidiaries                                    824        770   1,005       809      687
   Other income                                                1          1       2         4       13
                                                       ---------  ---------  ------  --------  -------
       Total operating income                              5,453      5,123   6,592     6,192    5,674

Operating expenses
   Interest expense                                          737        788   1,048     1,117      856
   Other expense                                           2,453      2,099   2,769     2,217    2,196
                                                       ---------  ---------  ------  --------  -------
       Total operating expenses                            3,190      2,887   3,817     3,334    3,052
                                                       ---------  ---------  ------  --------  -------

INCOME BEFORE INCOME TAXES AND EQUITY IN
 UNDISTRIBUTED INCOME (LOSS) OF SUBSIDIARIES               2,263      2,236   2,775     2,858    2,622

Income tax (benefit)                                        (880)      (654)   (760)     (917)    (837)
                                                       ---------  ---------  ------  --------  -------


INCOME BEFORE EQUITY IN UNDISTRIBUTED
 INCOME (LOSS) OF SUBSIDIARIES                             3,143      2,890   3,535     3,775    3,459

Equity in undistributed income (loss) of subsidiaries      3,135      2,660   3,773     2,257   (1,557)
                                                       ---------  ---------  ------  --------  -------


NET INCOME                                             $   6,278  $   5,550  $7,308  $  6,032  $ 1,902
                                                       =========  =========  ======  ========  =======


                                  (Continued)

                                                                           F-29.

                          MIDWEST BANC HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information as of September 30, 1997 and 1996
            and for the nine-month periods then ended is unaudited)


NOTE 18 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                   Nine months ended           Year ended
(In thousands)                                       September 30,             December 31,
                                                  --------------------  ---------------------------
                                                    1997       1996      1996      1995      1994
                                                  ---------  ---------  -------  ---------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                      $   6,278  $   5,550   $7,308  $   6,032  $ 1,902
  Adjustments to reconcile net income to
   net cash provided by operating activities
    Equity in undistributed (income) loss
     of subsidiaries                                 (3,135)    (2,660)  (3,773)    (2,257)   1,557
    Gain on sale of investment in non-
     affiliate bank                                       -          -        -          -       (5)
    Depreciation                                         47         44       81         45       99
    Decrease in other assets                           (410)      (478)     169        186       21
    Increase (decrease) in other liabilities            384        268      195       (140)     204
                                                  ---------  ---------  -------  ---------  -------
      Net cash provided by operating activities       3,164      2,724    3,980      3,866    3,778

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in subsidiaries                         (1,000)    (1,750)  (2,000)    (3,100)  (6,088)
  Proceeds from sale of investment in non-
   affiliate bank                                         -          -        -          -      118
  Property and equipment expenditures                   (78)       (16)     (82)      (182)     (87)
                                                  ---------  ---------  -------  ---------  -------
    Net cash used in investing activities            (1,078)    (1,766)  (2,082)    (3,282)  (6,057)

CASH FLOWS FROM FINANCING ACTIVITIES
  Bank borrowings                                         -        250      250     11,175    6,150
  Payments on bank borrowings                        (1,575)      (802)  (1,325)    (8,650)  (3,275)
  Dividends paid                                       (200)      (300)    (550)      (566)    (574)
  Treasury stock sales (purchases), net                   -        (83)       1     (2,749)    (183)
                                                  ---------  ---------  -------  ---------  -------
    Net cash provided by (used in) financing
     Activities                                      (1,775)      (935)  (1,624)      (790)   2,118
                                                  ---------  ---------  -------  ---------  -------

Increase (decrease) in cash and cash equivalents        311         23      274       (206)    (161)

Cash and cash equivalents at beginning of period        736        462      462        668      829
                                                  ---------  ---------  -------  ---------  -------

Cash and cash equivalents at end of period        $   1,047  $     485  $   736  $     462  $   668
                                                  =========  =========  =======  =========  =======


                                                                           F-30.

================================================================================

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS SET FORTH HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               -----------------

                               TABLE OF CONTENTS

Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Market for Common Stock and Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Dilution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Selected Consolidated Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Management's Discussion and Analysis of Results of Operations and Financial Condition . . . . 17
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
Principal Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
Supervision and Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
Shares Eligible for Future Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
Index to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .  F-1

                               -----------------

         UNTIL _________, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================


================================================================================


                                1,100,000 SHARES

                                     [LOGO]

                             MIDWEST BANC HOLDINGS,
                                      INC.

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------


                         HOWE BARNES INVESTMENTS, INC.





                                           , 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with this offering are as set forth in the following table. All amounts except the SEC registration fee, NASD filing fee and Nasdaq filing fee are estimated.

SEC Registration Fee  . . . . . . . . . . . . . . . . . . . . . . . . .     $    5,225
NASD Filing Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,271
Nasdaq Listing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . .         11,325
Printing and Engraving Expenses . . . . . . . . . . . . . . . . . . . .         80,000
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . .         50,000
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .        200,000
Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . .         10,000
Transfer Agent's and Registrar's Fees and Expenses  . . . . . . . . .           10,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         31,179
                                                                            ----------
        Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  400,000
                                                                            ==========

Item 14.  Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against actual and reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed: (i) that the individual's conduct was in the corporation's best interests; (ii) that the individual's conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual's conduct was unlawful. However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

  Article VIII of the By-Laws provides that the Company shall indemnify, to the full extent empowered and permitted under the Delaware General Corporation Law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the Company in advance of a final disposition in accordance with the provision of Section 145 of the Delaware General Corporation Law. The indemnification and advancement of expenses provided by this By-Law provision shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any by-law, statute, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. The Company may purchase and maintain insurance on behalf of any person indemnified against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the By-Laws. The provisions of the By-Laws are deemed a contract between the Company and each director, officer, employee and agent who services in any such capacity at any time while the By-Laws and relevant provisions of the Delaware General Corporation Law, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of the By-Laws will not affect any right or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

  The effect of the foregoing provisions of the Delaware General Corporation Law and the Company's Amended By-Laws would be to permit such indemnification of officers and directors by the Company for liabilities arising under the Securities Act of 1933.

  Under its agreement with the Underwriters, the Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities.

  From the period beginning January 1, 1995 through the date hereof, the Company issued (i) 93,150 shares to Directors, employees, existing stockholders of the Company and others at prices ranging from $5.00 per share to $9.50 per share pursuant to Rule 504 of Regulation D under the Securities Act, and (ii) 40,888 shares to employees in connection with the Company's 401(k) plan at prices ranging from $8.50 to $9.50 per share pursuant to Rule 701 under the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.


  (a)      Exhibits:
           1.1           Form of Underwriting Agreement.
           3.1           Restated Certificate of Incorporation, as amended.
           3.2           By-Laws, as amended.
           4.1           Specimen Common Stock Certificate.
           5.1           Opinion of Vedder, Price, Kaufman & Kammholz.
          10.1           $18.0 million Revolving Loan Agreement dated as of May 1, 1995, between the Company and LaSalle National
                         Bank, as amended.
          10.2           $4.0 million Revolving Loan Agreement dated as of May 1, 1995, between Midwest One Mortgage Services, Inc.
                         and LaSalle National Bank.
          10.3           Midwest Banc Holdings, Inc. 1996 Stock Option Plan.
          10.4           Form of Transitional Employment Agreements.*
          10.5           Lease dated as of December 24, 1958, between Western National Bank of Cicero and Midwest Bank and Trust
                         Company, as amended.
          10.6           Britannica Centre Lease dated as of May 1, 1994, between Chicago Title and Trust Company, as Trustee under Trust Agreement dated November 2, 1977, and known as Trust No. 1070932, and Midwest Bank & Trust
                         Company.
          10.7           Lease dated as of March 20, 1996, between Grove Lodge No. 824 Ancient Free and Accepted Masons and Midwest
                         Bank of Hinsdale.
          10.8           Office Lease undated between Grove Lodge No. 824 Ancient Free and Accepted Masons and Midwest Bank of
                         Hinsdale.
          21.1           Subsidiaries.
          23.1           Consent of Vedder, Price, Kaufman & Kammholz (included in their opinion filed as Exhibit 5.1).
          23.2           Consent of Crowe, Chizek and Company LLP.
          24.1           Power of Attorney (included on signature page).

  (b)     Financial Statement Schedules:

                         None





-----------------
*To be filed by amendment.

Item 17.  Undertakings.

         (a) The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (c)     The undersigned registrant hereby undertakes that:

                 (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melrose Park, State of Illinois on the 16th day of December 1997.

                                   MIDWEST BANC HOLDINGS, INC.


                                   By: /s/ Robert L. Woods
                                       -----------------------------------------
                                                   Robert L. Woods
                                           President and Chief Executive Officer

         Each person whose signature appears below constitutes and appoints Robert L. Woods and Edward H. Sibbald his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate such registration process, as fully for all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

       SIGNATURES                          TITLE                      DATE
       ----------                          -----                      ----
/s/ E. V. Silveri                  Chairman of the Board            12-16-97
---------------------------------
          E. V. Silveri

/s/ Robert L. Woods                Director, President and          12-16-97
---------------------------------  Chief Executive Officer
         Robert L. Woods

/s/ Angelo A. DiPaolo                    Director                   12-16-97
---------------------------------
        Angelo A. DiPaolo

/s/ Daniel Nagle                         Director                   12-16-97
---------------------------------
          Daniel Nagle

/s/ Joseph Rizza                         Director                   12-16-97
---------------------------------
          Joseph Rizza

/s/ LeRoy Rosasco                        Director                   12-16-97
---------------------------------
         LeRoy Rosasco

/s/ Robert D. Small                      Director                   12-16-97
---------------------------------
        Robert D. Small

/s/ Leon Wolin                           Director                   12-16-97
---------------------------------
          Leon Wolin

/s/ Edward H. Sibbald              Executive Vice President         12-16-97
--------------------------------- and Chief Financial Officer
       Edward H. Sibbald

/s/ Daniel R. Kadolph             Vice President and Comptroller    12-16-97
---------------------------------
       Daniel R. Kadolph


                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                     DOCUMENT DESCRIPTION
   ------                     --------------------
    1.1      Form of Underwriting Agreement.

    3.1      Restated Certificate of Incorporation, as amended.

    3.2      By-Laws, as amended.

    4.1      Specimen Common Stock Certificate.

    5.1      Opinion of Vedder, Price, Kaufman & Kammholz.

   10.1 $18.0 million Revolving Loan Agreement dated as of May 1, 1995, between the Company and LaSalle National Bank, as amended.

   10.2 $4.0 million Revolving Loan Agreement dated as of May 1, 1995, between Midwest One Mortgage Services, Inc. and LaSalle
             National Bank.

   10.3      Midwest Banc Holdings, Inc. 1996 Stock Option Plan.

   10.4      Form of Transitional Employment Agreements.*

   10.5      Lease dated as of December 24, 1958, between Western National
             Bank of Cicero and Midwest Bank and Trust Company, as amended.

   10.6      Britannica Centre Lease dated as of May 1, 1994, between Chicago
             Title and Trust Company, as Trustee under Trust Agreement dated
             November 2, 1977, and known as Trust No. 1070932, and Midwest
             Bank & Trust Company.

   10.7      Lease dated as of March 20, 1996, between Grove Lodge No. 824
             Ancient Free and Accepted Masons and Midwest Bank of Hinsdale.

   10.8 Office Lease undated between Grove Lodge No. 824 Ancient Free and Accepted Masons and Midwest Bank of Hinsdale.

   21.1      Subsidiaries.

   23.1 Consent of Vedder, Price, Kaufman & Kammholz (included in their opinion filed as Exhibit 5.1).

   23.2      Consent of Crowe, Chizek and Company LLP.

   24.1      Power of Attorney (included on signature page).

--------------
*To be filed by amendment.